Exhibit 4

EXECUTION VERSION

Deal CUSIP 48114DAA1

Revolving Loan Facility CUSIP 48114DAB9

CREDIT AGREEMENT

Dated as of April 1, 2015

among

JOURNAL MEDIA GROUP, INC.
as Borrower,

CERTAIN SUBSIDIARIES FROM TIME TO TIME
PARTIES HERETO,
as Guarantors,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent,

and

U.S. BANK NATIONAL ASSOCIATION,
as Sole Lead Arranger and Sole Book Runner

(continued)

i

(continued)

ii

(continued)

iii

(continued)

Page

Schedules

Schedule 2.1(a)	Commitments

Schedule 2.1(d)	Applicable Percentages

Schedule 6.2	Ownership of Journal Newspaper Assets and Scripps Newspaper Assets

Schedule 6.6	Litigation

Schedule 6.10	Environmental Matters

Schedule 6.12	Subsidiaries

Schedule 8.1	Permitted Indebtedness

Schedule 8.2	Permitted Liens

Schedule 8.4	Specified Sales

Schedule 8.7	Transactions with Affiliates

Schedule 11.2	Schedule of Lenders

Exhibits

Exhibit 1.1	Security Agreement

Exhibit 2.1(b)(i)	Form of Notice of Borrowing

Exhibit 2.1(e)	Form of Revolving Note

Exhibit 3.2	Form of Notice of Extension/Conversion

Exhibit 5.1(b)	List of Closing Documents

Exhibit 5.1(c)	Form of Certificate of Financial Condition

Exhibit 5.1(f)	Form of Certificate of authorized officer of the Borrower

Exhibit 5.1(i)	Form of Closing Certificate

(continued)

Page

Exhibit 5.1(p)	Form of Authorization Letter

Exhibit 7.10	Form of Joinder Agreement

Exhibit 11.6(c)	Form of Commitment Transfer Supplement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of April 1, 2015 (the “Credit Agreement”), is by and among JOURNAL MEDIA GROUP, INC.  (“Borrower”), those Subsidiaries identified as a “Guarantor” on the signature pages hereto and such other Subsidiaries as may from time to time become a party hereto (each a “Guarantor” and collectively, the “Guarantors”), the several lenders identified as “Lenders” on the signature pages hereto and such other lenders as may from time to time become party hereto as a “Lender” (each a “Lender” and collectively, the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION as the administrative agent for the Lenders (in such capacity, the “Agent”).

ARTICLE 1

DEFINITIONS

1.1                               Definitions.  As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Additional Commitment Amount” is defined in Section 2.3(a).

“Additional Credit Party” means each Guarantor as of the Closing Date and each Person that becomes a Guarantor after the Closing Date by execution of a Joinder Agreement in accordance with Section 7.10.

“Additional Lender” is defined in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means U.S. Bank National Association as administrative agent in such capacity hereunder, and any successors and assigns in such capacity.

“Aggregate Revolving Committed Amount” means the aggregate amount of all of the  Revolving Commitments in effect from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, for any day, the rate per annum set forth opposite the applicable pricing level then in effect as shown on Schedule 2.1(d) based on the Borrower’s Net Debt Ratio, it being understood that the Applicable Percentage for (i) Eurodollar Loans shall be the percentage set forth under the column “Applicable Percentage for Eurodollar Loans” (which percentage shall also be used to determine LC

Fees under Section 2.4(d)), (ii) Prime Rate Loans shall be the percentage set forth under the column “Applicable Percentage for  Prime Rate Loans”, and (iii) the Unused Facility Fee in respect of Revolving Commitments shall be the percentage set forth under the column “Applicable Percentage for Unused Facility Fee”.  The applicable pricing level and Applicable Percentage shall, in each case, be determined and adjusted quarterly by the Agent on the fifth Business Day after delivery of the annual or quarterly financial information required by Section 7.1 or 7.2, as applicable (each an “Interest Determination Date”), based on the Borrower’s Net Debt Ratio as of the end of the latest fiscal quarter included in such financial information, with the first such determination and adjustment hereunder to be made upon the Agent’s receipt of  financial statements for the first fiscal quarter ended after the Closing Date.  Such Applicable Percentage shall be effective from an Interest Determination Date until the next such Interest Determination Date.  The Agent shall promptly notify the Borrower and the Lenders of any change in the applicable pricing level (but in any event within two Business Days after the relevant Interest Determination Date).  Such determinations by the Agent shall be conclusive absent demonstrable error, and any change in the Applicable Percentage shall become effective five Business Days after the Agent’s receipt of such financial information.  As of the Closing Date, pricing level V is in effect.  If the Borrower fails to deliver timely the financial information required by Section 7.1 or 7.2, as applicable, then for the period commencing on the date such information was due through the date that is five days after the date on which such information is delivered, the Applicable Percentages shall be based on the next higher pricing level.  The term “pricing level” shall be as referenced in Schedule 2.1(d).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Audited Financial Statements” means the audited consolidated financial statements of the Borrower referred to in, and most recently delivered under, Section 7.1.

“Borrower” means Journal Media Group, Inc., a Wisconsin corporation.

“Borrowing Date” means in respect of any Loan, the date such Loan is made, and in respect of any Facility LC, the date on which such Facility LC is issued.

“Business” is defined in Section 6.10(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Wisconsin, Illinois, or New York are closed, except that, when used in connection with a rate determination, borrowing or payment in respect of a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England.

“Calculation Date” is defined in the definition of Interbank Offered Rate.

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” means the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means to deposit in the Facility LC Collateral Account or to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the LC Issuer or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Agent and the LC Issuer shall agree in their reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the LC Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 (or the equivalent thereof) or from Moody’s is at least P-1 (or the equivalent thereof) (any such bank being an “Approved Lender”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) obligations of any State of the United States or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rating of at least Aa-3 by Moody’s (or the equivalent thereof) or AA by S&P (or the equivalent thereof), (f) investments in municipal auction preferred stock (i) rated AAA (or the equivalent thereof) or better by S&P or AAA (or the equivalent thereof) or better by Moody’s and (ii) with dividends that reset at least once every 365 days, (g) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (f), (h) repurchase agreements collateralized with government or federal agency securities, (i) U.S. government or U.S. government agency obligations, (j) obligations issued or guaranteed by any Lender, including, bankers’ acceptances, certificates of deposit, eurodollar time deposits, and eurodollar certificates of deposit, (k) commercial paper rated at least A-1 (or the equivalent thereof) by S&P or P-1 (or the equivalent thereof) by Moody’s with a maturity not to exceed 93 days, (l) non-rated commercial paper offered through any Lender and any other bank, investment bank, insurance company or other financial institution approved in writing by both the Chief Executive Officer and Chief Financial Officer of the Borrower (the “Approved Investment Institutions”) provided that:  (i) the issuer maintains a committed back up line of credit in an amount sufficient to ensure repayment of obligations at maturity, and (ii) investments for any individual issuer shall not exceed the greater of $5,000,000 or 10% of the total value of the portfolio, and (iii) the maturity of the obligations shall not exceed 33 days, (m) master notes issued by obligors with a minimum rating of A-1 (or the equivalent thereof) by S&P or P-1 (or the equivalent thereof) by Moody’s respectively, provided, the master note agreement must provide for instant cancellation of the borrowing relationship should the issuer’s credit quality slip below these standards, (n) municipal auction rate preferred securities rated AAA by Moody’s and/or S&P (or the equivalent thereof), provided, the maximum amount per issue shall not exceed $5,000,000, (o) tax-exempt municipal issues rated A or better by S&P or Moody’s and issues which are no longer rated by Moody’s and/or S&P because they have been escrowed, 100% in U.S. Government securities, provided, the maximum amount, per issue shall not exceed $1,000,000, (p) money market funds offered by the approved investment institutions that invest in prime rated commercial paper, obligations issued by or guaranteed by the United States government or its agencies, or prime rated tax-exempt municipal issues and (q) other investment instruments offered by the Approved Investment Institutions provided the investment does not violate any specific constraint in this Section, and provided further, these investments have been approved in writing by both the Chief Executive Officer and Chief Financial Officer of the Borrower and the maximum amount per issue does not exceed $1,000,000.  An investment that satisfied one or more of the foregoing conditions at the time of the investment therein by the Borrower or any of its Subsidiaries shall continue to constitute a Cash Equivalent notwithstanding the failure to subsequently satisfy such conditions.

“Closing Date” means April 1, 2015.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in the Security Agreement.

“Commitment” means, with respect to any Lender, the Revolving Commitment of such Lender.

“Commitment Transfer Supplement” means a Commitment Transfer Supplement, substantially in the form of Exhibit 11.6(c).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Consolidated Amortization” means for any period, amortization expense determined for the Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP.

“Consolidated Depreciation” means for any period, depreciation expense determined for the Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP.

“Consolidated EBIT” means for any period, without duplication, the aggregate of (i) Consolidated Net Earnings plus (ii) Consolidated Interest Expense plus (iii) Provision for Income Taxes plus (iv) losses resulting from asset sales plus (v) non-cash costs, expenses, charges, losses and other items, including, without limitation, all non-cash charges arising from the write-off of intangible assets, plus (vi) write-offs of deferred financing costs plus (vii) non-recurring or unusual cash losses, charges or expenses (including those resulting from restructurings, divestitures and severances) in an aggregate amount not to exceed (x) $2,000,000 for fiscal year 2015, (y) $1,000,000 for fiscal year 2016, and (z) $0 for each fiscal year thereafter plus (viii) fees, costs, expenses and losses incurred in connection with the Master Transaction Agreement that are reasonably acceptable to the Agent (with the Borrower providing the Agent sufficient detail in respect thereof in order to make such determination); provided, that all such amounts shall be added back under this clause within nine (9) months after the transactions evidenced by the Master Transaction Agreement are consummated, and the aggregate of all such amounts shall not exceed $2,500,000 in the aggregate minus (ix) Consolidated Interest Income and Dividends minus (x) gains resulting from asset sales minus (xi) non-cash gains, determined in each case in accordance with GAAP; provided, that no extraordinary gains or losses shall be included in any determination of Consolidated EBIT.  Except as expressly provided otherwise, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.  Notwithstanding the foregoing, Consolidated EBIT shall be deemed to be $2,757,750 for the fiscal quarter ended December 31, 2014, $2,757,750 for the fiscal quarter ended September 30, 2014 and $2,757,750 for the fiscal quarter ended June 30, 2014.

“Consolidated EBITDA” means for any period, without duplication, the aggregate of Consolidated EBIT plus Consolidated Depreciation plus Consolidated Amortization, determined in each case in accordance with GAAP.  Except as expressly provided otherwise, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.  With respect to any period during which an acquisition or asset sale permitted hereunder has occurred, Consolidated EBITDA for the four fiscal quarters then ended shall be calculated with respect to such periods on a pro forma basis using the historical financial statements (to be audited, if available) of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such permitted

acquisition or asset sale had been consummated or incurred or repaid on the first day of such period.   Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be $7,574,000 for the fiscal quarter ended December 31, 2014, $7,574,000 for the fiscal quarter ended September 30, 2014 and $7,574,000 for the fiscal quarter ended June 30, 2014.

“Consolidated Interest Expense” means for any period, all cash interest expense, including the interest component under Capital Leases and interest paid on federal, state, city and foreign income tax audits for the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Income and Dividends” means for any period, all interest income earned on cash and Cash Equivalents, interest income earned on federal, state, city and foreign income tax refunds, and dividends earned on stock for the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding in any event dividends earned by the Borrower’s Subsidiaries on shares of stock of the Borrower).

“Consolidated Net Earnings” means for any period, the net income of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.  The applicable period shall be for the four consecutive fiscal quarters ending as of the date of computation.

“Consolidated Subsidiaries” means Subsidiaries whose financial statements are consolidated with those of the Borrower in accordance with GAAP.

“Consolidated Total Assets” means total assets of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.

“Consolidated Total Debt” means Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Total Debt Ratio” means, as of the last day of any fiscal quarter, the ratio of Consolidated Total Debt on such day to Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Documents” means this Credit Agreement, the Notes, any Joinder Agreement, the Security Agreement, all Facility LCs (including applications in respect thereof), all other documents pursuant to which a Credit Party grants a Lien or pursuant to which such Lien is perfected with respect thereto, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Party” means, individually, the Borrower and any Additional Credit Party.

“Credit Party Obligations” means, without duplication, all of the obligations of the Borrower and the other Credit Parties to the Lenders and the Agent with respect to Commitments, Loans, Facility LCs, or other Secured Obligations (including the obligations to pay principal of and interest on the Loans, to pay Reimbursement Obligations, to pay all Fees in connection with Commitments, Loans, and Facility LCs, as well as fees payable to the Agent, and to pay certain expenses and the obligations arising in connection with various indemnities), whether arising under this Credit Agreement, the Notes or any other of the Credit Documents to which the Borrower or any other Credit Party is a party; provided, however, that Excluded Swap Obligations shall not constitute Credit Party Obligations.

“Daily Eurodollar Rate” means, with respect to a Swing Line Loan, the Eurodollar Rate for a one-month Interest Period determined by the Swing Line Lender (in accordance with the definition of Eurodollar Rate) each day such Swing Line Loan is outstanding.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 3.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Agent, the Swing Line Lender, the LC Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Loans or Facility LCs) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent, the LC Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower in form and substance satisfactory to the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has,

(i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.16(b)) upon delivery of written notice of such determination to the Borrower, the Swing Line Lender, the LC Issuer and each Lender.

“Disposition” means the sale, transfer, lease or other disposition of a particular asset other than a transfer or disposition constituting the creation, incurrence, assumption and existence of Liens (but not the foreclosure thereof).  “Dispose” has the meaning correlative thereto.

“Dividends” means dividends paid in cash to or for the benefit of shareholders of the Borrower for any period.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” has the meaning set forth in the Security Agreement.

“Eligible Transferee” means and includes a commercial bank, financial institution or other “accredited investor” as defined in Regulation D of the Securities Act of 1933 (as amended); provided, that at no time shall the Borrower, an Affiliate thereof, or a natural Person (including a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) constitute an Eligible Transferee.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority (or other Requirement of Law including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate (other than pursuant to clause (iv) of the definition of “Prime Rate”).

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), the greater of 0% per annum and a per annum interest rate determined pursuant to the following formula:

Eurodollar Rate =	Interbank Offered Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurodollar liabilities as that term is defined in Regulation D or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined, whether or not Lender has any Eurodollar liabilities subject to such reserve requirement at that time.  Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and as such shall be deemed subject to reserve requirements without benefit of credits for proration, exceptions or offsets that may be available from time to time to a Lender.  The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.  For the avoidance of doubt, the Eurodollar Reserve Percentage shall be calculated without duplication of amounts reimbursable in accordance with Sections 3.5 and 3.8.

“Event of Default” is defined in Section 9.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Extension of Credit” means as to any Lender, the making of a Loan by such Lender, or, with respect to the LC Issuer, the issuance of a Facility LC.

“Facility LC” is defined in Section 2.4(a).

“Facility LC Application” is defined in Section 2.4(c).

“Facility LC Collateral Account” is defined in Section 2.4(k).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate of interest per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (A) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (B) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

“Fee” means any fee payable pursuant to Section 3.4 and the LC Fees, as applicable.

“Fee Letter” means the fee letter, dated as of March 10, 2015, by and between the Borrower and U.S. Bank National Association, as amended, restated, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Swing Line Lender, such Defaulting Lender’s ratable share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, and (b) with respect to the LC Issuer, such Defaulting Lender’s ratable share of the LC Obligations with respect to Facility LCs issued by the LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means without duplication, for any Person, all Indebtedness of such Person described in paragraphs (a), (b), (c) and (k) of the definition of Indebtedness and Guarantee Obligations by such Person of Funded Debt of other Persons.  Funded Debt shall include amounts payable in respect of Funded Debt which constitute current liabilities of the obligor under GAAP.

“GAAP” means generally accepted accounting principles in effect in the United States of America applied on a consistent basis (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantor” has the meaning set forth in the Security Agreement.

“Guarantee Obligation” means, without duplication, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means each Person identified on the signature pages hereof as a Guarantor and each Additional Credit Party which has executed a Joinder Agreement, together with their successors and permitted assigns.

“Guaranty” means the guaranty of the Guarantors set forth in Section 4.

“Hedging Agreements” shall mean interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements; provided, however, that “Hedging Agreement” shall exclude any phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries.

“Holders of Secured Obligations” has the meaning set forth in the Security Agreement.

“Hostile Acquisition” means (a) the acquisition of the equity interests of a Person through a tender offer or similar solicitation of the owners of such equity interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Indebtedness” means, of any Person at any date, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services other than accrued liabilities and expenses and employee benefit obligations, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all Capital Lease Obligations of such Person, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities (not to exceed the value of the asset subject to a Lien) secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all payment obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under operating leases and agreements with suppliers entered into in the ordinary course of business), (g) all payment obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (h) all Guarantee Obligations of such Person in respect of Indebtedness (without duplication in respect of the Indebtedness being guaranteed), (i) all obligations of such Person in respect of Hedging Agreements, (j) the maximum available amount of all letters of credit issued or bankers’ acceptances created for the account of such Person and, without duplication, all drafts drawn thereunder to the extent not theretofore reimbursed, (k) all preferred stock issued by such Person and required by the terms thereto to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date prior to or within six months after the Revolving Termination Date, (l) all other obligations which would be shown as a liability on the balance sheet of such Person (other than accrued liabilities and employee benefits obligations), and (m) the outstanding recourse liability for uncollected accounts receivable of such Person subject at such time to a sale of receivables or other similar transaction, only if such transaction is effected with recourse to such Person; but specifically excluding from the foregoing (i) defeased indebtedness, (ii) trade and similar accounts payable (including obligations under letters of credit and bankers’ acceptances issued with respect to trade payables), (iii) obligations for deposits and advances by customers for the purchase of goods or services from the Borrower and its Subsidiaries, (iv) intercompany indebtedness between Credit Parties, and (v) other obligations, expenses and reserves (whether classified as long term or short term) arising or incurred in the ordinary course of business.  For purposes hereof, Indebtedness shall include Indebtedness of any partnership in which such Person is a general partner (except for any such Indebtedness with respect to which the holder is limited to the assets of such partnership or joint venture).  For the purposes of determining the amount of attributed Indebtedness from any Hedging Agreement, the “principal amount” of any such Hedging Agreement at any time shall be the Net Mark-to-Market Exposure of such Hedging Agreement.

“Indemnified Liabilities” is defined in Section 11.5.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Interbank Offered Rate” means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the per annum rate of interest determined by the Agent (each such determination to be conclusive and binding absent demonstrable error) to be the average of the offered rates for deposits in U.S. dollars for the applicable Interest Period which appear on Reuters Screen LIBOR01 (or such other page on which the appropriate information may be displayed, including any successor or substitute therefor reasonably selected by the Agent), on the electronic communications terminals in the Agent’s money center as of 11:00 a.m.  (London time) two Business Days prior to the first day of such Interest Period (the “Calculation Date”), except as provided below.  If fewer than two offered rates appear for the applicable Interest Period or if the appropriate screen is not accessible as of such time, the term “Interbank Offered Rate” shall mean the per annum rate of interest determined by the Agent (each such determination to be conclusive and binding absent demonstrable error) to be the average as the effective rate at which deposits in immediately available funds in Dollars are being, have been, or would be offered or quoted by major banks to the Agent in the applicable interbank market for Eurodollar deposits at 11:00 a.m.  (Milwaukee, Wisconsin) on the Business Day which is the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period and in the amount of the requested Eurodollar Loan.  If no such offers or quotes are generally available for such amount, then the provisions of Section 3.6 shall apply.

“Interest Coverage Ratio” means, for any period, the ratio of Consolidated EBIT for the four fiscal periods then ended to Consolidated Interest Expense for such four fiscal periods then ended.

“Interest Determination Date” shall have the meaning given to such term in the definition of Applicable Percentage.

“Interest Payment Date” means (a) as to any Prime Rate Loan, the last day of each month and the Revolving Termination Date, and (b) as to any Eurodollar Loan the last day of the applicable Interest Period, and with respect to Loans made for an Interest Period longer than three months, on the last day of each three month period prior to the expiration of such Interest Period.  Whenever any Interest Payment Date shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day as provided in Section 3.13.

“Interest Period” means with respect to any Eurodollar Loan,

(i)                                     initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three (or if available to all Lenders, 6 or 12) months thereafter (or any other period available and acceptable to all Lenders), as selected by the Borrower in the notice of borrowing or notice of conversion given with respect thereto; and

(ii)                                  thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three (or if available to all Lenders, 6 or 12) months thereafter (or any other period available and acceptable to all Lenders), as selected by the Borrower by irrevocable notice to the Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(A)                               if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)                               any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(C)                               if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected a Prime Rate Loan to replace the affected Eurodollar Loan;

(D)                               any Interest Period that would otherwise extend beyond the Revolving Termination Date shall end on the Revolving Termination Date; and

(E)                                no more than six (6) Eurodollar Loans may be in effect at any time.  For purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 7.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 7.10.

“LC Fee” is defined in Section 2.4(d).

“LC Issuer” means U.S. Bank (or any subsidiary or affiliate of U.S. Bank designated by U.S. Bank) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.4(e).

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, and each Person which may become a Lender by way of assignment or otherwise in accordance with the terms hereof, together with their successors and permitted assigns.  For the avoidance of doubt, the Swing Line Lender and the LC Issuer shall constitute Lenders.

“Lien” means any mortgage, pledge, hypothecation, assignment for security purposes, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind including any agreement to give any of the foregoing, any conditional sale or other title retention agreement (excluding operating leases), any financing or similar statement or notice filed properly under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction (or other similar recording or notice statute, and any lease in the nature thereof), except a filing for precautionary purposes made with respect to a true lease or other true bailment.

“Loan” means a Revolving Loan or a Swing Line Loan.

“Master Transaction Agreement” means the Master Transaction Agreement, dated as of July 30, 2014, by and among The E.W. Scripps Company, Scripps Media, Inc., Desk Spinco, Inc., Desk NP Operating, LLC, Desk NP Merger Co., Desk BC Merger, LLC, Journal Communications, Inc., Boat Spinco, Inc., Boat NP Merger Co., and Boat NP Newco, Inc., as such agreement was filed by Journal Communications, Inc. with the Securities and Exchange Commission pursuant to an 8-K dated July 30, 2014.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole (excluding, however, changes or effects applicable specifically to the Borrower and/or its Subsidiaries as disclosed in any Journal Communications, Inc. Annual Report on Form 10-K, Current Report on Form 8-K, or Quarterly Report on Form 10-Q filed with or furnished to the Securities and Exchange Commission, and publicly available to the Lenders at no charge, prior to the Closing Date), (b) the ability of the Borrower or the other Credit Parties to perform their obligations, when such obligations are required to be performed, under this Credit Agreement or any of the other Credit Documents or (c) the validity or enforceability of this Credit Agreement, any of the Notes or any of the other Credit Documents against the Credit Parties or the rights or remedies of the Agent or the Lenders hereunder or thereunder against the Credit Parties.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the LC Issuer with respect to such Defaulting Lender for all Facility LCs issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the LC Issuer in their reasonable discretion.

“Modify” and “Modification” are defined in Section 2.4(a).

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Debt Cash Amount” means, for any date of determination, the Borrower’s and its Subsidiaries’ unrestricted cash and Cash Equivalents located in the United States that are free and clear of all Liens, other than those in favor of the Agent and those Liens described in clauses (iii) and (vii) of the definition of Permitted Liens, in excess of $5,000,000.

“Net Debt Ratio” means, as of the last day of any fiscal quarter, the ratio of (x) the excess of Consolidated Total Debt on such day over the Net Debt Cash Amount on such day to (y) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Agreement, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from its obligations under such Hedging Agreement (after taking account of the effect of any netting agreement related thereto).  “Unrealized losses” shall mean the fair market value of the cost to such Person of terminating the Hedging Agreement giving rise to such obligations under such Hedging Agreement as of the date of determination (assuming the Hedging Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of terminating such Hedging Agreement as of the date of determination (assuming such Hedging Agreement were to be terminated as of that date).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes” is defined in Section 3.9.

“Non-Guarantor Subsidiaries” is defined in Section 7.10.

“Note” or “Notes” means the Revolving Notes, individually or collectively, as appropriate.

“Notice of Borrowing” means the written notice of borrowing as referenced and defined in Section 2.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion as referenced and defined in Section 3.2.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Participant” and “Participants” are defined in Section 11.6.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, and any successor thereto.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, amalgamation, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by any Credit Party or any of its Subsidiaries of (i) all or substantially all the assets of or (ii) all or substantially all of the equity interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as a Credit Party or Subsidiary thereof or business reasonably related thereto, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 7.10 and Section 7.11 shall have been taken, (d) all material approvals (including, without limitation, all corporate approvals of the Borrower, its subsidiaries, and the applicable seller, and, as applicable, Hart-Scott-Rodino approvals) shall have been obtained, (e) with respect to any acquisition where the consideration therefor exceeds $10,000,000 (including, without limitation, any assumption of Indebtedness in connection therewith), the Borrower shall have delivered to the Agent and each Lender, not less than ten Business Days prior to the consummation of such acquisition, a certificate of an authorized financial officer of the Borrower containing pro forma calculations demonstrating (x) the Borrower’s compliance with the financial covenants contained in Section 7.9 hereof as of (1) the end of the Borrower’s most recently completed fiscal quarter, after giving effect to such transaction as if it had been completed on or before the end of the most recently completed fiscal quarter (including the use of financial information for the fourth fiscal quarter, if applicable, whether or not the Borrower shall have delivered, as of the date of such certificate, the financial information required pursuant to Section 7.1) and (2) the end of the Borrower’s then-current fiscal quarter, after giving effect to such transaction as if it had been completed on the projected closing date for such purchase, using financial projections prepared by the Borrower in good faith based upon reasonable assumptions which are set forth in such certificate or otherwise provided in writing to the Agent and the Lenders, and (y) both immediately before any such acquisition is consummated and immediately after giving effect to such acquisition, the sum of the undrawn Revolving Commitments and the Borrower’s unrestricted cash and Cash Equivalents located in the United States that are free and clear of all Liens, other than those in favor of the Agent and those Liens described in clauses (iii) and (vii) of the definition of Permitted Liens, equals or exceeds $10,000,000, and (f) in the case of an acquisition, merger or amalgamation involving a Credit Party or a Subsidiary thereof, a Credit Party or a Subsidiary thereof is the ultimate surviving entity or successor entity of such merger, amalgamation and/or consolidation.

“Permitted Guarantee Obligations” means (i) a Guaranty, (ii) Guarantee Obligations that are solely related to performance of services or other non-monetary obligations and are not financial guarantees, and (iii) Guarantee Obligations of the Borrower and its Subsidiaries relating to Indebtedness of the Borrower or a Subsidiary otherwise permitted under Section 8.1.

“Permitted Investments” means (i) cash and Cash Equivalents, (ii) receivables owing to the Borrower or any of its Subsidiaries for trade credit, in each case if created, acquired or made in the ordinary course of business, (iii) loans and advances in the ordinary course of business to officers, directors, employees, Affiliates who are not Credit Parties and suppliers in an aggregate amount not to exceed $2,000,000 at any time outstanding, (iv) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, (v) investments, acquisitions or transactions permitted under Sections 8.1, 8.4(b), 8.6, 8.7, 8.8 and 8.10, (vi) with respect to any pension trust maintained for the benefit of any present or former employees of the Borrower or any Subsidiary, such loans, advances and/or investments as the trustee or administrator of the trust shall deem advisable pursuant to the terms of such trust, (vii) investments in (including loans and/or advances to) wholly-owned Subsidiaries of the Borrower or in Persons who after giving effect to such investment become wholly-owned Subsidiaries of the Borrower, provided that such investments in Non-Guarantor Subsidiaries of the Borrower shall not exceed a maximum aggregate amount of 10% of Consolidated Total Assets (measured as of the end of the then most recent ended fiscal quarter) as determined on the date such investment is made or, if earlier, committed to be made, (viii) investments in connection with or to facilitate the Master Transaction Agreement, (ix) investments constituting deposits made in connection with the purchase of goods or services or to secure the performance of bids, trade contracts, governmental contracts, licenses, leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, performance and completion guarantees and other obligations of a like nature, in each case to the extent not constituting Indebtedness, incurred in the ordinary course of business, (x) investments resulting from entering into Treasury Management Agreements (including arrangements in the ordinary course of business to facilitate the operation of cash pooling, interest set-off and/or sweep accounts), (xi) Hedging Agreements not prohibited hereby, (xii) investments of a nature not contemplated by the foregoing clauses hereof that are outstanding as of the Closing Date and disclosed to the Agent and the Lenders prior to the Closing Date and any refinancings or replacements thereof, to the extent that the amount of such investment is not increased, and (xiii) additional loans, advances and/or investments (whether or not of a nature contemplated by the foregoing clauses hereof) provided that such loans, advances and/or investments made pursuant to this clause (xiii) shall not exceed an aggregate amount of $2,000,000 outstanding at any one time and further provided that no such loans, advances and/or investments shall be used to consummate a Hostile Acquisition.  As used herein, “investment” means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of capital stock, property, assets, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise, in each case net of cash returns received by the Credit Parties in respect thereof from time to time.

“Permitted Liens” means each of the following, together with Liens on proceeds of the assets described below:

(i)                                     Liens in favor of the Agent for the benefit of the Lenders and other Holders of Secured Obligations;

(ii)                                  purchase money Liens securing purchase money indebtedness (and refinancings thereof) and Capital Lease Obligations provided the sum of the aggregate indebtedness and principal portion of Capital Lease Obligations does not exceed $5,000,000 any time outstanding for the Borrower and its Subsidiaries;

(iii)                               Liens for taxes, fees, assessments, charges or other governmental levies not delinquent for more than 90 days or that remain payable without penalty or which are being contested in good faith by appropriate action, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(iv)                              vendors’, suppliers’, workers’, landlords’, construction, carriers’, warehousemen’s, mechanics’, material-men’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which remain payable without penalty or which are being contested in good faith by appropriate action;

(v)                                 pledges or deposits in connection with workers compensation, unemployment insurance and other similar insurance and other social security, old age pension, retirement or public liability obligations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(vi)                              deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, regulatory obligations, surety and appeal bonds, performance bonds, government contracts and other obligations of a like nature incurred in the ordinary course of business;

(vii)                           (a) customary rights of setoff, revocation, refund or chargeback or similar rights under deposit disbursement, controlled disbursement, concentration account agreements or under the Uniform Commercial Code (or comparable foreign law) or arising by operation of laws of banks or other financial institutions where Borrower or any Subsidiary maintains deposit, disbursement or concentration accounts, including to facilitate the operation of cash pooling, interest set-off and/or sweep accounts; provided, that such rights arise solely in respect of such accounts (and amounts therein) and the use, maintenance and operation thereof and not in connection with any Funded Debt secured or purportedly secured by such accounts (and amounts therein) and (b) Liens encumbering reasonable customary initial deposits and margin deposits and attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(viii)                        any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus proceeds and improvements on such property);

(ix)                              (a) easements, rights of way, restrictions, servitudes, permits, conditions, covenants and other similar encumbrances and minor defects or irregularities in title and other encumbrances on title to real property, (b) zoning, building, entitlement and other land use regulations with which the normal operation of the business of the Borrower and its Subsidiaries complies and (c) any zoning or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property, in each case incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(x)                                 Liens in existence on the Closing Date listed on Schedule 8.2, to the extent that no such Lien is spread to cover any additional property (other than proceeds of the collateral originally subject to such Lien in accordance with the instrument creating such Lien) after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(xi)                              Liens on property or assets acquired after the Closing Date, or on the property or assets of a Person which becomes a Subsidiary or that are otherwise acquired in a Permitted Acquisition after the Closing Date, provided that (A) such Liens existed at the time such property or assets were acquired, such Person became a Subsidiary or such Permitted Acquisition was consummated, as the case may be, and were not created in anticipation thereof, (B) no such Lien is spread to cover any additional property (other than proceeds of the collateral originally subject to such Lien in accordance with the instrument creating such Lien) after the Closing Date and (C) the aggregate amount of Indebtedness secured thereby does not exceed $5,000,000 at any time outstanding;

(xii)                           Liens in the nature of licenses and sublicenses (including of intellectual property) that arise in the ordinary course of business and consistent with past practice;

(xiii)                        leases and subleases otherwise permitted hereunder granted to others not interfering in any material respect in the business of the Borrower or any Subsidiary;

(xiv)                       attachment or judgment Liens, where the attachment or judgment which gave rise to such Liens does not constitute an Event of Default hereunder;

(xv)                          Liens securing Hedging Agreements permitted hereunder;

(xvi)                       Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit or banker’s acceptances, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit or banker’s acceptances are issued;

(xvii)                    Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business;

(xviii)                 any interest or title of (a) an owner of equipment or inventory on loan or consignment to the Borrower or any of its Subsidiaries and Liens arising from precautionary Uniform Commercial Code financing statement filings made in respect of operating leases entered into by the Borrower or any Subsidiary in the ordinary course of business; and (b) a lessor or secured by a lessor’s interest under any lease permitted hereunder;

(xix)                       options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships, repurchase agreements and the other similar investments permitted to be made hereunder, and Liens on equity interests of joint ventures not owned by the Borrower or any Subsidiary securing obligations of such joint ventures;

(xx)                          Liens relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(xxi)                       receipt of progress payments and advances from customers in the ordinary course of business to the extent the same create Liens on the related inventory and proceeds thereof;

(xxii)                    Liens (a) on cash advances in favor of the seller of any property to be acquired in a Permitted Investment or Permitted Acquisition to be applied against the purchase price for such property or (b) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 8.4, in each case solely to the extent such investment, acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien; and

(xxiii)                 other Liens so long as the aggregate amount secured thereby is not in excess of $5,000,000 at any time.

Any Lien permitted above on any property may extend to the identifiable proceeds of such property.

“Person” means any individual, partnership, joint venture, firm, corporation (including a business trust), limited liability company, association, joint stock company, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means, for any day, the highest of (i) 0%, (ii) the per annum rate of interest established from time to time by the Agent at its principal office in Milwaukee, Wisconsin as its Prime Rate, (iii) the Federal Funds Rate plus 0.50% per annum and (iv) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum.  Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Agent.  The Prime Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

“Prime Rate Loan” means any Loan bearing interest at a rate determined by reference to the Prime Rate.

“Properties” is defined in subsection 6.10(a).

“Provision for Income Taxes” means, for any period, all provisions for any federal, state, city and foreign taxes on or measured by income for such period (including franchise taxes in lieu of income taxes), in each case determined in accordance with GAAP.

“Purchasing Lender” is defined in Section 11.6(c).

“Register” is defined in Section 11.6(d).

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.4 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under the regulations issued by the PBGC.

“Required Lenders” means (x) at any time there are two or fewer Lenders, all of the Lenders, and (y) at any time there are three or more Lenders, Lenders holding in the aggregate greater than 50% of the sum of (i) all Loans then outstanding at such time, (ii) the aggregate unused Commitments at such time and (iii) the LC Obligations outstanding at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders the Loans and LC Obligations of such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Loans and LC Obligations owing to such Defaulting Lender; provided, further, that at any time there are two (2) or more Lenders party hereto, at least two (2) of such Lenders must approve any amendment or modification requiring the consent of the Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Responsible Officer” means any of the president, the chief executive officer, the chief financial officer, the treasurer, the controller or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans, and to participate in Facility LCs and Swing Line Loans, in an aggregate principal amount at any time outstanding up to such Lender’s

Revolving Committed Amount as specified in Schedule 2.1(a) (subject to adjustment on account of assignment pursuant to the provisions of Section 11.6(c) hereof), as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

“Revolving Commitment Percentage” means, with respect to each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.6(c) or otherwise reduced or increased from time to time to reflect adjustments to the Lenders’ respective Revolving Commitments.

“Revolving Commitment Period” means the period from and including the Closing Date to but not including the Revolving Termination Date.

“Revolving Committed Amount” means, collectively, the aggregate amount of all of the Revolving Commitments as referenced in Schedule 2.1(a) and, individually, the amount of each Lender’s Revolving Commitment as specified in Schedule 2.1(a) (subject to adjustment on account of assignment pursuant to the provisions of Section 11.6(c) or other reductions or increases from time to time in accordance with the provisions hereof).

“Revolving Exposure” means, with respect to any Lender at any time, the sum, without duplication, of (i) the aggregate principal amount of such Lender’s Loans outstanding at such time, plus (ii) an amount equal to its Revolving Commitment Percentage of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Revolving Commitment Percentage of the LC Obligations at such time.

“Revolving Lender” means a Lender with a Revolving Commitment, Revolving Loans, and/or other Credit Party Obligations related thereto.

“Revolving Loans” is defined in Section 2.1.

“Revolving Note” or “Revolving Notes” means the promissory notes, if any, of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Termination Date” means April 1, 2020, or the earlier termination in full of the Revolving Commitments pursuant to this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor or assignee of the business of such division in the business of rating securities.

“Sanctioned Country” means, at any time, any country, region or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date and attached hereto as Exhibit 1.1, by and among the Borrower, the Subsidiaries and other Persons from time to time party thereto as “Grantors”, and the Agent (on behalf of itself and certain other parties, including, without limitation, the Lenders), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Secured Obligations” has the meaning set forth in the Security Agreement.

“Single Employer Plan” means any Plan which is not a Multiemployer Plan.

“Solvent” means, with respect to the Borrower, individually, or the Borrower and its Subsidiaries, collectively, as applicable, as of a particular date, that on such date (i) it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature in their ordinary course, (iii) it is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged or is to engage, (iv) the fair value of its property is greater than the total amount of its liabilities, including, without limitation, contingent liabilities and (v) the present fair saleable value of its assets is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Sales” means (i) the Disposition of inventory, equipment, materials and other assets in the ordinary course of business, (ii) the Disposition of machinery, parts, equipment, real estate and other assets no longer useful or needed in the conduct of the business of the Borrower or any of its Subsidiaries, as appropriate (including surplus assets), (iii) Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of other revenue-producing equipment or capital assets or the proceeds of such Disposition are reasonably promptly applied to the purchase price of such other revenue producing equipment or capital assets, (iv) Dispositions of cash and Cash Equivalents, (v) the granting of non-exclusive licenses of patents, trademarks and copyrights by the Borrower or any Subsidiary, (vi) Dispositions of accounts receivable with extended terms and Dispositions of defaulted accounts receivable without credit recourse in transactions that do not constitute securitizations, in each case in the ordinary course of business consistent with past practice, (vii) Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights that, in the reasonable good faith determination of the Borrower or the applicable Subsidiary, are not material to the conduct of its business, (viii) leases on an arms-length basis of non-material portions of real property owned by the Borrower or any Subsidiary so long as any such lease is expressly subject to any Lien in favor of the Agent, (ix) Dispositions identified on Schedule 8.4, (x) the sale by the Borrower of any shares of its capital stock (with the understanding that share repurchases and the retirement of shares, including treasury shares, are governed by Section 8.10) and (xi) any casualty loss, governmental taking or similar disposition of any assets or property.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including, without limitation, those evidenced by Hedging Agreements.

“Swap Counterparty” means, with respect to any swap with the Agent or any Lender or any Affiliate of any of the foregoing, any Person or entity that is or becomes a party to such swap.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any swap between the Agent or any Lender or any Affiliate of any of the foregoing and one or more Swap Counterparties.

“Swing Line Lender” means U.S. Bank National Association.

“Swing Line Loan” means a loan made by the Swing Line Lender to the Borrower under Section 2.2.

“Swing Line Rate” means, as selected by the Borrower with respect to any Swing Line Loan, (x) the Prime Rate, (y) the Daily Eurodollar Rate, or (z) such other rate mutually agreed to by the Borrower and the Swing Line Lender, plus, in each case, a margin in respect thereof, if any, mutually agreed to by the Borrower and the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate Revolving Committed Amount.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Committed Amount.

“Threshold Requirement” is defined in Section 7.10.

“Transfer Effective Date” is defined in the Commitment Transfer Supplement.

“Transferee” is defined in Section 11.6(f).

“Treasury Management Agreements” means any agreements regarding bank services provided to the Borrower or any Subsidiary for commercial credit cards and treasury management services, including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services.

“Type” means, as to any Loan, its nature as a Prime Rate Loan or a Eurodollar Loan, as the case may be.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unliquidated Obligations” has the meaning set forth in the Security Agreement.

“Unused Facility Fee” is defined in Section 3.4(b).

“U.S. Bank” means U.S. Bank National Association.

“wholly-owned subsidiary” means any entity in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case (or, in the case of Persons other than corporations, membership interests or other equity interests), at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other wholly-owned subsidiaries, or both.

1.2                               Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all capitalized definitional terms defined in this Credit Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b)                                 Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein or in any other Credit Document shall be construed as referring to such agreement,  instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein or in any other Credit Document to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein or in any other Credit Document) and (iii) any reference to any law or regulation herein or in any other Credit Document shall refer to such law or regulation as amended, modified or supplemented from time to time.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, clause, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                                  For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

(f)                                   The term “including” is not limiting and means “including without limitation”.

(g)                                  The term “ documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

1.3                               Accounting Terms and Determinations.  Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the Audited Financial Statements.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  In addition, operating leases shall not be treated as Capital Leases hereunder (other than for purposes of provisions relating to the preparation or delivery of financial statements) notwithstanding any changes in GAAP to the contrary subsequent to the Closing Date.  If the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP without giving effect to such change until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

CREDIT FACILITIES

2.1                               Loans.

(a)                                 Commitments.

(i)                                     During the Revolving Commitment Period, subject to the terms and conditions hereof, each Revolving Lender with a Revolving Commitment severally agrees to make revolving credit loans (“Revolving Loans”) and to participate in Facility LCs issued to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s share of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swing Line Loans plus such Revolving Lender’s Revolving Commitment Percentage of LC Obligations shall not exceed such Revolving Lender’s Revolving Committed Amount, and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus the aggregate amount of all outstanding Swing Line Loans plus the aggregate amount of all outstanding LC Obligations shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (as such aggregate maximum amount may be increased or reduced from time to time as provided herein).

(ii)                                  Loans may consist of Prime Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b)                                 Loan Borrowings.

(i)                                     Notice of Borrowing.  Subject to any other notice requirements set forth herein, the Borrower shall request a Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Agent not later than 10:30 A.M.  (Milwaukee, Wisconsin time) on the Business Day of the requested borrowing in the case of Prime Rate Loans, and on the second Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans.  Each such request for borrowing shall be irrevocable and shall specify (A) the Loan being requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Prime Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. A form of Notice of Borrowing a (“Notice of Borrowing”) is attached as Exhibit 2.1(b)(i).  If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a

Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Loan requested, then such notice shall be deemed to be a request for a Prime Rate Loan hereunder.  The Agent shall give notice to each Lender (promptly upon receipt of each Notice of Borrowing, and in any event not later than 12:00 noon, Milwaukee, Wisconsin time, with respect to any Notice of Borrowing delivered to the Agent pursuant to this section) of the contents thereof and each such Lender’s share thereof.

(ii)                                  Minimum Amounts.  Each Loan borrowing shall be: (A) if a Prime Rate Loan, in a minimum aggregate amount of $250,000 and integral multiples of $100,000 in excess thereof; and (B) if a Eurodollar Loan, in a minimum aggregate amount of $2,500,000 and integral multiples of $500,000 in excess thereof (or, in either case, the remaining Revolving Committed Amount, if less).

(iii)                               Advances.  Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in Schedule 11.2, or at such other office as the Agent may designate in writing, by 1:30 P.M.  (Milwaukee, Wisconsin time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Agent.  The applicable borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent by the close of Agent’s business on such date.

(c)                                  Repayment.  The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Termination Date.

(d)                                 Interest.  Subject to the provisions of Section 3.1, Revolving Loans shall bear interest as follows:

(i)                                     Prime Rate Loans.  Revolving Loans that constitute Prime Rate Loans shall bear interest at a per annum rate equal to the sum of the Prime Rate plus the Applicable Percentage; and

(ii)                                  Eurodollar Loans.  Revolving Loans that constitute Eurodollar Loans shall bear interest at a per annum rate equal to the sum of the applicable Eurodollar Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)                                  Notes.  Upon request of any Lender, the Loans shall be evidenced by a duly executed promissory note of the Borrower to such Lender in the original principal amount of each such Revolving Lender’s Revolving Committed Amount in substantially the form of Exhibit 2.1(e).

2.2                               Swing Line Loans.

(a)                                 During the Revolving Commitment Period, subject to the terms and conditions set forth in this Credit Agreement, the Swing Line Lender may, in its sole discretion,

make Swing Line Loans to the Borrower as the Borrower may from time to time request for the purposes permitted hereby; provided, however, that (i) the aggregate principal amount of all outstanding Swing Line Loans shall not exceed the Swing Line Sublimit, (ii) the Revolving Loans of each Lender and such Lender’s Revolving Commitment Percentage of LC Obligations shall not exceed the amount of such Lender’s Revolving Commitment, and (iii) the Revolving Loans of all Lenders and all Lenders’ Revolving Commitment Percentage of LC Obligations shall not exceed the Aggregate Revolving Committed Amount at any time.  Subject to the foregoing and the other terms and conditions hereof, the Borrower may borrow, prepay and reborrow Swing Line Loans as set forth herein without premium or penalty; provided, however, that Swing Line Lender may terminate or suspend this swing line subfacility at any time in its sole discretion upon notice to the Borrower.

(b)                                 Unless notified to the contrary by Swing Line Lender, the Borrower may irrevocably request a Swing Line Loan upon notice to the Swing Line Lender.  There is no minimum borrowing amount for a Swing Line Loan.  Each such request for a Swing Line Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 5.2 are satisfied.  Promptly after receipt of such request, the Swing Line Lender shall obtain telephonic verification from the Agent that such Swing Line Loan is permitted hereunder.  Upon receiving such verification, the Swing Line Lender shall make such Swing Line Loan available to the Borrower.  Without the consent of the Required Lenders and the Swing Line Lender, no Swing Line Loan shall be made during the continuation of a Default or Event of Default.  Upon the making of each Swing Line Loan, each Revolving Lender shall be deemed to have purchased from the Swing Line Lender a risk participation therein in an amount equal to that Lender’s Revolving Commitment Percentage times the amount of the Swing Line Loan.

(c)                                  Each Swing Line Loan shall bear interest at a fluctuating rate per annum equal to the Swing Line Rate and such interest shall be payable upon demand of the Swing Line Lender, on the last day of each month and on the Revolving Termination Date.  The Swing Line Lender shall be responsible for invoicing the Borrower (or notifying the Agent to so invoice the Borrower) for such interest.  The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender, except following any funding of a risk participation under clause (f) below.

(d)                                 The Borrower shall repay each Swing Line Loan on the earliest of (i) demand made by Swing Line Lender and (ii) the Revolving Termination Date.  The Borrower shall repay the principal amount of each Swing Line Loan by payment directly to Swing Line Lender or by Swing Line Lender debiting the Borrower’s deposit account at Swing Line Lender not later than 12:00 noon (Milwaukee, Wisconsin time) for payments hereunder.  If the conditions precedent set forth in Section 5.2 can be satisfied, the Borrower may request a Revolving Loan (without regard to the minimum amount therefor) to repay Swing Line Lender, or, failing to make such request, the Borrower shall be deemed to have requested a Revolving Loan of Prime Rate Loans on such payment date pursuant to subsection (f) below.  Swing Line Lender shall promptly notify the Agent of each Swing Line Loan and each payment thereof.

(e)                                  If the Borrower fails to timely make any principal or interest payment on any Swing Line Loan, Swing Line Lender shall notify the Agent of such fact and the unpaid amount.  The Agent shall promptly notify each Revolving Lender of its Revolving Commitment

Percentage of such amount by 1:00 p.m.  (Milwaukee, Wisconsin time).  Each  Revolving Lender shall make funds in an amount equal to its Revolving Commitment Percentage of such amount available to the Agent at the Agent’s payment office not later than 3:00 p.m.  (Milwaukee, Wisconsin time) for payments hereunder on the same Business Day.  The obligation of each Revolving Lender to make such payment shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.  Any such payment shall not relieve or otherwise impair the obligation of the Borrower to repay the Swing Line Lender for any amount of Swing Line Loans, together with interest as provided herein.

(f)                                   If the conditions precedent set forth in Section 5.2 can be satisfied on any date the Borrower is obligated to, but fails to, repay a Swing Line Loan, the funding by Revolving Lenders pursuant to the previous subsection shall be deemed to be a borrowing of Prime Rate Loans (without regard to the minimum amount therefor) deemed requested by the Borrower.  If the conditions precedent set forth in Section 5.2 cannot be satisfied on the date the Borrower is obligated to make, but fails to make, such payment, the funding by  Revolving Lenders pursuant to the previous subsection shall be deemed to be a funding by each Lender of its participation in such Swing Line Loan, and each Revolving Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its payment, in the claim of Swing Line Lender against the Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by the Borrower with respect to such claim.  Any amounts made available by a  Revolving Lender under its risk participation shall be payable by the Borrower upon demand of the Agent, and shall bear interest at a rate per annum equal to the Prime Rate plus 2% per annum.

2.3                               Increase of Commitments; Additional Lenders.

(a)                                 So long as no Event of Default has occurred and is continuing, from time to time on and after the Closing Date, Borrower may, upon at least 30 days’ written notice to the Agent, in the case of any increase or addition after the Closing Date, propose to increase the Revolving Committed Amount of one or more Lenders and/or new lenders that agree to such an increase or enter into one or more tranches of term loans (each an “Incremental Term Loan”) with one or more Lenders and/or new lenders that agree to extend such commitments or loans, in each case in minimum increments of $5,000,000 and with the aggregate amount of additional Revolving Commitments and Incremental Term Loans not to exceed $25,000,000 (the amount of any such increase, the “Additional Commitment Amount”); provided that any new lenders are reasonably acceptable to the Agent and the Borrower.  No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or extend Incremental Term Loans or its other obligations under this Agreement and the other Credit Documents, and any decision by a Lender to increase its Revolving Commitment or extend Incremental Term Loans shall be made in its sole discretion independently from any other Lender.

(b)                                 Any new lender designated by the Borrower pursuant to Section 2.3(a) (an “Additional Lender”) must be acceptable to the Agent, which acceptance will not be unreasonably withheld, conditioned or delayed.  The sum of the increases in the Revolving Commitments and the aggregate principal amount of the Incremental Term Loans of the existing Lenders pursuant to this Section 2.3 plus the Revolving Commitments and Incremental Term

Loans of the Additional Lenders shall not in the aggregate exceed the Additional Commitment Amount.

(c)                                  An increase in the aggregate amount of the Revolving Commitments or any extension of Incremental Term Loans pursuant to this Section 2.3 shall become effective upon the receipt by the Agent of a supplement or joinder in form and substance satisfactory to the Agent executed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased or who is extending an Incremental Term Loan, setting forth the new Revolving Commitments or the aggregate principal amount of Incremental Term Loans of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes (to the extent requested by the applicable Lenders) evidencing such increase in the Commitments or principal amount of Loans, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Commitments or principal amount of Loans, and such opinions of counsel for the Borrower with respect to the increase in the Commitments or principal amount of Loans, as the Agent may reasonably request.

(d)                                 Upon the acceptance of any such supplement or joinder by the Agent, the Commitments or the principal amount of the Loans shall automatically be increased by the amount of the Revolving Commitments or Incremental Term Loans added through such supplement or joinder and Schedule 2.1(a) shall automatically be deemed amended to reflect the Revolving Commitments or Incremental Term Loans of all Lenders after giving effect to the addition of such Revolving Commitments or Incremental Term Loans.

(e)                                  Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.3 that is not pro rata among all Revolving Lenders, (x) within five Business Days, in the case of any Revolving Loans that are Prime Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any  Revolving Loans that are Eurodollar Loans then outstanding, the Borrower shall prepay such Revolving Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 5, the Borrower shall reborrow Revolving Loans from the Lenders in proportion to their respective  Revolving Commitments after giving effect to such increase, until such time as all outstanding Revolving Loans are held by the Revolving Lenders in proportion to their respective Revolving Commitments after giving effect to such increase.

(f)                                   Any tranche of Incremental Term Loans extended in accordance with the terms hereof (i) shall rank pari passu in right of payment with the Revolving Loans and Revolving Commitments, and previously extended Incremental Term Loans, (ii) shall not mature earlier than the Revolving Termination Date, (iii) shall not have a shorter weighted average life to maturity than previously extended Incremental Term Loans, if any, and (iv) subject to the remainder hereof, shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and previously extended Incremental Term Loans, as the case may be, provided that (A) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Revolving Termination Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only after the Revolving Termination Date, (B) pricing for Incremental Term Loans may differ from pricing for any other Revolving Commitments or previously extended Incremental Term Loans (whether based on interest rate margins, original issue discount, upfront fees, or other similar fees); provided, however, that to the extent that the interest rate margins, upfront fees, original issue discount (calculated based on a five year life to maturity) and any Eurodollar Rate floor applicable to any Incremental Term Loan (“Proposed Pricing”) are at least 50 basis points greater, taken as a whole, than the interest rate margins, upfront fees, original issue discount (calculated based on a five year life to maturity) and the Eurodollar Rate floor, if any, then applicable to existing Revolving Commitments and Revolving Loans or previously extended Incremental Term Loans (“Existing Pricing”), the interest rate margins and any Eurodollar Rate floor for the existing Revolving Commitments and Revolving Loans and previously extended Incremental Term Loans, as applicable, shall be increased to an amount which results in Existing Pricing being 50 basis points less than the Proposed Pricing, (C) if agreed to by the Borrower and the Lenders extending the applicable Incremental Term Loans, the representations, warranties, covenants and events of default to which such Incremental Term Loans are subject may be more permissive and less restrictive than the representations, warranties, covenants and events of default set forth in this Agreement or to which any other Incremental Term Loans are subject, (D) no Incremental Term Loan or any other extension of credit provided under this Section may be secured by any assets that do not secure the other Loans and Credit Party Obligations unless and until all Loans and Credit Party Obligations (including such Incremental Term Loans and other extensions of credit) are secured by such assets on a pari passu basis (with the understanding that such grant of additional collateral (including the documentation related thereto and the scope of the assets covered thereby) shall be approved by the Agent (such approval not to be unreasonably withheld, conditioned or delayed) prior to giving effect to any such grant), and (E) the Incremental Term Loans may be made hereunder pursuant to an amendment or an amendment and restatement (an “Incremental Loan Amendment”) of this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each of the Lenders participating in such tranche, (whether a new Lender or existing Lender) and the Agent.  The Incremental Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section.

2.4                               Letters of Credit.

(a)                                 Issuance.  The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit denominated in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Credit Agreement and prior to the Revolving Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $5,000,000, (ii) the aggregate amount of the Revolving Exposures shall not exceed the Aggregate Revolving Committed Amount, and (iii) no Lender’s Revolving Exposure shall exceed its Revolving Committed Amount.  No Facility LC shall have an expiry date later than the earlier to occur of (x) the fifth Business Day prior to the Revolving Termination Date and (y) one (1) year after its issuance; provided, however, that the expiry date of a Facility LC may be up to one (1) year later than the fifth Business Day prior to the Revolving Termination Date if the Borrower has posted on or before the fifth Business Day prior to the Revolving Termination Date Cash Collateral in the Facility LC Collateral Account on terms reasonably satisfactory to the Agent in an amount equal to 105% of the LC Obligations with respect to such Facility LC.

(b)                                 Participations.  Upon the issuance or Modification by the LC Issuer of a Facility LC, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Revolving Commitment Percentage.

(c)                                  Notice.  Subject to Section 2.4(a), the Borrower shall give the Agent notice prior to 10:00 a.m. (Milwaukee, Wisconsin time) at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC (or such shorter period as the LC Issuer may agree in a particular instance), specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the Agent shall promptly notify the LC Issuer and each Lender of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC.  The issuance or modification to increase the amount or extend the expiry date by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article 5, be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer in its reasonable discretion and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”).  The LC Issuer shall have no independent duty to ascertain whether the conditions set forth in Article 5, if applicable, have been satisfied; provided, however, that the LC Issuer shall not issue a Facility LC if, on or before the proposed date of issuance, the LC Issuer shall have received notice from the Agent or the Required Lenders that any such condition has not been satisfied or waived.  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

(d)                                 LC Fees.  The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Revolving Commitment Percentages, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Percentage for Eurodollar Loans in effect from time to time on the available amount of such Facility LC for the period from the date of issuance to the date of termination of such Facility LC, such fee to be payable in arrears on a quarterly basis on the last Business Day of each of March, June, September and December (the “LC Fee”).  The Borrower shall also pay to the LC Issuer for its own account (x) a fronting fee in an amount agreed upon between the LC Issuer and the Borrower and (y) promptly after demand, all amendment, drawing and other fees regularly charged by the LC Issuer to its letter of credit customers and all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.

(e)                                  Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  The LC Issuer shall exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Revolving Commitment Percentage of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.4(f) below and there are not funds available in the Facility LC Collateral Account to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Milwaukee, Wisconsin time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(f)                                   Reimbursement by Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer upon demand on the applicable LC Payment Date (or if demand for payment has not been received by the Borrower prior to 11:00 a.m. Milwaukee, Wisconsin time, on the following Business Day, and such reimbursement shall include interest for the period from the LC Payment Date to the date of reimbursement at the Prime Rate, or such other rate as the Borrower and the LC Issuer shall agree) for any amounts paid by the LC Issuer upon any drawing under any Facility LC, without presentment, protest or other formalities of any kind (other than demand for payment); provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  If  the Borrower fails to so reimburse the LC Issuer by such time, the Agent shall promptly notify each Revolving Lender of the LC Payment Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Loan of Prime Rate Loans to be disbursed on the LC Payment Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1(b)(ii) for the principal amount of Prime Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Committed Amount and the conditions set forth in Section 5.2 (other than the delivery of a Notice of Borrowing).  Any notice given by the LC Issuer or the Agent pursuant to this Section 2.4(f) may be given by telephone if immediately confirmed in writing in accordance with this Agreement; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  With respect to any Unreimbursed Amount that is not converted into Revolving Loans consisting of Prime Rate Loans to the Borrower in whole or in part, because of the Borrower’s failure to satisfy the conditions set forth in Section 5.2 or for any other reason, such amount shall be due and payable on demand and shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Loans accruing interest at the Prime Rate for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2.00% per annum plus the rate applicable to Loans accruing interest at the Prime Rate for such day if such day falls after such LC Payment Date.  The Lenders shall risk participate in such outstanding amount on a pro rata basis.  The LC Issuer will pay to each Lender ratably in accordance with its pro rata share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.4(e).

(g)                                  Obligations Absolute.  Subject to the defense of payment in full, the Borrower’s obligations under this Section 2.4 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC.  The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses (subject to the defense of payment in full) whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC, except to the extent attributable to its gross negligence or willful misconduct.  The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower.  Nothing in this Section 2.4(g) is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.4(f).  For the avoidance of doubt, nothing herein shall be construed to excuse the LC Issuer from liability to the Borrower to the extent of any damages suffered by the Borrower that are caused by the LC Issuer’s failure to exercise due care when determining whether drafts and other documents presented under a Facility LC comply with the terms thereof.

(h)                                 Actions of LC Issuer.  The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex, teletype or electronic mail message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts reasonably selected by the LC Issuer.  The LC Issuer shall be fully justified in failing or refusing to take any action under Section 2.4 of this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.4, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under Section 2.4 of this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

(i)                                     Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses (including the reasonable costs and expenses of a single primary counsel (and up to one local counsel in each applicable local jurisdiction and any applicable regulatory counsel); provided, that if the Agent, LC Issuer or a Lender (or its counsel) determines that it would create actual or potential conflicts of interest to not have individual counsel, the Agent, the LC Issuer and/or such Lender may have its own counsel for which they shall be reimbursed in accordance with the foregoing,) which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements subject to the counsel limitations set forth above) which the LC Issuer may incur (i) by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (w) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC, (x) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC, (y) legal proceedings commenced against or disputes among the indemnified parties by any other indemnified parties or its participants (other than any proceeding against an LC Issuer solely in its capacity or in fulfilling its role as an LC Issuer and not arising from a claim of bad faith, gross negligence or willful misconduct by such LC Issuer), or (z) the violation by an LC Issuer, the Agent or any such Lender of an express provision of the Credit Documents, if so determined by a final judgment of a court of competent jurisdiction. Nothing in this Section 2.4(i) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

(j)                                    Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Revolving Commitment Percentage, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.4 or any action taken or omitted by such indemnitees hereunder.

(k)                                 Facility LC Collateral Account.  The Borrower agrees that if any Facility LC has an expiration date after the Revolving Termination Date or an Event of Default has occurred and is continuing, the Borrower will, upon the request of the Agent or the Required Lenders and until the final expiration date of the applicable Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of such Facility LC, maintain a special collateral account pursuant to arrangements reasonably satisfactory to the Agent (the “Facility LC Collateral Account”), in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Article 9 hereof.  The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Secured Obligations.  The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of U.S. Bank having a maturity not exceeding thirty (30) days.  Nothing in this Section 2.4(k) shall either obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by the terms of this Credit Agreement.

(l)                                     Rights as a Lender.  In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

ARTICLE 3

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1                               Default Rate.  Upon the occurrence, and during the continuance, of an Event of Default, upon request of the Required Lenders the principal of and, to the extent permitted by law, interest on the Loans, and any other amounts owing hereunder or under the other Credit Documents (including (without duplication) LC Fees and Reimbursement Obligations) shall bear interest, payable on demand, at a per annum rate which is equal to the rate which would otherwise be applicable to such Loans or other obligations (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Prime Rate) plus 2%; provided that, for any Eurodollar Rate advances, at the end of the applicable Interest Period, interest shall accrue at the Prime Rate plus 2% per annum.

3.2                               Extension and Conversion.  The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another Type; provided, however, that (i) except as provided in Sections 3.6 and

3.7, Eurodollar Loans may be converted into Prime Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Prime Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), and (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month.  Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion in the form of Exhibit 3.2 (or telephone notice promptly confirmed in writing) to the Agent prior to 10:30 A.M.  (Milwaukee, Wisconsin time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Prime Rate Loan and on the second Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Prime Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the Types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto.  Each request for extension or conversion shall constitute a representation and warranty by the Borrower of the matters specified in paragraphs (a), (b), and (c), of Section 5.2.  In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loans shall be automatically converted into Prime Rate Loans at the end of their Interest Period.  The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

3.3                               Reductions in Commitments and Prepayments.

(a)                                 Reductions in Commitments.  The Borrower may from time to time permanently reduce the Revolving Committed Amount in whole or in part without premium or penalty except as provided in Section 3.10 upon three (3) Business Days’ prior written notice to the Agent (which notice may be conditioned upon the consummation of replacement financing); provided that after giving effect to any such voluntary reduction the sum of Revolving Loans plus Swing Line Loans plus LC Obligations then outstanding shall not exceed the Aggregate Revolving Committed Amount, as reduced.  Except as otherwise specified herein, partial reductions in the Revolving Committed Amount shall in each case be in a minimum aggregate amount of $5,000,000 and integral multiples of $500,000 in excess thereof.

(b)                                 Mandatory Prepayment.  If at any time the aggregate amount of all outstanding Revolving Loans plus the aggregate amount of all outstanding Swing Line Loans plus the aggregate amount of all LC Obligations shall exceed the Aggregate Revolving Committed Amount, as the Aggregate Revolving Committed Amount may be increased or reduced from time to time, the Borrower shall immediately make payment on the Swing Line Loans and then, if necessary, on the Revolving Loans and on the LC Obligations (or Cash Collateralize them, as applicable) in an amount sufficient to eliminate the deficiency.  Any such payments shall be applied first to Prime Rate Loans and then to Eurodollar Loans in direct order of their Interest Period maturities.

(c)                                  Voluntary Prepayments.  Revolving Loans may be prepaid in whole or in part without premium or penalty except as provided in Section 3.10.  Any partial prepayment shall be (i) if a Prime Rate Loan, in a minimum aggregate amount of $250,000 and integral multiples of $100,000 in excess thereof; and (ii) if a Eurodollar Loan, in a minimum aggregate amount of $2,500,000 and integral multiples of $500,000 in excess thereof (or, in either case, the remaining outstanding principal balance of the Revolving Loans).  Except as otherwise specified herein, amounts prepaid on the Revolving Loans may be reborrowed in accordance with the provisions hereof.

3.4                               Fees.

(a)                                 Upfront Fees.  The Borrower agrees to pay to the Agent, for the benefit of the Lenders, the upfront fees (“Upfront Fees”) referred to in the Fee Letter.  The Upfront Fees shall be earned and payable as set forth in the Fee Letter.

(b)                                 Unused Facility Fee.  The Borrower agrees to pay to the Agent, for the ratable benefit of the Revolving Lenders, an unused facility fee (the “Unused Facility Fee”) as follows:

(i)                                     with respect to the Revolving Lenders, in an amount equal to the product of (i) the average daily unused portion of the Revolving Committed Amount (except to the extent attributable to any Defaulting Lender), as the same may be reduced from time to time hereunder (computed on a quarterly basis in arrears as of the last day of each June, September, December and March commencing on the last day of the calendar quarter during which the Closing Date occurs, based upon the daily utilization in respect of the Revolving Committed Amount (except to the extent attributable to any Defaulting Lender) for that quarter as calculated by the Agent), multiplied by (ii) the Applicable Percentage divided by four;

(ii)                                  the Unused Facility Fee shall be fully earned and due and payable quarterly in arrears on the last day of each June, September, December and March commencing on the last day of the calendar quarter during which the Closing Date occurs, through the Revolving Termination Date with respect to the Revolving Lenders (provided, that if the last day of any such quarter is not a Business Day, then such payment shall be due on the first Business Day thereafter); and

(iii)                               For purposes of computing the Unused Facility Fee under this subsection 3.4(b), usage of the Swing Line Sublimit shall not be considered usage of the Revolving Committed Amount.

(c)                                  Other Fees.  The Borrower agrees to pay those other closing, administrative and structuring fees and expenses referred to in the Fee Letter, and such fees and expenses shall constitute Credit Party Obligations.

3.5                               Capital Adequacy.  If any Lender has reasonably determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy or liquidity made after the date hereof, or any change therein made after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof made after the date hereof, or compliance by such Lender or its parent company with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency made after the date hereof, in each case except to the extent merely proposed and not final, has or would have the effect of reducing the rate of return on such Lender’s or its parent company’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the policies of such Lender and its parent company with respect to capital adequacy or liquidity), then, within 10 Business Days after the Borrower’s receipt of the certificate referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender and its parent company for such reduction; provided that no such amounts shall be payable with respect to reduction in rate of return incurred more than three (3) months before such Lender demands compensation under this Section 3.5.  A certificate as to the amount of such reduction in rate of return, the good faith basis therefor and setting forth in reasonable detail the calculations used by the applicable Lender to arrive at the amount or amounts claimed to be due, shall be submitted to the Borrower and the Agent contemporaneously with a demand for payment hereunder.  Each determination by a Lender of amounts owing under this Section shall be rebuttably presumptive evidence of the matters set forth therein.  No demand for payment under this Section shall be made unless the Lender shall make comparable demands of other similarly situated borrowers.  The provisions of this Section shall survive termination of this Credit Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.  For purposes of this Section 3.5 and for purposes of Section 3.7, the phrase “the date hereof” means the Closing Date with respect to the Lenders or, in the case of any Lender becoming a party hereto after the Closing Date, the date such Lender becomes a party hereto. Notwithstanding the foregoing or anything to the contrary set forth herein, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case regardless of the date enacted, adopted, issued or implemented be deemed, as applicable (except to the extent merely proposed and not final), (i) an adoption or effectiveness of an applicable law, rule or regulation regarding capital adequacy or liquidity requirements, a change therein or a change in the interpretation or administration thereof by a Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or (ii) compliance by such Lender or its parent company with a request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of an authority, central bank or comparable agency.

3.6                               Inability To Determine Interest Rate.  If prior to the first day of any Interest Period, the Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans,

(b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Prime Rate Loans and (c) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Prime Rate Loans.  Until such notice has been withdrawn by the Agent (which Agent shall give promptly after such circumstance ceases to exist), no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Prime Rate Loans to Eurodollar Loans.

3.7                               Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date (or, with respect to any Lender becoming a party hereto after the Closing Date, the date such Lender becomes a party hereto) shall make it unlawful for any Lender to make or maintain Eurodollar Loans or issue or participate in Facility LCs as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be promptly withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Prime Rate Loan to Eurodollar Loans or to issue Facility LCs shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  Outstanding Facility LCs issued by such Lender shall be Cash Collateralized by the Borrower promptly (and in any event within 3 Business Days) upon receipt of notice of the foregoing.  Participations in Facility LCs issued by another Lender shall be Cash Collateralized promptly (and in any event within 3 Business Days) by the Lender with the applicable illegality issue, and failure to so post shall result in such Lender being a Defaulting Lender.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.10.

3.8                               Requirements of Law.  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case except to the extent merely proposed and not final and made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(a)                                 shall subject such Lender or the Agent to any tax of any kind whatsoever on or in respect of any Loans made by it or its obligation to make Loans or Facility LCs issued by it, to be issued by it, or in which a Lender is required to participate, or change the basis of taxation of payments to such Lender in respect thereof except for Non-Excluded Taxes covered by Section 3.9 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.9(b)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or any branch or Affiliate thereof; or

(b)                                 shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar condition or requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(c)                                  impose on any Lender or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or Loans made by such Lender or Facility LCs issued by or participated in by such Lender;

and the result of any of the foregoing is to directly increase the cost to such Lender or the Agent, by an amount which such Lender or the Agent deems to be material, of making, converting into, continuing or maintaining Loans, or issuing or participating in Facility LCs, or to reduce any amount receivable hereunder in respect thereof, then, within 10 Business Days after the Borrower’s receipt of the certificate referred to in the next sentence, the Borrower shall pay to such Lender or the Agent such additional amount or amounts as will compensate such Lender or the Agent for such increased cost or reduced amount receivable, provided that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to Prime Rate Loans by giving the Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, on demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.10, further, provided that, no such amounts shall be payable with respect to increased costs or reduced amounts receivable of such Lender or the Agent incurred more than three (3) months before such Lender or the Agent demands compensation under this Section 3.8.  If any Lender or the Agent becomes entitled to claim any additional amounts pursuant to this subsection, it shall submit to the Borrower and the Agent, if applicable, contemporaneously with its demand for compensation hereunder a certificate certifying (a) that one of the events described in this Section 3.8 has occurred and describing in reasonable detail the nature of such event, (b) as to the increased cost or reduced amount resulting from such event, (c) as to the good faith basis therefor, and (d) as to the additional amount demanded by such Lender or the Agent, in reasonable detail the calculations used by the applicable Lender or the Agent to arrive at the amount or amounts claimed to be due.  Each determination by a Lender or the Agent of amounts owing under this Section shall be rebuttably presumptive evidence of the matters set forth therein.  No demand for payment under this Section shall be made unless the Lender or the Agent shall make comparable demands of other similarly situated borrowers.  The provisions of this Section shall survive termination of this Credit Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.  Notwithstanding the foregoing or anything to the contrary set forth herein, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed an adoption of or any change in a Requirement of Law regardless of the date enacted, adopted, issued or implemented (except to the extent merely proposed and not final).

3.9                               Taxes.

(a)                                 Except as provided below in this subsection, all payments made by the Borrower under this Credit Agreement, all Notes and all other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) taxes measured by or imposed upon the overall net income of any Lender or any branch or Affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender, or any branch or Affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (x) by the jurisdiction under the laws of which such Lender, branch or Affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (y) by reason of any connection between the jurisdiction imposing such tax and such Lender, branch or Affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement, any Notes or any other Credit Document and (ii) any United States federal withholding taxes imposed under FATCA.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Agent or any Lender hereunder, under any Notes or under any other Credit Document, (A) the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement, any Notes, or any other Credit Documents provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or other evidence of payment reasonably satisfactory to such Lender.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.  The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

(b)                                 At least five Business Days prior to the first day on which interest or Fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8ECI, W-8BEN or W-8BEN-E, certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes.  Each Lender which so delivers a Form W-8ECI, W-8BEN or W-8BEN-E further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires

(currently, three successive calendar years) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Credit Agreement, the Notes and the other Credit Documents without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deductions or withholding of United States federal income tax.

(c)                                  If a payment made to a Lender under this Credit Agreement, any Notes and any other Credit Documents would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (c), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

3.10                        Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, material breach of this Credit Agreement, gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto (excluding, for the avoidance of doubt, any Swing Line Loan prepaid as the result of the Swing Line Lender’s demand therefor).  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market, provided, however, that the amount of such lost interest, if any, shall be discounted to a present value as of the date of the indemnification payment, using as the applicable discount rate(s) the rate(s) of per annum interest used by such Lender in making the computations pursuant to the foregoing clause (ii).  Any Lender seeking indemnity under this Section shall furnish a certificate to the Agent and the Borrower contemporaneously with any demand for payment hereunder setting forth in reasonable detail the basis for such Lender’s indemnity claim.  This covenant shall survive the termination of this Credit Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

3.11                        Pro Rata Treatment.  Except to the extent otherwise provided herein:

(a)                                 Generally.  Each Loan, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of Fees in respect of Loans, Commitments and Facility LCs (other than fees payable to the Agent for its own account pursuant to Section 3.4 or the LC Issuer pursuant to Section 2.4), each reduction of the Revolving Committed Amount, and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with their respective Revolving Commitment Percentages.

(b)                                 Advances.  Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Revolving Commitment Percentage of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Agent by such Lender within the time period specified therefor hereunder, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the Federal Funds Rate for the period until such Lender makes such amount immediately available to the Agent.  A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.  If such Lender’s Revolving Commitment Percentage of such borrowing is not made available to the Agent by such Lender within two Business Days of the date of the related borrowing, (i) the Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Agent and the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Prime Rate Loans hereunder, on demand, from the Borrower and (ii) then the Borrower may, without waiving any rights it may have against such Lender, (x) request any one or more of the Lenders to increase its Revolving Commitment Percentage and make such borrowing available, which request each such Lender may in its sole discretion approve or deny, and (y) if any Lender serving as Agent shall deny a request submitted to it pursuant to the foregoing clause (x), borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available; provided, however, that at the time any such replacement borrowing is made and at all times while such amount is outstanding the Borrower would be permitted to borrow such amount pursuant to Section 2.1 of this Credit Agreement.

3.12                        Sharing of Payments.  The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such

Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement.  The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored.  The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation.  Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.12 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.12 to share in the benefits of any recovery on such secured claim.

3.13                        Place and Manner of Payments.  Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at the Agent’s office specified in Schedule 11.2 not later than 1:00 P.M.  (Milwaukee, Wisconsin time) on the date when due.  Payments received after such time shall be deemed to have been received on the next succeeding Business Day.  The Agent may, at the Borrower’s request, debit the amount of any such payment which is not made by such time to any account which may be maintained by the Borrower with the Agent and designated for such purpose by the Borrower.  The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Loans, Fees or other amounts payable by the Borrower hereunder to which such payment is to be applied, with the understanding that any such designation by the Borrower shall not be in contravention of the requirements of this Credit Agreement (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may reasonably determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.11).  The Agent will distribute such payments to such Lenders, if any such payment is received prior to 1:00 p.m.  (Milwaukee, Wisconsin time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Agent will distribute such payment to such Lenders on the next succeeding Business Day.  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, except that in the case of Eurodollar

Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.  All computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days except computations of interest on Prime Rate Loans, which shall be made on the basis of actual number of days elapsed over a year of 365 or 366 days, as applicable.  Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

3.14                        [Reserved]

3.15                        Transfers at Borrower’s Request.  In the event that any Lender (or any Participant holding interests in any Loan owing to such Lender or in any Commitment of such Lender or in any other interest of such Lender under the Credit Documents) requests payment by the Borrower of any additional amounts pursuant to, or otherwise invokes, Section 3.5, 3.7, 3.8 or 3.9, or if a Lender is a Defaulting Lender, or, if, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.6), and in its sole discretion require such Lender (including, without limitation, a Defaulting Lender and such Lender(s) that did not consent to such amendment, waiver or consent) to transfer and assign in whole or in part, without recourse (in accordance with and subject to the terms and conditions of Section 11.6), all or part of its interests, rights and obligations under this Credit Agreement to an Eligible Transferee which shall assume such assigned obligations; provided that (i) the other Revolving Lenders may, by written notice to the Agent, the Lenders and the Borrower, in their respective discretion, elect to assume such Lender’s Revolving Commitment, pro rata based upon the respective Revolving Commitment Percentages of the other Lenders so electing to assume such Lender’s Revolving Commitments hereunder; (ii) such Eligible Transferee which is not a Lender shall be reasonably acceptable to the Required Lenders, (iii) such assignment shall not relieve the Borrower from its obligations to pay such additional amounts that may be due in accordance with Section 3.5, 3.7, 3.8 or 3.9, (iv) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority, and (v) the Borrower or such Eligible Transferee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all accrued Fees and other amounts owed to it hereunder.

In addition to the foregoing, and notwithstanding any other provision of this Agreement to the contrary, if a Lender (or any Participant holding interests in any Loan owing to such Lender or in any Commitment of such Lender or in any other interest of such Lender under the Credit Documents) demands payment at any time pursuant to Section 3.5 or Section 3.8, then the Borrower, with the prior written consent of the Required Lenders, may terminate such Lender’s Revolving Commitment hereunder, provided that (i) no Event of Default shall have occurred and be continuing at the time of such Revolving Commitment termination and (ii) the Lender has been paid all amounts then due to it under this Agreement and each other Credit Document in respect of its Revolving Commitment and Revolving Loans (which, for the avoidance of doubt, the Borrower may pay in connection with any such termination without making ratable payments to any other Lender).  In no event shall the termination of a Lender’s Revolving Commitment in accordance with this Section impair or otherwise affect the obligation of the Borrower to make the payments demanded by such Lender in accordance with Section 3.5 or Section 3.8.

3.16                        Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 11.7 shall be applied promptly at such time or times as may be reasonably determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuer and Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.16(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account (including the Facility LC Collateral Account) and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) Cash Collateralize the LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility LCs issued under this Agreement, in accordance with Section 3.16(d); sixth, to the payment of any amounts owing to the Lenders, the LC Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Facility LC issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Extensions of Credit of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Extensions of Credit of such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and

Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 3.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Unused Facility Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).  Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 3.16.

(B)                               With respect to any Unused Facility Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans and participations in Swing Line Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 3.16.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Agent, and the Swing Line Lender and the LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility LCs and Swing Line Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 3.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swing Line Loans/Facility LCs.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the LC Issuer shall not be required to issue, extend, renew or increase any Facility LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)                                 Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Agent or the LC Issuer (with a copy to the Agent) the Borrower shall Cash Collateralize the LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 3.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)                                     Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the LC Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (ii) below.  If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the LC Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 3.16 in respect of Facility LCs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)                               Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 3.16(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and the LC Issuer that there exists excess Cash Collateral; provided that, subject to this Section 3.16 the Person providing Cash Collateral and the LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE 4

GUARANTY

4.1                               The Guaranty.  Each of the Credit Parties hereby jointly and severally guarantees to each Lender and the Agent as hereinafter provided the prompt payment of the Credit Party Obligations (excluding, for the avoidance of doubt, Excluded Swap Obligations) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.  The Credit Parties hereby further agree that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Credit Parties will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the guaranty obligations of each Credit Party hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the U.S. Bankruptcy Code or any comparable provisions of any applicable state law.  In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder, it is the intention of the parties hereto that any rights of subrogation, contribution, indemnification or reimbursement which such Guarantor may have in respect of this Guaranty, any other agreement or applicable law shall be taken into account.  To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate guaranteed obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such

Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment and the guaranteed obligations (other than Unliquidated Obligations), the termination or expiry of all Commitments and termination of this Credit Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.  The foregoing is intended only to define the relative rights of the Guarantors, and nothing set forth herein is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

4.2                               Obligations Unconditional.  The obligations of the Credit Parties under Section 4.1 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Credit Parties hereunder shall be absolute and unconditional under any and all circumstances other than payment in full in cash.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Credit Party hereunder which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Credit Party, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Credit Documents or any other agreement or instrument referred therein shall be done or omitted;

(c)                                  the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Agent or any Lender as security for any of the Credit Party Obligations shall fail to attach or be perfected; or

(e)                            any of the Credit Party Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Credit Party) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Credit Party).

With respect to its obligations under Article IV hereof, each Credit Party hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

4.3                               Reinstatement.  The obligations of the Credit Parties under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise (including pursuant to any settlement entered into by a Lender or Holder of Secured Obligations in its discretion), and each Credit Party agrees that it will indemnify each of the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4                               Certain Additional Waivers.  Without limiting the generality of the provisions of any other Section of this Section 4, each Credit Party further agrees that it shall have no right of recourse to security for the Credit Party Obligations.  Each of the Credit Parties further agrees that it shall have no right of subrogation, reimbursement or indemnity, nor any right of recourse to security, if any, for the Credit Party Obligations until payment in full in cash of all such obligations shall have been made (other than Unliquidated Obligations).

4.5                               Remedies.  The Credit Parties agree that, as between the Credit Parties, on the one hand, and the Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due (and payable as provided in Section 9 hereof and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9) for purposes of Section 4.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations whether or not due and payable by any other Person shall forthwith become due and payable by the Credit Parties for purposes of said Section 4.1.  Amounts received from Guarantors shall be applied pursuant to the priority of payments set forth in Section 7.4 of the Security Agreement.

4.6                               Continuing Guarantee.  The guarantee in this Section 4 is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.

4.7                               Keepwell.  Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of all Swap Obligations to which the Borrower or a Guarantor is a Swap Counterparty (provided, however, that each Qualified ECP Guarantor shall only be liable hereunder for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor shall remain in full force and effect until all Credit Party Obligations shall have been fully and finally performed and indefeasibly paid in full in cash (other than Unliquidated Obligations) and the Commitments shall have terminated or expired.  Each Qualified ECP Guarantor intends that this section constitute, and this section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  Notwithstanding anything herein to the contrary, if the Borrower or a Guarantor makes a written representation to the Holders of Secured Obligations in connection with this Guaranty, a swap, or any master agreement governing a swap to the effect that a Guarantor is or will be an “eligible contract participant” as defined in the Commodity Exchange Act on the date the Guaranty becomes effective with respect to such swap (this date shall be the date of the execution of the swap if the corresponding Guaranty is then in effect, and otherwise it shall be the date of execution and delivery of such Guaranty unless the Guaranty specifies a subsequent effective date), and such representation proves to have been incorrect when made or deemed to have been made, the Holders of Secured Obligations reserve all of their contractual and other rights and remedies, at law or in equity, including (to the extent permitted by applicable law) the right to claim, and pursue a separate cause of action, for damages as a result of such misrepresentation, provided that the applicable Guarantor’s liability for such damages shall not exceed the amount of the Excluded Swap Obligations with respect to such swap.  As used herein, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 5

CONDITIONS

5.1                               Conditions to Closing Date.  This Credit Agreement shall become effective on the Closing Date upon satisfaction of the conditions precedent set forth in this Section 5.1:

(a)                                 Execution of Agreement.  The Agent shall have received (i) counterparts of this Credit Agreement, executed by a duly authorized officer of each party hereto, and (ii) for the account of each Lender that requests one prior to the Closing Date, a Revolving Note.

(b)                                 List of Closing Documents.  The Agent shall have received the agreements, documents and instruments identified in the List of Closing Documents attached hereto as Exhibit 5.1(b).

(c)                                  Certificate of Financial Condition.  The Agent shall have received a Certificate of Financial Condition in the form of Exhibit 5.1(c) with appropriate insertions and attachments.

(d)                                 Financial Information.  The Agent and the Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of December 31, 2014, adjusted to give effect to the transactions described in the Master Transaction Agreement and the financings contemplated hereby.

(e)                                  Corporate Documents.  The Agent shall have received each of the following:

(i)                                     Articles of Incorporation.  Copies of the articles of incorporation or other applicable charter documents of the Borrower and each of the other Credit Parties certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or organization.

(ii)                                  Resolutions.  Copies of resolutions of the board of directors of the Borrower and of each of the other Credit Parties approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by the secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)                               Bylaws.  A copy of the Bylaws of the Borrower and of each of the other Credit Parties certified by the secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)                              Good Standing.  Copies of certificates of good standing, existence or its equivalent with respect to the Borrower and each of the other Credit Parties certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization.

(f)                                   Officer’s Certificate.  The Agent shall have received a certificate of a duly authorized officer of each of the Borrower and each of the other Credit Parties dated the Closing Date, substantially in the form of Exhibit 5.1(f) with appropriate insertions and attachments.

(g)                                  Legal Opinion of Counsel.  The Agent shall have received an opinion of Foley & Lardner LLP, counsel for the Borrower and the Guarantors, dated the Closing Date and addressed to the Agent and the Lenders, in form and substance satisfactory to the Agent and the Lenders.

(h)                                 Payoff and Lien Release Documentation.  The Agent shall have received evidence satisfactory to it that the revolving and term loan credit facilities evidenced by the Second Amended and Restated Credit Agreement, dated as of December 5, 2012, among Journal

Communications, Inc., certain affiliates thereof, the lenders party thereto, and U.S. Bank National Association, as administrative agent, as amended or modified, have been terminated, all amounts outstanding thereunder or in connection therewith, other than Unliquidated Obligations, shall have been repaid, and all Liens granted under or in connection therewith shall have been terminated.  In addition, the Agent shall have received evidence satisfactory to it that the “Journal Newspaper Assets” and the “Scripps Newspaper Assets” (each as defined in the Master Transaction Agreement) are free and clear of all Liens granted to SunTrust Bank pursuant to financing arrangements with The E.W. Scripps Company and certain of its Affiliates.

(i)                                     Closing Certificate.  A certificate in the form of Exhibit 5.1(i), dated the Closing Date and signed by a Responsible Officer, certifying that (i) no Default or Event of Default exists, (ii) all representations and warranties of each Credit Party set forth in the Credit Documents are true and correct and (iii) since December 31, 2014, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

(j)                                    Notice of Borrowing.  If applicable, a duly executed Notice of Borrowing, in the form of Exhibit 2.1(b)(i);

(k)                                 Disbursement Agreement.  If applicable, a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof.

(l)                                     Consents.  Delivery of Borrower certified copies of all consents, approvals, authorizations, registrations, and filings and orders required to be made or obtained by the Borrower and all Guarantors under any Requirement of Law or by any Contractual Obligation of each Credit Party, in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents and the transactions evidenced by the Master Transaction Agreement, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Loans or the transactions evidenced by the Master Transaction Agreement shall be ongoing.

(m)                             Fees.  The Agent and the Lenders shall have received all Fees due and owing pursuant to Section 3.4; provided that, in the case of expenses, the Borrower shall have received all invoices therefor at least one Business Day prior to the Closing Date.

(n)                                 Liability and Casualty Insurance.  The Agent shall have received copies of insurance policies or certificates of insurance on behalf of insurers of the Borrower and all Guarantors, evidencing or describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and all Guarantors meeting the requirements set forth herein.

(o)                                 Subsection 5.2 Conditions.  The conditions specified in subsections 5.2(a) and (b) shall be satisfied on the Closing Date as if Loans were to be made on such date.

(p)                                 Authorization Letter.  The Agent shall have received an authorization letter in the form of Exhibit 5.1(p) with appropriate insertions.

(q)                                 UCC Search Reports; Other Documents.  The Agent shall have received such UCC search reports and other approvals, opinions, documents or materials as the Agent or any Lender shall reasonably request.

(r)                                    Closing Date.  Each of the foregoing conditions precedent shall have been satisfied on or before April 1, 2015.

(s)                                   Master Transaction Agreement.  The business combination between The E.W. Scripps Company and Journal Communications, Inc. shall have been consummated, and, among other things, the Borrower and its Subsidiaries shall have ownership and control of the “Journal Newspaper Assets” and the “Scripps Newspaper Assets” (each as defined in the Master Transaction Agreement).

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.  The Agent shall promptly notify the Borrower and the Lenders of the occurrence of the Closing Date, which notice shall be conclusive and binding.

Notwithstanding anything herein to the contrary, the failure to perfect any security interest in the newspaper business of The E.W. Scripps Company and its subsidiaries on or prior to the Closing Date after the Borrower’s use of commercially reasonable efforts to take such actions as are necessary to do so shall not impair the availability of the Revolving Loans (unless perfection thereof may be accomplished by the filing of a financing statement under the Uniform Commercial Code), but such security interests (to the extent required under the Credit Documents) shall be perfected within 30 days after the Closing Date or such longer period as the Agent may approve in its discretion.

5.2                               Conditions to All Extensions of Credit.  The obligation of each Lender to make any Extension of Credit hereunder (including the initial Loans to be made hereunder) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)                                 Representations and Warranties.  Except as modified pursuant to Section 6.16, the representations and warranties (other than, subsequent to the Closing Date, the representations and warranties contained in Section 6.6 and the last sentence in Section 6.1) made by the Borrower and the other Credit Parties herein or which are contained in any certificate furnished at any time under or in connection herewith shall continue to be true and correct in all material respects on and as of the date of such Extension of Credit, as if made on and as of such date (or in the case of any representation or warranty that refers to an earlier date, as of such earlier date).

(b)                                 No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c)                                  Additional Conditions to Extensions of Credit.  If such Extension of Credit is made pursuant to Section 2.1 or 2.2, all conditions set forth in such Section, as applicable, shall have been satisfied, and if a Facility LC is to be issued, the requirements of Section 2.4 have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrower of an Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in this Section 5.2 have been satisfied.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make the Loans and issue the Facility LCs herein provided for, each of the Credit Parties hereby represents and warrants to the Agent and to each Lender that as of the Closing Date, and, except for the representations and warranties contained in Section 6.6 and the last sentence in Section 6.1, as of the date of each Extension of Credit hereunder and on any date on which such representations and warranties are otherwise required to be made or re-made hereunder (except as specifically set forth below in this Section 6):

6.1                               Financial Information; MAE.  Prior to the Closing Date, the Borrower furnished to the Lenders and the Agent a pro forma Closing Date consolidated balance sheet of the Borrower, adjusted to give effect to the transactions described in the Master Transaction Agreement and the financings contemplated hereby.  The Borrower represents and warrants that such balance sheet is true, accurate and complete in all material respects.  Since December 31, 2014, there has been no development or event which has had a Material Adverse Effect.

6.2                               Ownership of Properties; Liens and Encumbrances.  Each of the Borrower and its Subsidiaries has good and marketable title (or has an interest as a lessee or other right to use) to all property, real and personal, material to its business as reflected on the most recent balance sheet of the Borrower furnished to the Lenders hereunder, and all property material to its business purported to have been purchased (or leased or otherwise acquired) since the date of such balance sheet, except property sold or otherwise disposed of, the property of any Subsidiaries that are sold through an asset sale or otherwise disposed of and the return of any leased property upon the termination of any lease subsequent to such date; and each such Person’s property is free of any Lien except Permitted Liens.  To the Borrower’s knowledge, all owned and leased buildings and equipment of the Borrower used in and material to the Borrower’s business are in good operating condition, repair and working order, except for ordinary wear and tear and insured losses, and, to the Borrower’s knowledge, conform to all applicable laws, ordinances and regulations the violation of which would have a Material Adverse Effect.  To the Borrower’s knowledge, the Borrower possesses adequate trademarks, trade names, copyrights, patents, service marks and licenses, or rights thereto, for the present and planned future conduct of its business substantially as now conducted, without any known conflict with the rights of others which would result in a Material Adverse Effect.  Schedule 6.2 identifies the Persons that owned the “Journal Newspaper Assets” and the “Scripps Newspaper Assets” (each as defined in the Master Transaction Agreement) immediately prior to giving effect to the transactions evidenced by the Master Transaction Agreement.  In addition, Schedule 6.2 identifies the Persons that owned the “Journal Newspaper Assets” and the “Scripps Newspaper Assets” (each as defined in the Master Transaction Agreement) immediately subsequent to giving effect to the transactions evidenced by the Master Transaction Agreement.

6.3                               Corporate Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly incorporated or otherwise formed, validly existing and in good standing (or similar concept under applicable law, including, without limitation, the concept of active status under the laws of the State of Wisconsin) under the laws of the jurisdiction of its incorporation or formation, (b) has the legal power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law; except to the extent that the failure to comply with any of (a) through (d) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Borrower maintains in effect and enforces policies and procedures designed in a commercially reasonable manner to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with  Anti-Corruption Laws and applicable Sanctions.

6.4                               Corporate Power; Authorization; Enforceable Obligations.  Each of the Borrower and the other Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary entity action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party.  Except as otherwise specifically provided herein, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Borrower or the other Credit Parties (other than those which have been obtained or which the failure to obtain would not, in the aggregate, have a Material Adverse Effect) or with the validity or enforceability of any Credit Document against the Borrower or the Guarantors.  Each Credit Document to which it is a party has been duly executed and delivered on behalf of the Borrower or the other Credit Parties, as the case may be.  Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of the Borrower or the Guarantors, as the case may be, enforceable against the Borrower or the other Credit Parties, as the case may be, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and other laws affecting the enforceability of creditors rights generally and general principles of equity.

6.5                               No Legal Bar; No Default.  The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans and Facility LCs will not violate any Requirement of Law the violation of which would reasonably be expected to have a Material Adverse Effect or any Contractual Obligation of the Borrower or its Subsidiaries

the violation of which would reasonably be expected to have a Material Adverse Effect (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

6.6                               No Material Litigation.  Except as set forth in the Audited Financial Statements and on Schedule 6.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower and the other Credit Parties, threatened in writing by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any Facility LC or any of the transactions contemplated hereby, (b) with respect to the transactions evidenced by the Master Transaction Agreement, or (c) which, would reasonably be expected to have a Material Adverse Effect.

6.7                               Investment Company Act.  Neither the Borrower nor any of the other Credit Parties is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.8                               Federal Regulations.  No part of the proceeds of any Loan or Facility LC hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  The Borrower and its Subsidiaries taken as a group do not own “margin stock” except margin stock which is a Permitted Investment, but only to the extent otherwise permitted by this Agreement.

6.9                               ERISA.  Neither a Reportable Event nor a failure to satisfy the “minimum funding standards” of Section 412 of the Code (or Section 302 of ERISA) has occurred during the three-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such three-year period which would reasonably be expected to have a Material Adverse Effect.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the date on which the computations have been finally completed with respect to the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, would reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect.

6.10                        Environmental Matters.  Except as set forth in Schedule 6.10 and except to the extent that all of the following, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)                                 To the knowledge of the Borrower and the other Credit Parties, the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b)                                 To the knowledge of the Borrower and the other Credit Parties, the Properties and all operations at the Properties are in compliance, and have in the last three years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”).

(c)                                  Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor do the Borrower nor the other Credit Parties have knowledge or reason to believe that any such notice will be received or is being threatened in writing.

(d)                                 To the knowledge of the Borrower and the other Credit Parties, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e)                                  No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower and the other Credit Parties, threatened in writing, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)                                   To the knowledge of the Borrower and the other Credit Parties, there has been no unremediated release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.11                        Use of Proceeds.  The Loans hereunder and the Facility LC issued hereunder may be used to repay certain debt on the Closing Date and to fund Permitted Acquisitions, capital expenditures, repurchases of the Borrower’s equity interests to the extent permitted hereunder, working capital and for other lawful general corporate purposes.  The Borrower shall not request any Loan or Facility LC and shall not use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Facility LC (i) to facilitate an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of  any applicable Sanctions by any party hereto.

6.12                        Subsidiaries.  Set forth on Schedule 6.12 is a complete and accurate list of all Subsidiaries of the Borrower as of the Closing Date.  The outstanding capital stock and other equity interests of all such Subsidiaries is validly issued, fully paid and nonassessable (except as otherwise required by statute) and is owned, free and clear of all Liens (other than Permitted Liens).

6.13                        Taxes.  To the knowledge of the Borrower and the other Credit Parties, each of the Borrower and its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all taxes shown thereon to be due (including interest and penalties), except for such taxes (i) which are not yet delinquent, or (ii) as are being contested in good faith and by proper action, and against which adequate reserves are being maintained in accordance with GAAP.  As of the Closing Date, the Borrower is not aware of any proposed material tax assessments against it or any of its Subsidiaries.

6.14                        Solvency.  The Borrower, individually, and the Borrower and its Subsidiaries, collectively, are and, after execution of this Credit Agreement on the Closing Date and after giving effect to the Indebtedness and Guarantee Obligations incurred hereunder on and after the Closing Date, will be Solvent.

6.15                        Accuracy of Information.  All written information, taken as a whole, furnished by the Borrower to the Lenders is correct and complete in all material respects as of the date furnished (or if such written information specifies an earlier date, such earlier date) and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) (it being understood that with respect to any projections and forecasts provided by the Borrower or any Subsidiary, the Borrower represents and warrants that such projections and forecasts were prepared based on good faith estimates and assumptions believed by the Borrower or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts).

6.16                        Amendments to Schedule 6.12.  To the extent otherwise permitted by this Agreement, the Borrower may, from time to time, amend Schedule 6.12 by delivering (effective upon receipt) to the Agent and each Lender a copy of such amended Schedule 6.12, which shall (i) be dated the date of delivery, (ii) be certified by a duly authorized officer of the Borrower as true, complete and correct as of such date as delivered in replacement for the Schedule 6.12 previously in effect, and (iii) show in reasonable detail (by blacklining or other appropriate graphic means) the changes from the predecessor Schedule 6.12. Such amended schedule shall replace the prior version thereof.  For the avoidance of doubt, the receipt of such updated

Schedule by the Agent and the Lenders shall not be understood to permit any action prohibited hereunder or constitute a waiver of any provision contained herein.

6.17                        Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws; PATRIOT Act.                                                 The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, is a Sanctioned Person.  No Loan or Facility LC or use of the proceeds of any Loan or Facility LC will violate Anti-Corruption Laws or applicable Sanctions. Neither the making of the Loans hereunder or the issuance of Facility LCs hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.  The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.  The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the PATRIOT Act.

ARTICLE 7

AFFIRMATIVE COVENANTS

For so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (other than contingent obligations not then due), together with interest, Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full, the Borrower shall, and in the case of subsections 7.3, 7.4, 7.5, 7.6 and 7.8 shall cause each of its Subsidiaries, to:

7.1                               Annual Financial Statement.  Furnish to the Agent within 90 days after the end of each fiscal year of the Borrower a copy for each Lender (which copies the Agent shall promptly distribute to the Lenders) of a balance sheet of the Borrower as of the close of such fiscal year and related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, prepared in accordance with GAAP, audited by a nationally recognized firm of independent certified public accountants selected by the Borrower, and accompanied by an opinion unqualified with respect to “going concern” thereon by such accountants to the effect that such financial statements present fairly, in all material respects, the financial position of the Borrower and all Consolidated Subsidiaries as of the end of such fiscal year, and the results of their operations and their cash flows for such fiscal year, in accordance with GAAP, and that such audit was conducted in accordance with generally accepted auditing practices.  Each such annual statement shall be accompanied by a certificate of an authorized financial officer of the Borrower containing the calculations demonstrating the Borrower’s compliance or noncompliance with the financial covenants contained in Section 7.9 hereof.  The Borrower will furnish to the Agent within 90 days after the end of each fiscal year of the Borrower a copy for each Lender (which copies the Agent shall promptly distribute to the Lenders) of a statement of income, including statements of revenues and expenses for each of the Borrower’s business segments and corporate charges.  All such financial statements, and the financial statements referred to in Section 7.2 hereof, except as provided herein, shall be furnished in consolidated form for the Borrower and all Consolidated Subsidiaries which it may at the time have.

7.2                               Interim Financial Statements.

(a)                                 Furnish to the Agent within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower, a copy for each Lender (which copies the Agent shall promptly distribute to the Lenders) of the Borrower’s 10-Q, prepared in the manner set forth in Section 7.1 hereof for the annual statements, certified to be accurate and complete by an authorized financial officer of the Borrower, subject to audit, footnotes and normal year-end adjustments, and accompanied by the certificate of such officer (i) to the effect that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) containing the calculations demonstrating the Borrower’s compliance or noncompliance with the financial covenants contained in Section 7.9 hereof; provided, however, in the event the Borrower’s 10-Q is not filed within such 45 day period, the Borrower shall furnish to the Agent and Lenders within such 45 day period a balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such period and related statements of income including a statement of revenues and expenses for each of the Borrower’s business segments and corporate charges, shareholders’ equity and cash flows for the period from the beginning of the fiscal year to the end of such fiscal quarter, prepared and certified as set forth above.

(b)                                 Furnish to the Agent and the Lenders, (i) contemporaneously with the filing or mailing thereof, copies for each Lender of all material of a financial nature filed with the Securities and Exchange Commission or sent to the shareholders of the Borrower generally, and (ii) such other financial information as any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.1, Section 7.2(a) and Section 7.2(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date the Agent shall have received notice from the Borrower that (i) the Borrower has posted such documents on www.sec.gov, or provided a link thereto, on the Borrower’s website at www.journalmediagroup.com; or (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, DebtX or another relevant website, if any, to which each Lender and the Agent have ready access without charge (whether a commercial, third-party website or whether sponsored by the Agent).

7.3                               Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable, to specified grace periods) all its material obligations of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations (including, without limitation, obligations to pay taxes), except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, except where the failure to so pay, discharge or otherwise satisfy would not have a Material Adverse Effect.

7.4                               Conduct of Business and Maintenance of Existence.  Except as otherwise permitted by Sections 8.3 and 8.4, continue to engage in business of the same general type as now conducted by it on the date hereof and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, privileges and franchises necessary in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

7.5                               Maintenance of Property; Insurance.  Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and insured losses excepted); maintain insurance (including insurance against claims and liabilities arising out of the manufacture or distribution of any products or the provision of any services) with respect to its properties and businesses in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Agent, on the Closing Date and promptly after the Agent’s request thereafter (to be made no more frequently than annually), full information as to the insurance carried.  Subsequent to the delivery of the endorsements as set forth in Section 7.13, from and after such date, the Borrower shall maintain in effect for the benefit of the Holders of Secured Obligations endorsements (x) to all “All Risk” physical damage insurance policies on all of the Credit Parties’ tangible personal property and assets and business interruption insurance policies naming the Agent as lender loss payee, and (y) to all general liability and umbrella liability policies naming the Agent for the benefit of the Holders of Secured Obligations an additional insured pursuant to standard mortgagee provisions.  In the event any Credit Party or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable.  All sums so disbursed by the Agent shall constitute part of the Secured Obligations, payable as provided in this Agreement.  The Borrower (x) will furnish to the Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding, and (y) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Credit Agreement and the Security Agreement.  Notwithstanding any provision of the foregoing to the contrary, the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas that the Borrower or applicable Subsidiary operates and to the extent consistent with prudent business practice.

7.6                               Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account so that financial statements may be prepared in conformity with GAAP; and permit, during regular business hours and upon reasonable notice by the Agent, the Agent and, after the occurrence and during the continuance of an Event of Default, any of the Lenders to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which the Borrower may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and, with one or more authorized officers of the Borrower present, with its independent certified public accountants.  Except during the continuance of an Event of Default, the Borrower shall not be responsible for the reimbursement of costs and expenses relating to more than one such visit/inspection per calendar year.

7.7                               Notices.  Give notice to the Agent (which shall promptly transmit such notice to each Lender) of:

(a)                                 promptly (and in any event within two (2) Business Days) after a Responsible Officer of the Borrower knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b)                                 promptly, upon a Responsible Officer of Borrower learning of any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

(c)                                  promptly, any litigation, or any investigation or proceeding (including, without limitation, any environmental proceeding) known to a Responsible Officer of the Borrower, against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(d)                                       as soon as practicable and in any event within 30 days after a Responsible Officer of the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)                                  promptly, upon a Responsible Officer of Borrower learning of any other development or event which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

7.8                               Environmental Laws.

(a)                                 Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that, with respect to all of the above, failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)                                 Conduct and complete all material investigations, studies, sampling and testing, and all material remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate actions and the non-compliance with such orders and directives would not reasonably be expected to have a Material Adverse Effect; and

(c)                                  Defend, indemnify and hold harmless the Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys’ fees and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this paragraph (c) shall survive repayment of the Notes and all other amounts payable hereunder.

7.9                               Financial Covenants.

(a)                                 Consolidated Total Debt Ratio.  There shall be maintained as of the end of each fiscal quarter, as determined for the four fiscal quarter period then ended, a Consolidated Total Debt Ratio of not greater than 3.0:1.0.

(b)                                 Interest Coverage Ratio.  There shall be maintained on a consolidated basis as of the end of each fiscal quarter, as determined for the four fiscal quarter period then ended, an Interest Coverage Ratio of not less than 3.0:1.0.

7.10                        Additional Subsidiary Guarantors; Release of Guarantors.

(a)                                 If a Domestic Subsidiary of the Borrower which is not a Guarantor hereunder (a “Non-Guarantor Subsidiary”) shall as of the end of any fiscal quarter constitute, after elimination of its intercompany items, more than either

(i)                                     10% of Consolidated Total Assets, or

(ii)                                  10% of revenues for the Borrower and its Consolidated Subsidiaries for the four consecutive fiscal quarters then ended and as reported pursuant to

Section 7.1 or 7.2, as applicable, then the Borrower will promptly notify the Agent thereof, and cause such Non-Guarantor Subsidiary to become a Guarantor hereunder by way of execution of a Joinder Agreement in accordance with Section 7.11.

(b)                                 In addition to the requirements set forth in the foregoing clause (a), if the Non-Guarantor Subsidiaries shall, as a group after the elimination of intercompany items, as of the end of any fiscal quarter constitute in the aggregate more than either

(i)                                     10% of Consolidated Total Assets, or

(ii)                                  10% of revenues for the Borrower and its Consolidated Subsidiaries for the four consecutive fiscal quarters then ended as reported pursuant to Section 7.1 or 7.2, as applicable

(collectively, the “Threshold Requirement”), then the Borrower will promptly notify the Agent thereof, and cause one or more of the Non-Guarantor Subsidiaries to become a Guarantor hereunder by way of execution of a Joinder Agreement in accordance with Section 7.11, such that immediately after the joinder of such Subsidiaries as Guarantors hereunder, the remaining Non-Guarantor Subsidiaries shall not, as a group, exceed the Threshold Requirement.  For the avoidance of doubt, no Foreign Subsidiary shall be required to become a Guarantor hereunder.

(c)                                  If the Borrower (i) sells or otherwise disposes of all of the capital stock of a Credit Party or (ii) sells all or substantially all of the assets of a Credit Party and subsequently merges or dissolves such Credit Party out of existence, in either case in compliance with the terms of this Agreement, the Guaranty of such Credit Party shall terminate and such termination shall not be deemed an Event of Default.  In addition, the Agent shall release any Subsidiary as a Guarantor promptly after the Borrower’s written request therefor, if, upon giving effect to such release, the Borrower would be in compliance with the requirements of Section 7.10(a) and Section 7.10(b).

7.11                        Further Assurances Regarding Collateral.  As promptly as practicable but in any event within 45 days (or such later date as may be agreed upon by the Agent) after a Subsidiary is required to become a Guarantor, the Borrower shall provide the Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Subsidiary and shall cause each such Subsidiary to deliver to the Agent a joinder to the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such joinder to be accompanied by appropriate resolutions, other documentation and other Credit Documents to the extent reasonably requested by the Agent, and legal opinions in form and substance reasonably satisfactory to the Agent and its counsel.  The Borrower will cause, and will cause each other Credit Party to cause, all or substantially all of its owned personal property (whether tangible, intangible, or mixed), to be subject to perfected Liens in favor of the Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Security Agreement, subject in any case to Liens permitted by Section 8.2 and any exceptions thereto permitted in the Security Agreement; provided, however, it is understood that any security interest in the newspaper business of The E.W. Scripps Company and its subsidiaries, other than those perfected by the filing of financing statements, shall be perfected within 30 days after the Closing Date or such longer period as the Agent may approve in its discretion.  Neither the Borrower nor any other Credit Party shall be required to deliver mortgages to the Agent in respect of the Borrower’s or any other Credit Party’s real property or any leasehold interest.  If any assets constituting Collateral are acquired by the Borrower or any Credit Party after the Closing Date with respect to which additional action is required under the Credit Agreement or the Security Agreement to perfect the Lien of the Agent in such assets, the Borrower will notify the Agent thereof, and, if requested by the Agent, and if the cost of perfecting a Lien in such property, in the Agent’s reasonable discretion, is not excessive in light of the value of such property, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, all at the expense of the Borrower.

7.12                        PATRIOT Act.  The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the PATRIOT Act.

7.13                        Post-Closing Covenants.

(a)                                                         Within thirty (30) days after the date hereof (or such later date as may be approved by the Agent in its reasonable discretion), the Borrower shall deliver to the Agent for the benefit of the Holders of Secured Obligations endorsements (x) to all “All Risk” physical damage insurance policies on all of the Credit Parties’ tangible personal property and assets and business interruption insurance policies naming the Agent as lender loss payee, and (y) to all general liability and umbrella liability policies naming the Agent for the benefit of the Holders of Secured Obligations an additional insured pursuant to standard mortgagee provisions.

(b)                                                         Within thirty (30) days after the date hereof (or such later date as may be approved by the Agent in its reasonable discretion), the Borrower shall deliver to the Agent for the benefit of the Holders of Secured Obligations intellectual property security agreements and, to the extent necessary, intellectual property assignment agreements, each in proper form for filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, with respect to patents, copyrights and trademarks material to the conduct of each Credit Party’s business.

ARTICLE 8

NEGATIVE COVENANTS

For so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (other than contingent obligations not then due), together with interest, Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full, the Borrower shall not, and shall not permit any of its Subsidiaries, to:

8.1                               Indebtedness.  Contract, create, incur, assume or permit to exist any Indebtedness; provided, however, so long as no Event of Default exists on the date of incurrence or would result therefrom, the Borrower and its Subsidiaries may incur:

(i)                                     purchase-money Indebtedness and Capital Lease Obligations in an aggregate outstanding principal amount not in excess of $5,000,000 at any time, together with any extension, refinancing or renewal thereof to the extent that the Refinancing Conditions (defined below) are satisfied;

(ii)                                  Indebtedness of the Borrower or any Subsidiary not in excess of $5,000,000 in the aggregate during the term of this Agreement that is assumed in connection with,  or owing by an acquired entity at the time of, an acquisition not prohibited hereunder, together with any extension, refinancing or renewal thereof to the extent that the Refinancing Conditions are satisfied;

(iii)                               Indebtedness under any Credit Document;

(iv)                              Indebtedness existing on the Closing Date and listed on Schedule 8.1 hereto, together with any extension, refinancing or renewal thereof to the extent that (a) the principal amount of such Indebtedness is not increased, and the non-default interest rate is not increased more than 2% per annum above the then effective rate therefor (with the understanding that if the existing interest rate is based off of a pricing grid, such 2% increase may be applied to each level of such pricing grid when creating a pricing grid for the applicable extension, refinancing or renewal), (b) any Liens securing such Indebtedness are not extended to any additional type of property of any Credit Party, (c) no Credit Party that is not originally obligated (or required to be obligated) with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (d) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (e) the terms of any such extension, refinancing, or renewal are not less favorable in any material respect when taken as a whole to the obligor thereunder than the original terms of such Indebtedness and (f) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness (the foregoing clauses (a)-(f) are collectively referred to herein as the “Refinancing Conditions”);

(v)                                 unsecured Indebtedness owing by a Grantor to any other Grantor, or by any Grantor to a Subsidiary (subject to subordination terms acceptable to the Agent);

(vi)                              Guarantee Obligations permitted under Section 8.6;

(vii)                           Indebtedness under Hedging Agreements to the extent permitted under Section 8.5;

(viii)                        Indebtedness associated with bonds or surety obligations (a) required in connection with self-insurance or the performance of contracts or (b) required by any Requirement of Law;

(ix)                              Endorsements of negotiable instruments for collection in the ordinary course of business and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, in each case, so long as such Indebtedness is extinguished within 5 Business Days of the incurrence thereof;

(x)                                 Indebtedness owed to insurance companies for premiums on policies required by Section 7.5;

(xi)                              Indebtedness arising under Treasury Management Agreements in the ordinary course of Business;

(xii)                           Indebtedness incurred by the Borrower or any Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with permitted Dispositions of any business, assets or any Subsidiary of the Borrower; and

(xiii)                        other Indebtedness in an aggregate principal amount not in excess of $10,000,000 at any time.

8.2                               Liens.  Contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

8.3                               Nature of Business.  Except as otherwise permitted by Section 8.4, cease to be primarily engaged in print media businesses and businesses reasonably related thereto and reasonable extensions thereof.

8.4                               Consolidation, Merger, Sale or Purchase of Assets, etc.

(a)                                 dissolve, liquidate or wind up its affairs, Dispose of any of its property or assets in one transaction or a series of related transactions except the following, without duplication, shall be expressly permitted:

(i)                                     Specified Sales, Dispositions effectuated by any transaction permitted under clause (b) below and Dispositions permitted under Section 8.10;

(ii)                                  the Disposition of property or assets by a Credit Party to any other Credit Party (including, without limitation, as the result of any dissolution, liquidation or wind up of the affairs of any Subsidiary), and by any Subsidiary to a Credit Party (subject to the requirements of Section 8.7); or

(iii) other Dispositions of property or assets by the Borrower or any Subsidiary thereof; provided, that no Default or Event of Default shall be outstanding immediately prior to or after giving pro forma effect to the applicable Disposition; provided, further, that that the aggregate book value of all property and assets Disposed of in any fiscal year shall not exceed 5% of Consolidated Total Assets as determined as of the end of the immediately preceding fiscal year; (the “Disposition Threshold”); provided, further, that, the portion of the Disposition Threshold that is unused in any fiscal year may be carried forward to one or more future periods but in no fiscal year may the Disposition Threshold exceed 10% of the Consolidated Total Assets as determined as of the end of the immediately preceding fiscal year.

(b)                                 purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any part of the property or assets of any Person other than purchases or other acquisitions of inventory, leases, materials, property, equipment and other assets in the ordinary course of business (except as otherwise limited or prohibited herein), or enter into any transaction of merger or consolidation, except for (i) investments or acquisitions constituting Permitted Investments and, subject to the limitations set forth in Section 8.10, repurchases by any Credit Party of its outstanding capital stock, (ii) the merger or consolidation of any Credit Party with or into another Credit Party, provided that in any such case the Borrower (if party thereto) shall be the surviving entity,  (iii) the merger or consolidation of any wholly-owned Subsidiary with or into any other wholly-owned Subsidiary, (iv) the merger or consolidation of any wholly-owned Subsidiary with or into the Borrower or another Credit Party provided that in any such case the Borrower or such other Credit Party, as applicable, shall be the surviving entity, (v) Permitted Acquisitions; provided, that aggregate consideration for all Permitted Acquisitions consummated during any fiscal year shall not exceed $25,000,000, and (vi) purchases, leases or acquisitions not constituting Permitted Acquisitions or transactions otherwise described in clauses (i) through (v) so long as no Default or Event of Default shall be outstanding immediately prior to or after giving pro forma effect to the applicable purchase, lease or acquisition and the aggregate book value of all property and assets purchased, leased or acquired in any fiscal year pursuant to this clause (vi) shall not exceed 5% of Consolidated Total Assets as determined as of the end of the immediately preceding fiscal year.

8.5                               Hedging Agreements.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than non-speculative Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Agreement entered into for speculative purposes or of a speculative nature is not a Hedging Agreement entered into to hedge or mitigate risks.

8.6                               Guarantee Obligations.  Contract, create, incur, assume or permit to exist any Guarantee Obligations, except Permitted Guarantee Obligations.

8.7                               Transactions with Affiliates.  Except as set forth in Schedule 8.7 hereto or otherwise as permitted hereunder, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Credit Party’s officer, director, shareholder or Affiliate (other than a Credit Party or a wholly-owned Subsidiary) other than on terms and conditions substantially as favorable in all material respects as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate (other than a Credit Party or wholly-owned Subsidiary); provided that the foregoing shall not apply to (a) any Indebtedness permitted by Section 8.1, transactions permitted by Section 8.4 or dividends permitted by Section 8.10, (b) the payment of reasonable and customary directors’ fees and other benefits to Persons who are not otherwise Affiliates of any Credit Party, (c) any employment or severance or other employee compensation, benefit, arrangement or plan or any amendment thereto, entered into by any Credit Party in the ordinary course of business, (d) provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by law, (e) sales or leases of goods to Affiliates in the ordinary course of business for less than fair market value, but for not less than cost and (f) any contribution of capital to the Borrower.

8.8                               Ownership of Subsidiaries.  Create, form or acquire a Subsidiary, unless any such Subsidiary shall become an Additional Credit Party, if required, in accordance with the provisions of Section 7.10.

8.9                               Fiscal Year.  Change its fiscal year from one that is a calendar year.

8.10                        Dividends.  Make any payment, distribution or Dividend (other than a dividend or distribution payable solely in stock or equity interests of the Person making the dividend or distribution or rights or options to acquire such stock or equity interests) on or any payment on account of the purchase, redemption or retirement of, or any other distribution on, any partnership interest, limited liability company interest, share of any class of stock or other ownership interest in such Person (collectively, “Distributions”); provided notwithstanding the foregoing, so long as no Default or Event of Default exists or would result therefrom, (i) wholly-owned Subsidiaries may make Distributions to the Borrower or other wholly-owned Subsidiaries of the Borrower, (ii) the Borrower and each wholly-owned Subsidiary may retire, on a non-cash basis, treasury stock, and (iii) the Borrower may make Distributions in respect of its equity interests and may repurchase its equity interests from the holders thereof; provided, further, that no more than $10,000,000 of Loan or Facility LC proceeds may actually be used in any fiscal year to directly pay cash Distributions otherwise permitted hereunder.

ARTICLE 9

EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events (each an “Event of Default”):

(a)                                 The Borrower shall fail to pay any principal on any Note or any Reimbursement Obligations when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Note or any Fee or other amount payable hereunder when due in accordance with the terms thereof or hereof and such failure shall continue unremedied for five (5) Business Days, or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guarantee Obligations thereunder; provided, that no Guarantor shall be required to make any payment in respect of any interest or Fee or other amount (other than principal) until the expiry of the aforementioned five (5) Business Day cure period provided to the Borrower; or

(b)                                 Any representation or warranty made or deemed made by the Borrower or other Credit Party herein, or in any of the other Credit Documents or which is contained in any certificate, document or financial or other written statement furnished by the Borrower or other Credit Party at any time under this Agreement or any other Credit Document shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)                                  The Borrower shall (i) default in the due performance or observance of Section 7.7(a), 7.9, 7.13 or Section 8, (ii) default in the observance or performance of Section 7.1 or 7.2 and such default shall continue unremedied for a period of 10 days or more after written notice thereof from the Agent or the Required Lenders, or (iii) default in the observance or performance of any other term, covenant or agreement contained herein, or in any of the other Credit Documents (other than as described in subsections 9(a), 9(b), 9(c)(i) or 9(c)(ii) above), and such default shall continue unremedied for a period of 30 days or more after written notice thereof from the Agent or the Required Lenders; or

(d)                                 The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness of the types described in the clauses (a) (excluding Indebtedness for the deferred purchase price of property or services), (b), (c) and (i) of the definition thereof (other than the Notes and intercompany Indebtedness) in a principal amount outstanding of at least $7,500,000 in the aggregate for the Borrower and its Subsidiaries or in the payment of any matured Guarantee Obligation with respect to Indebtedness of the types described in the clauses (a) (excluding Indebtedness for the deferred purchase price of property or services), (b), (c) and (i) of the definition thereof in a principal amount outstanding of at least $7,500,000 in the aggregate for the Borrower and its Subsidiaries beyond the period of grace (not to exceed 30 days), if any (except any such Indebtedness or Guarantee Obligations which the Borrower and its Subsidiaries are disputing in good faith and for which they have established adequate reserves or Indebtedness owing by one Subsidiary to the Borrower or another Subsidiary that is not being accelerated and for which no enforcement or collection action has been commenced); or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness in a principal amount outstanding of at least $7,500,000 in the aggregate for the Borrower and its Subsidiaries or Guarantee Obligation in a principal amount outstanding of at least $7,500,000 in the aggregate for the Borrower and its Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than any event or condition requiring prepayment in the absence of a default or event of default), the effect of which default or other event or condition is to cause, or the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries shall cause or overtly threaten to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided, that this Section 9(d) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) any mandatory prepayment requirement in any agreement arising from the receipt of net cash proceeds from the issuance of Indebtedness or equity or any voluntary or involuntary disposition or using excess cash flow so long as, in each case, no default or event of default occurs under such agreement in connection with such mandatory prepayment requirement; or

(e)                                  (i) The Borrower or any other Credit Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any other Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any other Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (X) results in the entry of an order for relief or any such adjudication or appointment or (Y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any other Credit Party any case, proceeding other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any other Credit Party shall take any action authorizing, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Credit Party shall not, or shall be unable to, or shall admit in writing its inability to, generally pay its debts as they become due; or

(f)                                   One or more judgments or decrees shall be entered against the Borrower or any other Credit Party and such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof and involve in the aggregate a liability (to the extent not paid when due or covered by insurance) of $7,500,000 or more; or

(g)                                  (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the “minimum funding standards” of Section 412 of the Code (or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)                                 Any Person or group of Persons which is unacceptable to the Required Lenders obtains control of more than 50% of the issued and outstanding voting power of the Borrower (excluding, for the avoidance of doubt, any Person or group of Persons holding such voting power as of the Closing Date); or

(i)                                     The Guaranty or any provision thereof shall cease to be in full force and effect (other than in accordance with the terms hereof or as a result of an amendment in accordance herewith) or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party’s obligations under the Guaranty; or

(j)                                    The Security Agreement or any provision thereof shall cease to be in full force and effect (other than in accordance with its terms), or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party’s obligations under the Security Agreement (other than in accordance with its terms), or the Security Agreement shall for any reason fail to create a valid and perfected first priority security interest and Lien in any Collateral purported to be covered thereby, except as permitted by the terms of the Security Agreement or this Credit Agreement; or

(k)                                 Any other Credit Document shall fail to be in full force and effect (other than in accordance with its terms or as provided herein).

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents shall immediately become due and payable, and no Facility LCs shall be issued hereunder, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the written consent of the Required Lenders, the Agent may, or upon the written request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the written consent of the Required Lenders the Agent may, or upon the written request of the Required Lenders, the Agent shall, by notice of default to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Credit Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 9, any other provision of this Credit Agreement or any provision of any other Credit Document, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

In addition to the foregoing, upon the occurrence of an Event of Default under paragraph (e), without any election or action on the part of the Agent, the LC Issuer or any Lender, the Borrower will be and become unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Secured Obligations (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs and is continuing, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.  If at any time while any Event of Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

During the continuance of an Event of Default or at any time amounts due under a Facility LC have not been paid in accordance with the terms of this Credit Agreement or the applicable Facility LC, the Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Secured Obligations or any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Credit Documents; provided, that unless an Event of Default is then outstanding, amounts on deposit in the Facility LC Collateral Account shall only be used to pay Facility LC-related obligations that are due but have not been paid in accordance with the terms hereof and the applicable Facility LC.  At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Secured Obligations have been indefeasibly paid in full (other than Unliquidated Obligations) and the Aggregate Revolving Committed Amount has been terminated, any funds remaining the Facility LC Collateral Account shall be returned by the Agent immediately to the Borrower or paid to whomever may be legally entitled thereto at such time.

ARTICLE 10

AGENCY PROVISIONS

10.1                        Appointment.  Each Lender hereby designates and appoints U.S. Bank National Association as Agent hereunder of such Lender to act as specified herein and in the other Credit Documents, and each such Lender hereby authorizes the Agent as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent.  The provisions of this Section are solely for the benefit of the Agent and the Lenders and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions hereof.  In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any other Credit Party.

10.2                        Delegation of Duties.  The Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3                        Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents except for its or such Person’s own gross negligence or willful misconduct, or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Credit Parties contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency herefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder.  The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower or any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Credit Parties to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or Facility LCs or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Credit Parties.

10.4                        Reliance on Communications.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Agent and any of the Lenders, independent accountants and other experts selected by the Agent with reasonable care).  The Agent may deem and treat the Lenders as the owner of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 11.6(d).  The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders, or all Lenders, as the case may be, as it reasonably deems appropriate.  With respect to the Lenders, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.1, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

10.5                        Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than the failure by the Borrower to pay any principal or interest on any Note when due in accordance with the terms thereof or hereof) unless the Agent has received notice from a Lender or a Credit Party referring to the Credit Document, stating that a Default or Event of Default exists, and specifying the particulars thereof.  In the event that the Agent receives such a notice or the Borrower fails to pay any principal or interest on any Note when due, the Agent shall give prompt notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders, other than an action that the Agent reasonably believes would be a violation of law or otherwise prohibited by the Credit Documents.

10.6                        Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Loans hereunder, participate in Facility LCs, and enter into this Credit Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7                        Indemnification.  The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting any obligation of the Borrower to do so), ratably according to their respective Revolving Commitment Percentages (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and LC Obligations of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the termination of this Credit Agreement) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent.  If any indemnity furnished to the Agent by the Lenders for any purpose shall, in the reasonable opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

10.8                        Agent in its Individual Capacity.  The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Credit Party as though the Agent were not Agent hereunder.  With respect to its Loans, the Agent shall have the same rights, obligations and powers under this Credit Agreement as any Lender and may exercise the same as though they were not Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

10.9                        Successor Agent.  The Agent may, at any time, resign upon 30 days’ written notice to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent (which shall be a Lender) with the prior written consent of the Borrower, which consent shall not be unreasonably withheld.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the notice of resignation, as appropriate, then the retiring Agent shall select a successor Agent provided such successor is a Lender hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.

10.10                 Lead Arranger, Book Runner, etc.  The Lenders (together with their Affiliates) identified on the title page to this Agreement as “Sole Lead Arranger” or “Sole Book Runner” shall have no right, power, obligation or liability other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders (together with their Affiliates) so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.

10.11                 Secured Obligations.  The Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the Wisconsin Uniform Commercial Code.  Each Lender authorizes the Agent to enter into the Security Agreement and each other Credit Document pursuant to which a Credit Party grants, perfects or further assures the enforceability of a Lien in favor of the Agent and to take all action contemplated thereby.  Each Lender agrees that no Holder of Secured Obligations (other than the Agent) shall have the right individually to seek to realize upon the security granted by the Security Agreement or any other Credit Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Holders of Secured Obligations upon the terms of the Security Agreement and each other Credit Document which grants, perfects or further assures the enforceability of a Lien from a Credit Party in favor of the Agent.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Credit Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Agent on behalf of the Holders of Secured Obligations.  The Lenders hereby authorize the Agent, at its option and in its discretion, to (a) release any Lien granted to or held by the Agent upon any Collateral (i) as permitted by, but only in accordance with, the terms of the applicable Credit Document; or (ii) if approved, authorized or ratified in writing by the Required Lenders; provided, however, that any release of all or substantially all of the Collateral shall require the prior written consent of all of the Lenders; and (b) release any Subsidiary as a Guarantor in accordance with Section 7.10.  With respect to any Specified Sale permitted under this Credit Agreement or the Security Agreement, the Lien held by the Agent on the assets subject to such Specified Sale shall be automatically released upon the consummation thereof; provided, however, that such automatic release shall not occur during the continuance of an Event of Default.  Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant hereto.  Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Credit Document (including a permitted transfer to a Subsidiary other than a Credit Party), or consented to in writing by the Required  Lenders, and upon at least five Business Days’ prior written request by the Borrower to the Agent, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than the absence of Liens granted by the Agent), and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of any Credit Party or any Subsidiary thereof in respect of) all interests retained by any Credit Party or any Subsidiary thereof, including (without limitation) the net cash proceeds of the sale, all of which shall continue to constitute part of the Collateral.

The Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on behalf of its affiliated Holders of Secured Obligations, agrees that the Agent may determine, in its sole discretion, to not perfect a Lien in an asset of any Credit Party if the cost and expense associated with perfecting such Lien would be excessive in light of the value of such asset, or if such asset would not provide material credit support for the benefit of the Holders of Secured Obligations.

Each  Lender hereby irrevocably authorizes the Agent, at its option and in its sole discretion (without impairing any automatic or required release under any Credit Document), to (1) release any Liens granted to the Agent by the Credit Parties on any Collateral (i) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization if required by this Credit Agreement of all Unliquidated Obligations in a manner reasonably satisfactory to the Agent, (ii) constituting property being sold or disposed of if the Borrower certifies to the Agent that the sale or disposition is made in compliance with the terms of this Credit Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry),

(iii) constituting property leased to a Credit Party under a lease which has expired or been terminated in a transaction permitted under this Credit Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to Article 9 of this Credit Agreement, and (2) take any actions deemed appropriate by it in connection with the grant by any Credit Party or any Subsidiary of Liens of the type described in Section 8.2 (including without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).  Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the net cash proceeds of any sale, all of which shall continue to constitute part of the Collateral.

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the Wisconsin Uniform Commercial Code or any other applicable law, can be perfected only by possession.  Should any Lender (other than the Agent) lawfully obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

ARTICLE 11

MISCELLANEOUS

11.1                        Amendments, Waivers.  Neither this Credit Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection.  The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding, amending or deleting any provisions of this Credit Agreement or the other Credit Documents or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall (i) reduce the amount or extend the scheduled date of maturity of any Loan, Facility LC, Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (other than interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby, (ii) amend, modify or waive any provision of this Section 11.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit Agreement, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Section 10 without the written consent of the then Agent, (iv) amend Section 3.12 without the written consent of all Lenders, or (v) release all or substantially all of the Guarantors or all or substantially all of the Collateral (in each case other than in accordance with the terms of the Credit Documents), without the written consent of all Lenders.  Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Notes.  In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, Facility LCs, Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding any of the foregoing or any provision of any other Credit Document to the contrary, this Agreement and each Credit Document may be amended in accordance with Section 2.3(f) to facilitate the increase of the Revolving Commitments, and/or the extension of Incremental Term Loan Commitments, without complying with this Section 11.1.  No amendment of any provision of this Credit Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to the LC Issuer or Facility LCs shall be effective without the written consent of the LC Issuer.  No amendment to any provision of this Credit Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender.

11.2                        Notices.

(a)                                 Except as otherwise provided in Section 2, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device) or email on a Business Day between the hours of 8:30 A.M.  and 5:00 P.M.  (Milwaukee, Wisconsin time) or on the following Business Day (if sent after 5:00 P.M.  Milwaukee, Wisconsin time) to the number set out herein, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by first class mail, postage prepaid, in each case, addressed as follows in the case of the Borrower and the Agent, and as set forth on Schedule 11.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Credit Parties:	Journal Media Group, Inc.
333 West State Street
P.O. Box 661
Milwaukee, Wisconsin 53201
Attn: Jason R. Graham
Phone: (414) 224-2440
Fax: (414) 224-2040
Email: jgraham@jrn.com

with a copy to:

Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202-5306
Attn: Patricia J. Lane
Phone: (414) 297-5635
Fax: (414) 297-4900
Email: plane@foley.com

The Agent:	U.S. Bank National Association
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attn: Stephen E. Carlton
Phone: (414) 765-4244
Fax: (414) 765-4430
Email: steve.carlton@usbank.com

with a copy to:

Sidley Austin LLP
1 S. Dearborn St.
Chicago, Illinois 60603
Attn: Mark R. Kirsons
Phone: (312) 853-6891
Fax: (312) 853-7036
Email: mkirsons@sidley.com

(b)                                 Notices and other communications to the Agent and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Agent and the applicable Lender.  Any of the Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4                        Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the

Notes and the making of the Loans and issuance of Facility LCs, provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full (other than Unliquidated Obligations).

11.5                        Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, the Credit Documents (including, without limitation, the Security Agreement) and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Agent, (b) to pay out-of-pocket expenses, including reasonable attorneys’ fees, incurred by each Lender in connection with the negotiation, preparation and execution of the Credit Documents, not to exceed $2,500 for each Lender, and reasonable expenses, including reasonable attorneys’ fees, in connection with any future amendments or modifications hereto, (c) to pay or reimburse each Lender and the Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and any other Credit Documents (including, without limitation, the Security Agreement), including, without limitation, the reasonable fees and disbursements of a single primary counsel (and up to one local counsel in each applicable local jurisdiction and any applicable regulatory counsel) representing the Agent and the Lenders; provided, that if the Agent or a Lender (or its counsel) determines that it would create actual or potential conflicts of interest to not have individual counsel, the Agent and such Lender may have its own counsel for which they shall be reimbursed in accordance with the foregoing, (d) on demand (together with a calculation or explanation, as applicable, of the amount demanded), to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender and the Agent and their Affiliates, officers, directors, employees and agents harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising from any action, claim or proceeding with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans and Facility LCs (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to the Agent or any Lender with respect to Indemnified Liabilities arising from (i) the bad faith, gross negligence or willful misconduct of the Agent or any such Lender, as applicable, (ii) legal proceedings commenced against or disputes among the indemnified parties by any other indemnified parties or its participants (other than any proceeding against U.S. Bank solely in its capacity or in fulfilling its role as Agent and not arising from a claim of bad faith, gross negligence or willful misconduct by the Agent), or (iii) the violation by the Agent or any such Lender of an express provision of the Credit Documents, if so determined by a final judgment of a court of competent jurisdiction.  The agreements in this

Section 11.5 shall survive repayment of the Loans, Facility LCs, Notes and all other amounts payable under the Credit Documents.

11.6                        Successors and Assigns; Participations; Purchasing Lenders.

(a)                                 This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the LC Issuer, the Lenders, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender and no Lender may assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of the Borrower, except as otherwise permitted by this Section 11.6.

(b)                                 Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law and, so long as no Event of Default has occurred and is continuing, with the consent of the Borrower if the Participant (as defined below) is not an Affiliate of such Lender (which consent shall not be unreasonably withheld), it being understood that, without limiting any other factors that may be reasonable, it shall be reasonable for the Borrower to consider the proposed Participant’s right to require reimbursement for increased costs in determining whether to provide such consent), at any time sell to one or more banks or other entities (other than any Defaulting Lender or Affiliate thereof) (“Participant” or “Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest or Revolving Exposure of such Lender hereunder, provided, however, that at all times such Lender shall retain for its own account interests in Loans and other Revolving Exposure owing to such Lender in an aggregate outstanding principal amount which, when added to the aggregate outstanding principal amount of any interests in Loans and Revolving Exposure sold by such Lender to Participants who are Affiliates of such Lender, equals not less than fifty percent (50%) of the aggregate principal amount of all such Lender’s outstanding Loans and Revolving Exposure.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan, Facility LC, Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or the amount of Reimbursement Obligations in respect thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any Participant if the Participant’s participation is not increased as a result thereof, or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit

Agreement.  In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that each Participant shall be entitled to the benefits of Sections 3.6, 3.7, 3.8, 3.9 and 11.5 with respect to its participation in the Commitments and the Loans and the Revolving Exposure outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)                                  Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell or assign (i) to any Lender or any Affiliate thereof or an Approved Fund (other than a Defaulting Lender or an Affiliate thereof or an Approved Fund of a Defaulting Lender or an Affiliate thereof), except that any such sale or assignment shall be made only with the consent of the Borrower if such sale or assignment would increase any amount payable by the Borrower hereunder, it being understood that, without limiting any other factors that may be reasonable, it shall be reasonable for the Borrower to consider the proposed assignee’s right to require reimbursement for increased costs in determining whether to provide such consent, or (ii) to one or more additional banks or financial institutions (“Purchasing Lenders”), except that any such sale or assignment shall be made only with the consent of the Agent and, so long as no Event of Default has occurred and is continuing or at any time if any such sale or assignment would increase any amount payable by the Borrower hereunder, the consent of the Borrower, it being understood that, without limiting any other factors that may be reasonable, it shall be reasonable for the Borrower to consider the proposed assignee’s right to require reimbursement for increased costs in determining whether to provide such consent (with the Borrower being deemed to have consented to any assignment if it has not rejected such assignment in writing within 10 Business Days after having received notice thereof from the Agent, all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $10,000,000 (or, if less, the entire amount of such Lender’s obligations) if the Purchasing Lender is not a Lender hereunder, or with no minimum amount if the Purchasing Lender is a Lender hereunder, pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender, such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof so long as no Event of Default has occurred and is continuing, by the Borrower and the Agent), and delivered to the Agent for its acceptance and recording in the Register (as defined below).  Notwithstanding anything herein to the contrary, the assigning Lender shall promptly notify the Borrower in writing of any assignment to a Lender, Affiliate of a Lender or an Approved Fund that does not require the Borrower’s consent.  Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment or Loans or Revolving Exposure as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto).  Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement (deemed to comply with Section 11.1) to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes.  On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the Note delivered to the Agent pursuant to such Commitment Transfer Supplement a new Note to the order of such Purchasing Lender in an amount equal to the Commitment (or Loans and Revolving Exposure, as applicable) assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment or Loans or Revolving Exposure hereunder, a new Note to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder.  Except for the expense of executing and delivering such new Note to the Agent pursuant to this Section, the Borrower shall not be obligated to pay any transfer fees, costs or expenses to the Agent or any Lender in connection with any such transfer.  Such new Note shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.  The Note surrendered by the transferor Lender shall be returned by the Agent to the Borrower marked “canceled.”

(d)                                 The Agent shall maintain at its address referred to in Section 11.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time.  Such Register also shall include all relevant information in respect of Facility LCs.  The entries in the Register shall be conclusive, in the absence of demonstrable error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan and other Revolving Exposure recorded therein for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of a Commitment Transfer Supplement executed by a transferor Lender and a Purchasing Lender and, in the case of a Purchasing Lender that is not then a Lender (or an Affiliate thereof, by the Borrower and the Agent) together with payment to the Agent by the transferor Lender or the Purchasing Lender (as agreed between them) of a registration and processing fee of $3,500 for each Purchasing Lender listed in such Commitment Transfer Supplement, and the Notes subject to such Commitment Transfer Supplement, the Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

(f)                                   Subject to Section 11.8, the Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any permitted prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Credit Agreement.

(g)                                  At the time of each assignment pursuant to this Section 11.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Agent the appropriate Internal Revenue Service Forms (and, if applicable, a U.S. Tax Compliance Certificate) described in Section 3.9.

(h)                                 Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.

11.7                        Set-off.  In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower (unless held in a trust, agency, fiduciary, escrow or similar capacity), or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Borrower to such Lender hereunder and claims of every nature and description of such Lender against the Borrower, in any currency, whether arising hereunder, under the Notes or under any documents contemplated by or referred to herein or therein, as such Lender may elect, whether or not such Lender has made any demand for payment.  The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default.  Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  In the event that any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.8                        Confidentiality.  The Agent and each Lender shall hold in confidence any material nonpublic information delivered or made available to them by or on behalf of the Borrower or any of its Affiliates.  Notwithstanding the foregoing, nothing herein shall prevent the Agent or any Lender from disclosing any information delivered or made available to it by the Borrower (a) to such Lender’s Affiliates, the Agent or any Lender (it being understood that the Agent or the applicable Lender will instruct the applicable Person receiving such information to hold such information in confidence in accordance with this Section 11.8), (b) upon the order of any court or administrative agency (and in connection therewith, to the extent permitted by applicable law, the disclosing Person agrees to inform the Borrower of such disclosure or pending disclosure), (c) upon the request or demand of any regulatory agency or authority (and in connection therewith, to the extent permitted by applicable law or such regulatory authority, the disclosing Person agrees to inform the Borrower of such disclosure or pending disclosure), (d) which has been publicly disclosed other than as a result of a disclosure by the Agent or any Lender which is not permitted by this Agreement, (e) to the extent reasonably required in connection with any litigation relating to this Agreement or any Credit Document to which the Agent, any Lender, or any of their respective Affiliates may be a party, along with the Borrower, any Subsidiary or any of their respective Affiliates, (f) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement, (g) to such Agent’s or Lender’s legal counsel and financial consultants and independent auditors (it being understood that the Agent or the applicable Lender will instruct the applicable Person receiving such information to hold such information in confidence in accordance with this Section 11.8), and (h) to any Transferee or permitted prospective Transferee if such Transferee or permitted prospective Transferee agrees in writing to be bound by the duty of confidentiality under this Section to the same extent as if it were a Lender hereunder.

11.9                        Table of Contents and Section Headings.  The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

11.10                 Counterparts.  This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

11.11                 Severability.  Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12                 Integration.  This Credit Agreement, the Notes and the other Credit Documents represent the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes.

11.13                 Governing Law.  This Credit Agreement and the Notes and the rights and obligations of the parties under this Credit Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

11.14                 Consent to Jurisdiction and Venue.  All judicial proceedings brought against the Borrower, each of the other Credit Parties, the Agent, the LC Issuer and each Lender with respect to this Credit Agreement, any Note or any of the other Credit Documents shall be brought in any state or federal court of competent jurisdiction in the State of Wisconsin, and, by execution and delivery of this Credit Agreement, the Borrower, each of the other Credit Parties, the Agent, the LC Issuer and each Lender accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available.  The Borrower, each of the other Credit Parties, the Agent, the LC Issuer, and the Lenders irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.

11.15                 Acknowledgements.  Each of the Credit Parties hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)                                 neither the Agent, the LC Issuer nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Credit Agreement and the relationship between Agent, the LC Issuer and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)                                  no joint venture exists among the Lenders or among the Credit Parties and the Lenders.

11.16                 Waivers of Jury Trial.  THE CREDIT PARTIES, THE AGENT, THE LC ISSUER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17                 Limitation of Liability.  THE CREDIT PARTIES, THE AGENT, THE LC ISSUER AND THE LENDERS HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM THE OTHER PARTY ANY EXEMPLARY, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

11.18                 USA PATRIOT ACT NOTIFICATION.  The following notification is provided to Borrower pursuant to Section 326 of the PATRIOT Act:

Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower and each other Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the PATRIOT Act.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

JOURNAL MEDIA GROUP, INC.,
as the Borrower

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	President and Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

ABILENE REPORTER-NEWS, LLC, as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

ANDERSON INDEPENDENT MAIL, LLC, as a
Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

BOAT SPINCO, INC., as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

CORPUS CHRISTI CALLER-TIMES, LLC, as a
Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

DESK SPINCO, INC., as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

EVANSVILLE COURIER COMPANY, INC., as a
Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

JOURNAL COMMUNITY PUBLISHING GROUP,
INC., as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

JOURNAL SENTINEL INC., as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

KITSAP SUN, LLC, as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

KNOXVILLE NEWS SENTINEL, LLC, as a
Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

MEMPHIS PUBLISHING COMPANY, as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

NAPLES DAILY NEWS, LLC, as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

REDDING RECORD SEARCHLIGHT, LLC, as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

SAN ANGELO STANDARD-TIMES, LLC, as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

SCRIPPS NP OPERATING, LLC, as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

THE GLEANER NEWS, LLC, as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

TREASURE COAST NEWSPAPERS, LLC, as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

VENTURA COUNTY STAR, LLC, as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

WICHITA FALLS TIMES RECORD NEWS, LLC, as a Guarantor

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	Chief Executive Officer

Signature Page to

Journal Media Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender, as the LC Issuer and as Agent

By:	/s/ Matthew J. Schulz
Name:	Matthew J. Schulz
Title:	Senior Vice President

Signature Page to

Journal Media Credit Agreement

BMO HARRIS BANK N.A.,
as a Lender

By:	/s/ Ronald J. Carey
Name:	Ronald J. Carey
Title:	Senior Vice President

Signature Page to

Journal Media Credit Agreement

FIFTH THIRD BANK,
as a Lender

By:	/s/ Daniel Johnston
Name:	Daniel Johnston
Title:	Vice President

Signature Page to

Journal Media Credit Agreement

SCHEDULE 2.1(a)

COMMITMENTS

 REVOLVING COMMITMENTS

Lender	Amount	Percentage
U.S. Bank National Association	$25,000,000	50.000000000000%
BMO Harris Bank N.A.	$12,500,000	25.000000000000%
Fifth Third Bank	$12,500,000	25.000000000000%
Totals	$50,000,000	100%

SCHEDULE 2.1(d)

PRICING GRID FOR  LOANS AND CREDIT PARTY OBLIGATIONS

Pricing Level	Net Debt Ratio	Applicable Percentage for Eurodollar Loans	Applicable Percentage for Prime Rate Loans	Applicable Percentage for Unused Facility Fee
I	> 2.50:1.00	2.00%	1.00%	0.375%
II	> 2.00 :1.00 but < 2.50:1.00	1.75%	0.75%	0.325%
III	> 1.50:1.00 but < 2.00:1.00	1.50%	0.50%	0.275%
IV	> 1.00:1.00 but < 1.50:1.00	1.375%	0.375%	0.225%
V	< 1.00:1.00	1.25%	0.25%	0.20%

SCHEDULE 6.2

OWNERSHIP OF NEWSPAPER ASSETS

Entities that Owned Journal or Scripps Newspaper Assets Before April 1st:

Name of Subsidiary

Journal Communications, Inc.

Journal Community Publishing Group, Inc.

Journal Sentinel Inc.

Boat Spinco, Inc.

Boat NP Merger Co.(1)

The E.W. Scripps Company

Scripps Media, Inc.

Desk Spinco, Inc.

Desk NP Merger Co.(2)

Evansville Courier Company, Inc.

Memphis Publishing Company

Scripps NP Operating, LLC (f/k/a Desk NP Operating, LLC)

Abilene Reporter-News, LLC

Anderson Independent Mail, LLC

Corpus Christi Caller-Times, LLC

Kitsap Sun, LLC

Knoxville News Sentinel, LLC

Naples Daily News, LLC

Redding Record Searchlight, LLC

San Angelo Standard-Times, LLC

The Gleaner News, LLC

Treasure Coast Newspapers, LLC

Ventura County Star, LLC

Wichita Falls Times Record News, LLC

Entities that Will Own Journal or Scripps Newspaper Assets After April 1st:

Name of Subsidiary

Journal Community Publishing Group, Inc.

Journal Sentinel Inc.

Boat Spinco, Inc.

Desk Spinco, Inc.

Evansville Courier Company, Inc.

Memphis Publishing Company

(1)  Merged with and into Boat Spinco, Inc. on 4/1/2015.

(2)  Merged with and into Desk Spinco, Inc. on 4/1/2015.

Scripps NP Operating, LLC (f/k/a Desk NP Operating, LLC)

Abilene Reporter-News, LLC

Anderson Independent Mail, LLC

Corpus Christi Caller-Times, LLC

Kitsap Sun, LLC

Knoxville News Sentinel, LLC

Naples Daily News, LLC

Redding Record Searchlight, LLC

San Angelo Standard-Times, LLC

The Gleaner News, LLC

Treasure Coast Newspapers, LLC

Ventura County Star, LLC

Wichita Falls Times Record News, LLC

SCHEDULE 6.6

LITIGATION

Goldfinger v. Journal Communications, Inc., et al.

Members of the Board of Directors of Journal, and the parties to the master transaction agreement, including Journal and Scripps, were defendants in a class action lawsuit filed in Circuit Court, Milwaukee County, Wisconsin (Howard Goldfinger v. Journal Communications, Inc., et al.). The plaintiff in the lawsuit alleged that directors of Journal breached their fiduciary duties to Journal shareholders in connection with the transactions and that the other parties to the lawsuit aided and abetted such alleged breaches of fiduciary duty. The plaintiff alleged that the directors of Journal breached their fiduciary duties by, among other things, (i) agreeing to enter into the master transaction agreement for inadequate consideration, (ii) having certain conflicts of interest, (iii) not negotiating a “collar” mechanism on the share exchange ratio, and (iv) agreeing to certain deal protection provisions, such as a termination fee, a “no-shop” provision, and a “matching rights” provision. The plaintiff also challenged the qualifications of Journal’s financial advisor and asserted that it has a conflict because the founder and managing partner, who is the lead investment banker for Journal in the transactions, was employed by Lazard Fréres & Co. LLC (“Lazard”) prior to 2010 as a managing director, where he had responsibility for Lazard’s relationship with Scripps. On August 29, 2014, the defendants filed Motions to Dismiss asking the Circuit Court to dismiss the lawsuit. On November 12, 2014, the Circuit Court entered an Order granting the defendants’ Motions to Dismiss and dismissing the lawsuit.

On January 6, 2015, the plaintiff in the above-referenced lawsuit filed a putative class action lawsuit in the United States District Court for the Eastern District of Wisconsin (Howard Goldfinger v. Journal Communications, Inc., et al. (Case No. 2:15-cv-00012-JPS)), naming Journal, the Board of Directors of Journal, Scripps, and the other parties to the master transaction agreement, including us,  as defendants. The plaintiff asserts disclosure claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as well as state common law claims for breaches of fiduciary duty and aiding and abetting breaches of fiduciary duty. The complaint seeks, among other remedies, injunctive relief enjoining the transactions and damages. On February 6, 2015, the plaintiff filed a motion to permit expedited discovery and to set a briefing scheduling on a future motion for preliminary injunction. On February 11, 2015, the defendants filed Motions to Dismiss asking the Court to dismiss the lawsuit, and on February 12, 2015, the defendants filed oppositions to the plaintiff’s expedited discovery motion. Both the plaintiff’s expedited discovery motion and the defendants’ Motions to Dismiss are currently pending. The outcome of this lawsuit is uncertain. An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of Journal and Scripps. A preliminary injunction could delay or jeopardize the completion of the transactions, and an adverse judgment grating permanent injunctive relief could indefinitely enjoin completion of the transactions. Journal, Scripps, and the other defendants named in the lawsuit, including us, believe the claims asserted are without merit and intend to continue to vigorously defend against them.

Rodriguez v. The Ventura Country Star

Plaintiff, a former district manager, filed suit alleging seeking compensation for Failure to Pay Overtime; Failure to Maintain Records; Failure to Provide Accurate Itemized Statements; Failure to Pay Wage on Established Paydays; Failure to Pay all Wages at Time of Discharge; and Unfair Competition.  In essence plaintiff alleges that he was misclassified as an exempt employee and should have been paid overtime. The Star was served, filed its answer in late December and removed the action to Federal court in March 2015.

Carter v. Corpus Christi Caller Times, et al.

Plaintiff is the former executive director of the Corpus Chamber of Commerce sued over coverage of his tenure in running the chamber, specifically regarding an editorial and related articles on his opposition to a local development project and concerns that the chamber had been mismanaged, including some allegations that the books had not been properly kept. The suit involves 25 articles published in the print and online editions of the Corpus Christi Caller-Times between February 15, 2008, and June 13, 2008.  Discovery is complete.  Dispositive Motions have been filed.  The court denied the newspaper’s motion for summary judgment.  The newspaper filed an interlocutory appeal on March 30, 2010.  In November 2012, the court of appeals denied the newspaper’s appeal, but dismissed the individual defendants.  The Texas Supreme Court declined to hear our appeal of the decision.  We are currently preparing limited discovery with an eye toward trying the matter in 2015.

Denley v. Commercial Appeal

Plaintiffs alleged defamation based on an August 13, 2012 news article reporting on the closure of two night clubs in Memphis, including the 2 for 1 Bar and Grill, The news article reported that the clubs were closed for numerous problems, including “partially nude dancing,” detectives propositioned inside the club, instances of patrons and employees openly smoking marijuana, and the club’s having no valid beer or alcohol license.  The news article reported that 2 for I Bar and Grill was owned by Plaintiffs and Thomas Ores.  Plaintiffs allege they own the real property, but not the bar, thus the news article is false and defamatory.  The suit has been filed and Defendants have been served.  In June, the newspaper filed a motion to dismiss the complaint, arguing that the report was privileged because the article accurately reporting information contained in an official government record.  A hearing on the motion has not been set.

Grant v. Memphis Commercial Appeal, et al.

Plaintiff, a local businessman, filed suit against the newspaper, the reporter, the editor and the publisher alleging that an October 19, 2013 news article was false and defamatory. Specifically, the suit alleges that the statement in the headline of the on-line article, “Silent partner? Grant’s involvement clouds $1.5 million Southbrook Mall deal,” is false and defamatory.  Plaintiff also claims that the following statement in the body of the article was also false and defamatory: “[i]t appears [Grant is] one of the principals. And that was not disclosed to the [City] council[.]” Defendants have filed a motion to dismiss.  Hearing on the motion is set for late July.

Chester v. Knox County

The News Sentinel sued Knox County seeking access to a number of disputed e-mails exchanged or received by certain county employees. The controversy arose out of a Public Records Act request made by the News Sentinel on August 7, 2012, which was later narrowed to 13 emails the county alleged to be “private” under the county’s interpretation of The Open Records Act. Several judges have recused themselves and the case eventually was assigned to Blount County Circuit Judge Duggan. The case is in the midst of discovery.

SCHEDULE 6.10

ENVIRONMENTAL MATTERS

1.                                      Hunt’s Landfill Superfund Site, Caledonia, Wisconsin

In 1987, the U.S. Environmental Protection Agency notified Journal Sentinel Inc. that it was a “potentially responsible party” at the Hunt’s Landfill Superfund Site in Caledonia, Wisconsin.  This site is seven miles due south of the Milwaukee Airport.  An internal investigation revealed that Journal Sentinel had dumped its waste newspaper inks at the site between 1959 and 1974 (as directed then by the Wisconsin DNR).  The estimated cost of remediation at that time was $25 million.

In April, 1992, 38 Milwaukee area companies, schools and other entities executed a consent decree with the EPA in Milwaukee federal court by which they agreed to be responsible for the remediation of this site.  Journal Sentinel Inc. agreed to an allocated share of responsibility of 1.37% or an estimated cost of $340,000 over the life of the project.  Subsequent agreements with “recalcitrant” parties or de minimus polluters to the site provided over $3 million in cash contributions to the clean-up fund.  Recent bankruptcies have increased Journal Sentinel’s share of future costs to 2.2819%; however, the generator share of approximately $3 million in remediation costs has already been paid by the generators into a trust fund.

The original remedy involved capping the site and installation of a clay slurry wall. The Wisconsin Department of Natural Resources (on behalf of U.S. EPA) has completed the third 5-year Review for this site.  The remedy has not met the performance standards required by U.S. EPA.  The PRP Group is working with U.S. EPA to determine whether other additional actions will be necessary. Cost estimates to implement an additional remedy range from $3 million to $7 million.  The U.S. EPA approved a pilot program to shut down the groundwater pump and treat system in order to determine whether the system can remain shut down.  The pilot study has been completed and a request to approve the continued shut down of the system is pending at U.S. EPA.  The existing cleanup fund may be sufficient to fund the generators’ share of any additional remedy that may be required.  The PRP Group has not estimated future costs, including long term operation and maintenance, and cannot do so until the remedy is determined to be complete.  Journal Sentinel’s payments for the remediation (not including legal fees) thus far have been about $80,000.  U.S. EPA has indicated that once the shutdown of the system is approved, they will request that the PRP Group members meet the financial assurance provisions of the Consent Decree.  Depending on the amount of future costs that U.S. EPA approves, as well as the mechanism the PRP Group determines to use, Journal Sentinel may have some expense implementing a financial assurance mechanism for its share of the remaining costs.

In 1995, Journal Sentinel negotiated a $200,000 payment from its general liability insurance carrier as settlement for its claim for its past and future expenses in the Hunt’s Superfund matter.  The company is not obligated to refund any overpayment to the insurance carrier.

2.                                      Former Gas Station Site, Neenah, Wisconsin

The Company previously excavated contaminated soil from a property in Neenah, Wisconsin owned by Journal Community Publishing Group.  The property was formerly a gas station, and is also part of a larger former manufactured gas plant facility.  The Company shared the costs of the remediation with WE Energies, the successor to the manufactured gas plant operator.  The Wisconsin Department of Natural Resources (WDNR) requested that additional soil and groundwater on the remaining former manufactured gas plant property be remediated, and WE Energies conducted that work.  The WDNR issued a conditional closure letter on January 14, 2015, requiring that the monitoring wells at the site be properly abandoned, and any purge water, waste and soil piles be removed.  The consultant is completing these activities and confirmation of their completion will be submitted to the WDNR in the next few weeks.

3.                                      Burnham Facility, Milwaukee, Wisconsin

The Company owns property located at 4101 Burnham Street, West Milwaukee, Wisconsin. This property was formerly used for various industrial uses prior to the Company’s acquisition of the property.  Historic fill was identified on the property, and soil contamination associated with this fill was found to contain petroleum products and metals.  Prior owners conducted investigations and cleanups of the parcels that make up this property under Wis. Admin. Code NR 700 — 726.  Following the investigation and remediation of the property, the Wisconsin Department of Natural Resources (“WDNR”) issued Certificates of Completion for three of the parcels that make up the property under the Wisconsin Voluntary Party Liability Exemption (“VPLE”) program.  Under the VPLE program, the WDNR provides current and future property owners with a liability exemption for historic environmental contamination so long as they comply with the terms of the Certificates of Completion (“COCs”).  The terms of the COCs for the property include restricting digging into or removing contaminated soil from these properties without first consulting with WDNR.  The Company redeveloped the property, and complied with all terms of the COCs in doing so.  At this time, the Company continues to comply with the COCs issued for the property, and no further work is expected to be required.

These environmental disclosures include ongoing sites, but do not include Properties at which final regulatory case closure has been obtained, or settlement has occurred, since those Properties would not be expected to have a Material Adverse Effect.

Disclosure of the foregoing items is not intended to imply a standard of materiality and some of the foregoing items may be immaterial.

SCHEDULE 6.12

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
Journal Community Publishing Group, Inc.	Wisconsin
Journal Sentinel Inc.	Wisconsin
Boat Spinco, Inc.	Wisconsin
Desk Spinco, Inc.	Wisconsin
Evansville Courier Company, Inc.	Indiana
Memphis Publishing Company	Delaware
Scripps NP Operating, LLC (f/k/a Desk NP Operating, LLC)	Wisconsin
Abilene Reporter-News, LLC	Ohio
Anderson Independent Mail, LLC	Ohio
Corpus Christi Caller-Times, LLC	Ohio
Kitsap Sun, LLC	Ohio
Knoxville News Sentinel, LLC	Ohio
Naples Daily News, LLC	Ohio
Redding Record Searchlight, LLC	Ohio
San Angelo Standard-Times, LLC	Ohio
The Gleaner News, LLC	Ohio
Treasure Coast Newspapers, LLC	Ohio
Ventura County Star, LLC	Ohio
Wichita Falls Times Record News, LLC	Ohio

SCHEDULE 8.1

PERMITTED INDEBTEDNESS

See attached and the below list.

•                  Scripps NP Operating Company, LLC (“SNOC”) is a 40% general partner in Albuquerque Publishing Company (“APC”), which has outstanding debt in the total amount of $1.2 million, including a $1.0 million loan from The E.W. Scripps Company (the “Scripps Loan”), and SNOC has exposure as a general partner.  APC can draw a total of $3.5 million under the agreements, including up to $1.4 million from The E.W. Scripps Company.  Furthermore, SNOC has guaranteed the Scripps Loan.  However, Journal Publishing Company (“JPC”) is a 60% general partner of APC and has issued a guaranty in favor of SNOC for up to $1.4 million.

•                  SNOC is a 24% general partner in Starline Printing Company, which has outstanding debt in the total amount of $54,039 (as of December 31,2014), and SNOC has exposure as a general partner.

Proforma Journal Media Group & JRN Newspapers

Indebtedness Calculation

As of December 31, 2014

		JSI	JCPG	Evansville(1)	Memphis(1)	Scripps Newspaper Operating LLC (1)	Total
(a)	Borrowed money or deferred purchase price	—	—	—	—	—	—
(b)	Note payable (2)	—	—	—	—	3,554,039	3,554,039
(c)	Capital lease obligations	—	244,171	—	—	30,000	274,171
(d)	Acceptances	—	—	—	—	—	—
(e)	Secured by liens	—	—	—	—	—	—
(f)	Conditional sale of property	—	—	—	—	—	—
(g)	Take-or-pay arrangements	—	—	—	—	—	—
(h)	Guarantees	—	—	—	—	—	—
	Shelton Lease Guarantee (3)	—	367,430	—	—	—	367,430
(i)	Hedging agreements	—	—	—	—	—	—
(j)	Letters of credit (4)	1,600,000	—	—	—	—	1,600,000
(k)	Preferred stock	—	—	—	—	—	—
(l)	All other liabilities						—
(m)	Outstanding recourse liability	—	—	—	—	—	—
	Total Indebtedness	1,600,000	611,601	—	—	3,584,039	5,795,640

Tickmarks

(1)       The indebtedness  items were split between legal entity.  The specifically excluded items were split between legal entity where possible.

(2)       Scripps NP Operating, LLC is a general partner in Albuquerque Publishing Company, which has a $3.5 million loan for press equipment.  In addition, Scripps NP Operating, LLC is a general partner in Starline Printing Company LLLP, which has a $54,039 loan balance.

(3)       Guarantee is technically in the name of Journal Communications Inc. but would likely be a JMG liability  in the event of a default .

(4)       Letter of credit is held by Journal Media Group, Inc.; however, for presentation purposes it was included under Journal Sentinel Inc.

SCHEDULE 8.2

PERMITTED LIENS

DEBTOR	JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Journal Sentinel Inc.	WI, Department of Financial Institutions	Firstar Bank Wisconsin	07501618114	10/31/1996	All property which pertain to proceeds granted by an Assignment of PECPA Proceeds dated 9/13/1996.	#07502072630 Continuation Filed on 6/11/2001 #060005954529 Continuation Filed on 4/20/2006 #110004393625 Continuation Filed on 4/12/2011

SCHEDULE 8.4

SPECIFIED SALES

1. Sale of the Waupaca, Wisconsin printing plant, which has a value of approximately $4 million.

2. Sale of the distribution center in Cedarburg, Wisconsin, which has a value of approximately $949,000.

SCHEDULE 8.7

TRANSACTIONS WITH AFFILIATES

•                  Scripps NP Operating Company, LLC (“SNOC”) is the guarantor of a $1.0 million loan that The E.W. Scripps Company made last year to Albuquerque Publishing Company (“APC”).  APC can draw up to $1.4 million from The E.W. Scripps Company.  APC is a general partnership in which SNOC is a 40% general partner and Journal Publishing Company (“JPC”) is a 60% general partner.  JPC has issued a guaranty in favor of SNOC for up to $1.4 million.

SCHEDULE 11.2

SCHEDULE OF LENDERS

Lender	Address for Notices

U.S. Bank National Association	U.S. Bank National Association
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attn: Matt Schulz
Phone: 414-765-5724
Fax: 414-765-4632

Fifth Third Bank	Fifth Third Bank
222 S. Riverside Dr.
Chicago, IL 60606
Attn: Bob Mangers
Phone: 312-704-5915
Fax: 312-704-2980

BMO Harris Bank, N.A.	BMO Harris Bank, N.A.
770 N. Water St.-NW7
Milwaukee, WI 53202
Attn: Ronald J. Carey
Phone. 414-765-7439
Fax: 414-765-7670

EXHIBIT 1.1

SECURITY AGREEMENT

[Attached].

PLEDGE AND SECURITY AGREEMENT

THIS                  PLEDGE AND SECURITY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of April 1, 2015 by and among JOURNAL MEDIA GROUP, INC. (the “Borrower”), the Subsidiaries thereof listed on the signature pages hereto as grantors (together with the Borrower, the “Initial Grantors,” and together with any additional Persons which become parties to this Security Agreement by executing a Supplement hereto in substantially the form of Annex I and after giving effect to any Persons released pursuant to the terms hereof, the “Grantors”), and U.S. BANK NATIONAL ASSOCIATION in its capacity as administrative agent (the “Administrative Agent”) for the lenders party to the below-defined Credit Agreement (collectively, the “Lenders”).

PRELIMINARY STATEMENT

The Borrower, the Administrative Agent and the lenders signatory thereto entered into a Credit Agreement, dated as of April 1, 2015 (as the same may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Grantors are entering into this Security Agreement in order to secure their obligations under and in connection with the Credit Agreement and to induce the Lenders to extend credit to the Borrower under the Credit Agreement.

ACCORDINGLY, the Grantors and the Administrative Agent, on behalf of the Holders of Secured Obligations, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.                            Terms Defined in the Credit Agreement.  All capitalized definitional terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2.                            Terms Defined in Wisconsin UCC.  Terms defined in the Wisconsin UCC which are not otherwise defined in this Security Agreement are used herein as defined in the Wisconsin UCC.

1.3.                            Definitions of Certain Terms Used Herein.  As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the Wisconsin UCC.

“Article” means a numbered article of this Security Agreement, unless another document or the Wisconsin UCC is specifically referenced.

“Banking Services” means each and any of the following bank services provided to any Grantor or Subsidiary thereof by any Lender or any of its Affiliates: (a) commercial credit cards and purchasing cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by any Grantor or Subsidiary thereof in connection with Banking Services, as amended, restated, supplemented or otherwise modified from time to time.

“Banking Services Obligations” means any and all obligations of the Grantors or Subsidiaries thereof, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Chattel Paper” shall have the meaning set forth in Article 9 of the Wisconsin UCC.

“Collateral” means all Accounts, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Fixtures, Goods, General Intangibles, Instruments, Inventory, Investment Property, Pledged Deposits, Supporting Obligations, and Other Collateral, wherever located, to the extent that any Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto.  Notwithstanding anything to the contrary contained in this definition, Collateral shall not include Excluded Property.

“Commercial Tort Claims” means those certain currently existing commercial tort claims of any Grantor, including each commercial tort claim specifically described in Exhibit “D”.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the Wisconsin UCC.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:  (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all extensions of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Default” means an event described in Section 5.1 hereof.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the Wisconsin UCC.

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“Documents” shall have the meaning set forth in Article 9 of the Wisconsin UCC.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America or a political subdivision thereof.

“Equipment” shall have the meaning set forth in Article 9 of the Wisconsin UCC.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Excluded Property” means (i) contractual rights to the extent and for so long as the grant of a security interest therein pursuant hereto would violate the terms of the agreement under which such contractual rights arise or exist to the extent such prohibition is enforceable under applicable law, (ii) rights under governmental licenses or state or local franchises or authorizations or any other asset of any Grantor to the extent and for so long as the grant of a security interest therein is prohibited or restricted thereby by law or otherwise, or would give any other party to such licenses, franchises, or authorizations a right to terminate such licenses, franchises, or authorizations or are only permitted with the consent of another party, if such consent has not been obtained; provided that (A) any such limitation described in this clause (ii) on the security interests granted hereunder shall only apply to the extent that any such prohibition, restriction or right of termination is not rendered ineffective pursuant to the Wisconsin UCC or any other applicable Requirement of Law or principles of equity and (B) in the event of the termination or elimination of any such prohibition, restriction or right of termination contained in any applicable Requirement of Law, a security interest in such licenses, franchises, or authorizations shall be automatically and simultaneously granted hereunder and shall be included as Collateral, (iii) any intent-to-use Trademark or service mark application prior to the filing of a statement of use or amendment to allege use, or any other intellectual property, to the extent that applicable law or regulation prohibits the creation of a security interest or would otherwise result in the loss of rights from the creation of such security interest or from the assignment of such rights upon the occurrence and continuance of a Default, (iv) equipment and other assets (together with all proceeds thereof) that are acquired with purchase money Indebtedness (and refinancings thereof) or that are subject to Capital Leases for so long as the grant of a Lien thereon would violate the terms of the agreements evidencing such purchase money Indebtedness (and refinancings thereof) or Capital Leases or create a right of termination in favor of any other party thereto (other than a Grantor), (v) any Grantor’s right, title and interest in any general intangible, Investment Property or other right of a Grantor arising under any contract, instrument, license or other document if (but only to the extent that) the grant of a security interest therein would constitute a violation of a valid and enforceable restriction in respect of such general intangible, Investment Property or other right in favor of a third party or under any law, regulation, permit, order or decree of any Governmental Authority or would give any other party to such contract, instrument, license or other document (other than a Grantor) a right to terminate its obligations thereunder or is only permitted with the consent of another party, if such consent has not been obtained, unless and until all required consents shall have been obtained, provided that (A) any such restriction, prohibition or right of termination described in this clause (v) on the security interests granted hereunder shall only apply to the

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extent that any such restriction is not rendered ineffective pursuant to the Wisconsin UCC or any other applicable Requirement of Law or principles of equity and (B) in the event of the termination or elimination of any such restriction, prohibition or right of termination, a security interest in such assets shall be automatically and simultaneously granted hereunder and shall be included as Collateral, (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Grantor) after giving effect to the applicable anti-assignment provisions of the Wisconsin UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Wisconsin UCC notwithstanding such prohibition, (vii) pledges of, and security interests in, certain assets of a Grantor, which are prohibited by applicable Requirement of Law; provided that (A) any such limitation described in this clause (vii) on the security interests granted hereunder shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the Wisconsin UCC or any other applicable Requirement of Law or principles of equity and (B) in the event of the termination or elimination of any such prohibition contained in any applicable Requirement of Law, a security interest in such assets shall be automatically and simultaneously granted hereunder and shall be included as Collateral, (viii) any margin stock owned by a Grantor until such time as the aggregate amount thereof owned by all Grantors exceeds $2,500,000, (ix) Equity Interests owned by a Grantor in any Person (other than majority or wholly-owned subsidiaries of the Borrower) to the extent the pledge thereof is not permitted by the terms of such Person’s organizational documents, (x) any stock or other Equity Interest owned by a Grantor in any Person except to the extent required to be pledged pursuant to the Credit Agreement and (xi) other assets of a Grantor, to the extent that the Administrative Agent and the Borrower agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is directly owned by the Borrower or any Domestic Subsidiary thereof.

“Fixtures” shall have the meaning set forth in Article 9 of the Wisconsin UCC.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America or a political subdivision thereof.

“General Intangibles” shall have the meaning set forth in Article 9 of the Wisconsin UCC and, in any event, includes payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark), Patents, Trademarks, Copyrights, URLs and domain names, Industrial Designs, other industrial or Intellectual Property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund

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claims, insurance premium rebates, tax refunds, and tax refund claims and interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Wisconsin UCC.

“Goods” shall have the meaning set forth in Article 9 of the Wisconsin UCC.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include, without limitation, each Lender, the LC Issuer and the Administrative Agent (including in connection with the provision of permitted Banking Services and hedging under permitted Swap Agreements, and including indemnities owing to any Lender or the Administrative Agent), together with their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Industrial Designs” means (i) registered industrial designs and industrial design applications, and also includes registered industrial designs and industrial design applications listed in Exhibit “B”, (ii) all renewals, divisions and any industrial design registrations issuing thereon and any and all foreign applications corresponding thereto, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (iv) the right to sue for past, present and future infringements thereof, and (v) all of each Grantor’s rights corresponding thereto throughout the world.

“Instruments” shall have the meaning set forth in Article 9 of the Wisconsin UCC.

“Intellectual Property” means all Patents, Trademarks, Copyrights and any other intellectual property, other than off-the-shelf software.

“Inventory” shall have the meaning set forth in Article 9 of the Wisconsin UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the Wisconsin UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Other Collateral” means any personal property of the Grantors (other than Excluded Property), not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Investment Property and Pledged Deposits, including, without limitation, all cash on hand, letter-of-credit rights, letters of credit, Stock Rights and Deposit Accounts or other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all personal property of the Grantors, except Excluded Property.

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“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Administrative Agent or to any Holder of Secured Obligations as security for any Secured Obligations, and all rights to receive interest on said deposits.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means all Credit Party Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations, in each case owing to one or more Lenders or their respective Affiliates.

“Security” has the meaning set forth in Article 8 of the Wisconsin UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the Wisconsin UCC.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Grantors shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of any Grantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all

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renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted under the Credit Documents with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:  (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation under the Credit Agreement to reimburse the LC Issuer for drawings not yet made under a Facility LC issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Wisconsin UCC” means the Wisconsin Uniform Commercial Code as in effect from time to time.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

Each of the Grantors hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Holders of Secured Obligations and (to the extent specifically provided herein) their Affiliates, a security interest in all of such Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations.  For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of Intellectual Property rights owned by the Grantors.  Notwithstanding the foregoing or any other provision hereof to the contrary, the Collateral shall not include (i) with respect to any Equity Interests in any First Tier Foreign Subsidiary, the excess over 65% of all of the voting Equity Interests in such First Tier Foreign Subsidiary or (ii) any Equity Interests in any Foreign Subsidiary that is not a First Tier Foreign Subsidiary.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Initial Grantors represents and warrants on the date of this Agreement and on any date on which representations or warranties are made or re-made under the Credit Agreement to the Administrative Agent and the Holders of Secured Obligations and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Supplement in substantially the form of Annex I represents and warrants on the date of such supplement (after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Supplement), that:

3.1.                            Title, Authorization, Validity and Enforceability.  Such Grantor has good and valid rights in or the power to transfer the Collateral owned by it and title to such owned Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6 hereof, and has full corporate, limited liability company, partnership or other entity, power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto.  The execution and delivery by such Grantor of this Security Agreement have been duly authorized by proper corporate, limited liability company, partnership or other entity, as applicable, proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all Collateral it now owns or hereafter acquires, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.  When financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit “C”, the Administrative Agent will have a fully perfected first priority security interest in the Collateral owned by such Grantor in which a security interest may be perfected by filing a financing statement, subject only to Liens permitted under Section 4.1.6 hereof.

3.2.                            Conflicting Laws and Contracts.  Neither the execution and delivery by such Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Grantor, or (ii) such Grantor’s charter, articles, partnership agreement or by-laws (or similar constitutive documents), or (iii) with respect to any indenture, instrument or agreement evidencing Indebtedness for borrowed money in an aggregate principal amount in excess of $7,500,000 or where aggregate amounts payable thereunder exceed $7,500,000, the provisions of such indenture, instrument or agreement to which such Grantor is a party or is subject, or by which it, or its property may be bound or affected, or conflict with or constitute a default thereunder, or result in or require the creation or imposition of any Lien in, of or on the property of such Grantor pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Administrative Agent on behalf of the Holders of Secured Obligations).

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3.3.                            Principal Location.  Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed in Exhibit “A”.

3.4.                            No Other Names; Etc.  Within the last five (5) years, such Grantor has not conducted business under any legal name, changed its jurisdiction of formation, merged with or into or consolidated with any other corporation, except as disclosed in Exhibit “A”.  The name in which such Grantor has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents as filed with such Grantor’s jurisdiction of organization as of the date hereof.

3.5.                            No Default.  No Default or Event of Default exists.

3.6.                            Filing Requirements.  None of the Equipment owned by such Grantor is covered by any certificate of title, except for the Equipment described in Part A of Exhibit “B”; provided, no Grantor shall be required to identify any such Equipment on Exhibit “B” if the net book value thereof is less than $250,000 and the aggregate net book value of all such equipment not so listed is less than $1,000,000.  None of the Collateral owned by such Grantor is of a type for which security interests or liens may be perfected by filing under any federal statute except for (i) subject to the proviso in the immediately preceding sentence, the Equipment described in Part B of Exhibit “B” and (ii) Patents, Trademarks and Copyrights held by such Grantor and described in Part C of Exhibit “B” and Patents, Trademarks and Copyrights not required by this Agreement to be included in such Exhibit.

3.7.                            No Financing Statements.  No valid financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed in any proper jurisdiction except financing statements (i) naming the Administrative Agent on behalf of the Holders of Secured Obligations as the secured party and (ii) in respect of Liens permitted by Section 8.2 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Credit Documents to any Liens otherwise permitted under Section 8.2 of the Credit Agreement.

3.8.                            Federal Employer Identification Number; State Organization Number; Jurisdiction of Organization.  Such Grantor’s federal employer identification number is, and if such Grantor is a registered organization, such Grantor’s State of organization, type of organization and State of organization identification number is, as follows:

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Grantor	Federal Employer Identification Number	Type of Organization	State of Organization or Incorporation	State Organization Number
Journal Media Group, Inc.		Corporation	Wisconsin	B078480
Journal Community Publishing Group, Inc.		Corporation	Wisconsin	1A09054
Journal Sentinel Inc.		Corporation	Wisconsin	1N06649
Boat Spinco, Inc.		Corporation	Wisconsin	B078482
Desk Spinco, Inc.		Corporation	Wisconsin	D053450
Evansville Courier Company, Inc.		Corporation	Indiana	191208-003
Memphis Publishing Company		Corporation	Delaware	0355313
Scripps NP Operating, LLC		LLC	Wisconsin	D053448
Abilene Reporter-News, LLC		LLC	Ohio	2113808
Anderson Independent Mail, LLC		LLC	Ohio	2113807
Corpus Christi Caller-Times, LLC		LLC	Ohio	2113806
Kitsap Sun, LLC		LLC	Ohio	2113804
Knoxville News Sentinel, LLC		LLC	Ohio	2113803
Naples Daily News, LLC		LLC	Ohio	2113859
Redding Record Searchlight, LLC		LLC	Ohio	2113858
San Angelo Standard-Times, LLC		LLC	Ohio	2113857
The Gleaner News, LLC		LLC	Ohio	2113805
Treasure Coast Newspapers, LLC		LLC	Ohio	2113856

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Grantor	Federal Employer Identification Number	Type of Organization	State of Organization or Incorporation	State Organization Number
Ventura County Star, LLC		LLC	Ohio	2113855
Wichita Falls Times Record News, LLC		LLC	Ohio	2113854

3.9.                            Intellectual Property.

3.9.1  Exhibit “B” contains a complete and accurate listing as of the date hereof of all Intellectual Property material to the conduct of Grantors business, including, but not limited to the following, to the extent material: (i) state, U.S. and foreign Trademark registrations, applications for Trademark registration and common law Trademarks, (ii) U.S. and foreign Patents and Patents applications, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (iii) U.S. and foreign Copyright registrations and applications for registration, (iv) foreign industrial design registrations and industrial design applications, (v) trade secrets, (vi) domain names, (vii) proprietary computer software, (viii) all forms of Intellectual Property described in clauses (i)-(iii) above that are owned by a third party and licensed to the Grantors, and (ix) the names of any Person who has been granted rights by Grantor in respect thereof outside of the ordinary course of business.  All of such U.S. registrations, applications for registration or applications for issuance of the Intellectual Property that are material are valid and subsisting, in good standing and are recorded or is in the process of being recorded in the name of the applicable Grantor.  Notwithstanding the foregoing or anything to contrary set forth herein, the Grantors may disclose both material and immaterial items on Exhibit B hereto, and such disclosure is not intended to imply or create a standard of materiality for any of such items.

3.9.2  Such Intellectual Property’s valid, subsisting, unexpired (where registered) and enforceable and, to Grantors knowledge, has not been abandoned or adjudged invalid or unenforceable, in whole or in part except as could not be reasonably expected to result in a Material Adverse Effect.

3.9.3  No Person other than the respective Grantor has any right or interest of any kind or nature in or to the material Intellectual Property owned by Grantor, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit the Intellectual Property or any portion thereof outside of the ordinary course of the respective Grantor’s business.  Each Grantor has good, marketable and exclusive title to, and the valid and enforceable power and right to sell, license, transfer, distribute, use and otherwise exploit, its owned and material Intellectual Property.

3.9.4  Each Grantor has taken or caused to be taken steps so that none of its owned and material Intellectual Property, the value of which to the Grantors are contingent upon maintenance of the confidentiality thereof, have been disclosed by such

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Grantor to any Person other than employees, contractors, customers, representatives and agents of the Grantors who are parties to customary confidentiality and nondisclosure agreements with the Grantors.

3.9.5  To each Grantor’s knowledge, no Person has violated, infringed upon or breached, or is currently violating, infringing upon or breaching, any of the rights of the Grantors to the Intellectual Property or has breached or is breaching any duty or obligation owed to the Grantors in respect of the Intellectual Property except where those violations, infringements or breaches, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

3.9.6  No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Grantor or to which any Grantor is bound that adversely affects its rights to own or use any Intellectual Property except as could not be reasonably expected to result in a Material Adverse Effect, in each case individually or in the aggregate.

3.9.7  No Grantor has received any written notice that remains outstanding challenging the validity, enforceability, or ownership of any Intellectual Property except where those challenges could not reasonably be expected to result in a Material Adverse Effect, and to such Grantor’s knowledge at the date hereof there are no facts upon which such a challenge could be made.

3.9.8  Each Grantor owns directly or is entitled to use, by license or otherwise, all Intellectual Property necessary for the conduct of such Grantor’s business.

3.9.9  Each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademarks and has taken all commercially reasonable action necessary to insure that all licensees of the Trademarks owned or licensed by such Grantor use such adequate standards of quality, except where the failure to use adequate standards of quality could not reasonably be expected to result in a Material Adverse Effect.

3.9.10  The consummation of the transactions contemplated by the Credit Documents will not result in the termination or material impairment of any of the owned and material Intellectual Property.

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated, each of the Initial Grantors agrees, and from and after the effective date of any Supplement hereto substantially in the form of Annex I applicable to any Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Supplement) and thereafter until this Security Agreement is terminated, each such subsequent Grantor agrees:

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4.1.                            General.

4.1.1  Inspection.  Each Grantor will permit the Administrative Agent or, after the occurrence and during the continuance of a Default, any Holder of Secured Obligations, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of such Grantor relating to the Collateral and (iii) to discuss the Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers and employees, all at such reasonable times and upon reasonable notice as the Administrative Agent or, if applicable, such Holder of Secured Obligations may determine, and all at such Grantor’s expense; provided, that until such time as a Default has occurred and is continuing, the Grantors shall only be required to reimburse the Administrative Agent for one such inspection per calendar year.

4.1.2  Taxes.  Such Grantor will pay when due all taxes, assessments and governmental charges and levies upon the Collateral owned by such Grantor, except (i) those which are being contested in good faith by appropriate action and with respect to which adequate reserves have been set aside in accordance with GAAP and with respect to which no Lien exists, and (ii) those which by reason of the amount involved or the remedies available to the taxing authority could not reasonably be expected to have a Material Adverse Effect.

4.1.3  Records and Reports; Notification of Default.  Each Grantor shall keep and maintain materially complete, accurate and proper books and records with respect to the Collateral owned by such Grantor, and furnish to the Administrative Agent, with sufficient copies for each of the Holders of Secured Obligations, such reports relating to the Collateral as the Administrative Agent shall from time to time reasonably request.  Each Grantor will give prompt notice in writing to the Administrative Agent of the occurrence of any Default.

4.1.4  Financing Statements and Other Actions; Defense of Title.  Each Grantor hereby authorizes the Administrative Agent to file, and if requested will execute and deliver to the Administrative Agent, all financing statements describing the Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be requested by the Administrative Agent in order to grant or maintain a first perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor, subject to Liens permitted under Section 8.2 of the Credit Agreement, provided that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Credit Documents to any Liens otherwise permitted under Section 8.2 of the Credit Agreement.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure that the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor will take any and all actions necessary

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to defend title to the Collateral owned by such Grantor against all persons and to defend the security interest of the Administrative Agent in such Collateral and the priority thereof against any Lien not expressly permitted hereunder.

4.1.5  Disposition of Collateral.  No Grantor will sell, lease or otherwise dispose of the Collateral owned by such Grantor except:

(i)                                     such Grantor may make sales, leases, transfers and dispositions that are not prohibited under the Credit Agreement until such time as a Default has occurred and is continuing; and

(ii)                                  such Grantor may engage in transfers, sales, leases and other dispositions of Collateral to the extent not prohibited by the Credit Agreement (other than sales, transfers, leases or dispositions of intellectual property that are vital to such Grantor’s business and without which such Grantor would cease its operations or whose operations would be materially impaired) in the ordinary course of business until such time as a Default has occurred and is continuing and such Grantor has received a notice from the Administrative Agent instructing such Grantor to cease such transactions, sales, leases or other dispositions of Collateral in the ordinary course of business.

4.1.6  Liens.  No Grantor will create, incur, or suffer to exist any Lien on the Collateral owned by such Grantor except Liens permitted pursuant to Section 8.2 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Credit Documents to any Liens otherwise permitted under Section 8.2 of the Credit Agreement.

4.1.7  Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name.  Each Grantor will (except as otherwise permitted hereunder or under the Credit Agreement):

(i)                                     preserve its existence in effect on the date hereof or such other date on which such Grantor becomes a party to this Security Agreement;

(ii)                                  not change its jurisdiction of organization;

(iii)                               not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit “A;” and

(iv)                              not (i) change its name or taxpayer identification number or (ii) change its mailing address,

unless, in each such case, such Grantor shall have given the Administrative Agent not less than 30 days’ prior written notice of such event or occurrence and the Administrative Agent shall have either (x) reasonably determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (y) taken such steps (with the cooperation of such Grantor to

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the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security interest in the Collateral owned by such Grantor.

4.1.8  Other Financing Statements.  No Grantor will suffer to exist or authorize the filing of any valid financing statement naming it as debtor covering all or any portion of the Collateral owned by such Grantor, except any financing statement authorized under Section 4.1.4 hereof.

4.2.                            Inventory and Equipment. Each Grantor will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment owned by such Grantor in good repair, working order and saleable condition (ordinary wear and tear excepted) and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.3.                            Instruments, Securities, Chattel Paper, Documents and Pledged Deposits.  Upon the Administrative Agent’s request, after the occurrence and during the continuance of an Event of Default, each Grantor will deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) (i) any Document evidencing or constituting Collateral and (ii) the originals of all Chattel Paper, Securities and Instruments constituting Collateral, as well as Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Administrative Agent shall specify.  The rights of the Administrative Agent under any allonge delivered in connection with any Instrument constituting Collateral shall be exercised only upon the occurrence and during the continuance of an Event of Default.

4.4.                            Stock and Other Ownership Interests.

4.4.1  Changes in Capital Structure of Issuers.  Except as permitted in the Credit Agreement, no Grantor will (i) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral owned by such Grantor and in which Grantor owns a controlling interest to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Instruments, Securities or other Investment Property in favor of any of the foregoing except to the extent permitted under the Credit Agreement.

4.4.2  Issuance of Additional Securities. Except as permitted by the Credit Agreement, no Grantor will permit or suffer the issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and in which Grantor has a controlling interest to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings, except to such Grantor.

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4.4.3  Registration of Pledged Securities and other Investment Property.  Each Grantor will permit any registerable Collateral owned by such Grantor to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Required Lenders following the occurrence and during the continuance of a Default and without any further consent of such Grantor.

4.4.4  Exercise of Rights in Pledged Securities and other Investment Property.  Each Grantor will permit the Administrative Agent or its nominee at any time after the occurrence and during the continuance of a Default, without notice, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Collateral owned by such Grantor or any part thereof, and to receive all dividends and interest in respect of such Collateral to be applied to the Secured Obligations.

4.5.                            Letter-of-Credit Rights.  Each Grantor will, upon the Administrative Agent’s request, cause each issuer of a letter of credit in a face amount in excess of $250,000, to consent to the assignment of proceeds of the letter of credit in order to give the Administrative Agent Control of the letter-of-credit rights to such letter of credit.

4.6.                            Federal, State or Municipal Claims.  Each Grantor will notify the Administrative Agent of any Collateral having a value in excess of $1,000,000 owned by such Grantor which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof (other than a claim for a tax refund), the assignment of which claim is restricted by federal, state or municipal law.

4.7.                            Intellectual Property.  If, after the date hereof, any Grantor obtains registration or issuance of any new (and material to the conduct of Grantor’s business) Patentable invention, Trademark or Copyright in addition to the Patents, Trademarks and Copyrights described in Part C of Exhibit “B”, which are all of such Grantor’s material Patents, Trademarks and Copyrights as of the date hereof, then such Grantor shall give the Administrative Agent notice thereof, as part of each compliance certificate provided to the Administrative Agent pursuant to the Credit Agreement or within 10 days after the date on which such certificate is required to be delivered.  Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence such security interest in a form appropriate for recording in the applicable federal office.  Each Grantor also hereby authorizes the Administrative Agent to modify this Security Agreement unilaterally (i) by amending Part C of Exhibit “B” to include any future material Patents, Trademarks and/or Copyrights of which the Administrative Agent receives notification from such Grantor pursuant hereto and (ii) by recording, in addition to and not in substitution for this Security Agreement, a duplicate original of this Security Agreement containing in Part C of Exhibit “B” a description of such future Patents, Trademarks and/or Copyrights.

4.8.                            Commercial Tort Claims.  If, after the date hereof, any Grantor identifies the existence of a commercial tort claim belonging to such Grantor that has arisen in the course of such Grantor’s business in an amount in excess of $1,000,000 in addition to the commercial tort claims described in Exhibit “D”, which are all of such Grantor’s commercial tort claims as of the date hereof (excluding claims arising in the ordinary course of business in respect of health and

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workers compensation claims where such Grantor’s insurance carrier has made a payment in respect thereof and has subsequently pursued an action to recover such amount, a portion of which may be remitted to such Grantor), then such Grantor shall give the Administrative Agent prompt notice thereof, but in any event not less frequently than quarterly.  Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence the grant of a security interest therein in favor of the Administrative Agent.

4.9.                            Updating of Exhibits to Security Agreement.  Each Grantor will provide to the Administrative Agent, concurrently with the delivery of the certificate of a financial officer of the Borrower as required by Section 7.2 of the Credit Agreement, updated versions, as necessary, of the Exhibits to this Security Agreement.  Each Grantor, in its discretion, may also from time to time provide additional updates to the Exhibits to this Security Agreement.  Updated versions of Exhibits shall replace the prior versions thereof being updated.  For the avoidance of doubt, the receipt of such updated Exhibits by the Administrative Agent shall not be understood to permit any action prohibited hereunder or constitute a waiver of any provision contained herein.

ARTICLE V

DEFAULT

5.1.                            The occurrence of any one or more of the following events shall constitute a Default:

5.1.1  Any representation or warranty made or deemed made by a Grantor herein or which is contained in any certificate, document or financial or other written statement furnished by such Grantor at any time under or in connection with this Security Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made.

5.1.2  The breach by any Grantor of any of the terms or provisions of Sections 4.1.5 or 4.1.6 or Article VII.

5.1.3  The breach by any Grantor (other than a breach which constitutes a Default under Section 5.1.1 or 5.1.2 hereof) of any of the terms or provisions of this Security Agreement which is not remedied within 30 days after the giving of written notice to such Grantor by the Administrative Agent.

5.1.4  Any material portion of the Collateral shall be transferred or otherwise disposed of, in any manner not permitted by Section 4.1.5 or 8.7 hereof.

5.1.5  The occurrence of any “Event of Default” under, and as defined in, the Credit Agreement.

5.2.                            Acceleration and Remedies.  Upon the acceleration of payment of any principal, interest or other obligations owing under or in connection with the Credit Documents, pursuant to Article IX of the Credit Agreement, all principal, interest, fees and other amounts owing or

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outstanding under the Credit Agreement, and, to the extent provided for under any other Credit Documents, such obligations owing or outstanding under such Credit Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Administrative Agent may, with the concurrence or at the direction of the Required Lenders, exercise any or all of the following rights and remedies:

5.2.1  Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Credit Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to the Administrative Agent and the Holders of Secured Obligations prior to a Default.

5.2.2  Those rights and remedies available to a secured party under the Wisconsin UCC (whether or not the Wisconsin UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

5.2.3  Without notice except as specifically provided in Section 8.1 hereof or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.

The Administrative Agent, on behalf of the Holders of Secured Obligations, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

Notwithstanding the foregoing, the Administrative Agent and Lenders will be subject to those limitations on rights and remedies set forth in Article IX of the Credit Agreement.

5.3.                            Grantors’ Obligations Upon Default.  Upon the request of the Administrative Agent after the occurrence and during the continuance of a Default, each Grantor will:

5.3.1  Assembly of Collateral.  Assemble and make available to the Administrative Agent the Collateral and all records relating thereto at any place or places specified by the Administrative Agent.

5.3.2  Secured Party Access.  Permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

5.4.                            License.  The Administrative Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, each Grantor’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names,

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Trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, such Grantor’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit.  In addition, each Grantor hereby irrevocably agrees that, subject to applicable law, the Administrative Agent may, following the occurrence and during the continuance of a Default, sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

5.5.                            Waiver.  Each Grantor hereby waives, in connection with any foreclosure or other exercise of remedies by the Administrative Agent with respect to the Equity Interests in such Grantor or any Equity Interests held by such Grantor, (i) any requirement that the Administrative Agent or any transferee deliver to such Grantor or its counsel any legal opinion or any other evidence of compliance with, exemption from registration under or a lack of liability of such Grantor under the Securities Act of 1933 or any other applicable state or federal law and (ii) any requirement of the consent of such Grantor to any assignment or transfer.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Administrative Agent or any Holder of Secured Obligations to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy.  No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of the (a)  Required Lenders and (b) each Grantor, and then only to the extent in such writing specifically set forth, provided that the addition of any Domestic Subsidiary as a Grantor hereunder by execution of a Supplement hereto in the form of Annex I (with such modifications as shall be acceptable to the Administrative Agent) shall not require receipt of any consent from or execution of any documentation by the Required Lenders or any other Grantor party hereto.  All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Holders of Secured Obligations until the Secured Obligations (excluding Unliquidated Obligations not then due) have been paid in full.

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ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1.                            Lockboxes.  Upon request of the Administrative Agent after the occurrence and during the continuance of a Default, each Grantor shall execute and deliver to the Administrative Agent irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Administrative Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Administrative Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Administrative Agent.

7.2.                            Collection of Receivables.  The Administrative Agent may at any time after the occurrence and during the continuance of a Default, by giving each Grantor written notice, elect to require that the Receivables be paid directly to the Administrative Agent for the benefit of the Holders of Secured Obligations.  In such event, each Grantor shall, and shall permit the Administrative Agent to, promptly notify the account debtors or obligors under the Receivables owned by such Grantor of the Administrative Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Administrative Agent.  Upon receipt of any such notice from the Administrative Agent, each Grantor shall thereafter hold in trust for the Administrative Agent, on behalf of the Holders of Secured Obligations, all amounts and proceeds received by it with respect to the Receivables and immediately and at all times thereafter during the continuance of a Default deliver to the Administrative Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements.  The Administrative Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4 hereof.

7.3.                            Special Collateral Account.  At any time after the occurrence and during the continuance of a Default, the Administrative Agent may require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the Secured Obligations.  No Grantor shall have any control whatsoever over said cash collateral account.  The Administrative Agent shall apply the collected balances in said cash collateral account promptly to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.

7.4.                            Application of Proceeds.  Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Credit Documents (which shall be applied as specified by the Borrower), or (ii) after a Default has occurred and is continuing and upon request of the Administrative Agent such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent from the Borrower (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees (other than LC Fees) or expense reimbursements then due to the Lenders or the LC Issuer from the Borrower (other than in connection with Banking Services Obligations or Swap Obligations), third, to pay LC Fees and interest then due and payable on the Loans ratably, fourth, to repay principal on the Loans and to repay all outstanding Reimbursement Obligations, ratably, fifth, to

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the Agent for deposit to the Facility LC Collateral Account in an amount equal to the Collateral Shortfall Amount, sixth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Obligations, ratably, and seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower or any other Grantor.  The Borrower shall be liable for any break funding payments resulting from prepayments upon the application of Collateral proceeds.

ARTICLE VIII

GENERAL PROVISIONS

8.1.                            Notice of Disposition of Collateral; Condition of Collateral.  Each Grantor hereby waives notice of the time and place of any public sale occurring during the continuance of a Default or the time after which any private sale or other disposition of all or any part of the Collateral may be made during the continuance of a Default.  To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Borrower, addressed as set forth in Article IX hereof, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.  The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.

8.2.                            Compromises and Collection of Collateral.  The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable.  In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent may reasonably determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts reasonably and in good faith based on information known to it at the time it takes any such action.

8.3.                            Secured Party Performance of Grantor’s Obligations.  Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to (and failed to) perform or pay in this Security Agreement and such Grantor shall reimburse the Administrative Agent for any reasonable amounts paid by the Administrative Agent pursuant to this Section 8.3.  Each Grantor’s obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.4.                            Authorization for Secured Party to Take Certain Action.  Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the reasonable discretion of the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the

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Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iv) during the continuance of a Default, to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Administrative Agent Control over such Securities or other Investment Property, (v) subject to the terms of Section 4.1.5 hereof, to enforce payment of the Instruments, Accounts and Receivables in the name of the Administrative Agent or such Grantor, (vi) during the continuance of a Default, to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder or under any other Credit Document or which are being contested in good faith pursuant to any other Credit Document), and each Grantor agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent in connection therewith, provided that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

8.5.                            Specific Performance of Certain Covenants.  Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.3, 5.3, or 8.7 or in Article VII hereof will cause irreparable injury to the Administrative Agent and the Holders of Secured Obligations, that the Administrative Agent and Holders of Secured Obligations have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Holders of Secured Obligations to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Grantors.

8.6.                            Use and Possession of Certain Premises.  Upon the occurrence and during the continuance of a Default, the Administrative Agent shall be entitled to occupy and use any premises owned or leased by the Grantors where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy.

8.7.                            Dispositions Not Authorized.  No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.5 hereof and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.5 hereof) shall be binding upon the Administrative Agent or the Holders of Secured Obligations unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Lenders.

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8.8.                            Benefit of Agreement.  The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the Holders of Secured Obligations and their respective successors and permitted assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantors shall not have the right to assign their rights or delegate their obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent.

8.9.                            Survival of Representations.  All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.10.                     Taxes and Expenses.  Taxes, costs, fees and expenses in respect of this Security Agreement shall be paid by the Grantors as required by Section 11.5 of the Credit Agreement (with the understanding and agreement of each Grantor that, for purposes hereof, each Grantor shall have the same payment and reimbursement obligations as the Borrower under Section 11.5 even though such Grantor is not specifically referenced in Section 11.5).  Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.11.                     Headings.  The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.12.                     Termination.  This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated (subject to the survival of those terms that survive termination) pursuant to its express terms and (ii) all of the Secured Obligations (other than Unliquidated Obligations) have been paid in full in cash and performed in full and no commitments of the Administrative Agent or the Holders of Secured Obligations which would give rise to any Secured Obligations are outstanding.

8.13.                     Entire Agreement.  This Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Administrative Agent relating to the Collateral.

8.14.                     Governing Law; Jurisdiction; Waiver of Jury Trial.

8.14.1  THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF WISCONSIN.

8.14.2  Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the maximum extent permitted by law, to the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of Wisconsin, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each Grantor hereby irrevocably and unconditionally

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agrees that all claims in respect of any such action or proceeding may be heard and determined in such Wisconsin State or, to the extent permitted by law, in such Federal court.  Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Security Agreement or any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Security Agreement or any other Credit Document against any Grantor or its properties in the courts of any jurisdiction.

8.14.3  Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Credit Document in any court referred to in Section 8.14.2.  Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.14.4  Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Article IX of this Security Agreement, and each of the Grantors hereby appoints the Borrower as its agent for service of process.  Nothing in this Security Agreement or any other Credit Document will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.

8.14.5  WAIVER OF JURY TRIAL.  EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER CREDIT DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GRANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GRANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GRANTORS HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.15.                     Indemnity.  Each Grantor hereby agrees, jointly with the other Grantors and severally, to indemnify the Administrative Agent and the Holders of Secured Obligations, and their respective successors, assigns, agents and employees (the “Indemnified Parties”), from and against any and all liabilities, damages, penalties, suits, costs, and reasonable expenses of any kind and nature (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not an Indemnified Party is a party thereto) imposed on, incurred by or

24

asserted against an Indemnified Party arising out of this Security Agreement, or arising out of or relating to the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by an Indemnified Party or any Grantor, and any claim for Patent, Trademark or Copyright infringement), provided that such indemnity shall not, as to any indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such indemnitee, (y) legal proceedings commenced against or disputes among the indemnified parties by any other indemnified parties or their participants, or (z) the violation by the Administrative Agent or any Holder of Secured Obligations of an express provision of this Security Agreement or any other Credit Document; provided, that with respect to fees and expenses in respect of counsel for the Indemnified Parties in connection with any of the foregoing, the Grantors shall only be required to pay (on a joint and several basis) for the reasonable fees and expenses of one outside counsel (and up to one local counsel in each applicable local jurisdiction and any applicable regulatory counsel) for the Indemnified Parties, unless the Administrative Agent or a Holder of Secured Obligations (or its counsel) determines that it would create actual or potential conflicts of interest to not have individual counsel, in which case the Administrative Agent and such Holder of Secured Obligations may have its own counsel which may be reimbursed in connection with the foregoing.

8.16.                     Subordination of Intercompany Indebtedness.  Each Grantor agrees that any and all claims of such Grantor against any other Grantor (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Secured Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations (other than Unliquidated Obligations); provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing, such Grantor may make loans to and receive payments with respect to Intercompany Indebtedness from each such Obligor to the extent not prohibited by the terms of this Security Agreement and the other Credit Documents.  Notwithstanding any right of any Grantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Grantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Secured Obligations and the Administrative Agent in those assets.  No Grantor shall have any right to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations (other than Unliquidated Obligations) shall have been fully paid and satisfied (in cash) and all Commitments of the Lenders under the Credit Agreement have terminated or expired.  If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other similar action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold (except to the extent not prohibited by the Credit Documents), then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be

25

payable or deliverable upon or with respect to any Indebtedness of such Obligor to any Grantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Secured Obligations, due or to become due, until such Secured Obligations (other than Unliquidated Obligations) shall have first been fully paid and satisfied (in cash).  Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Grantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Secured Obligations (other than Unliquidated Obligations) and the termination, expiration or Cash Collateralization of all Commitments of the Lenders and Facility LCs issued pursuant to the Credit Agreement have been terminated or expired, such Grantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Secured Obligations, in precisely the form received (except for the endorsement or assignment of the Grantor where necessary), for application to any of the Secured Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Grantor as the property of the Holders of Secured Obligations.  If any such Grantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.  Each Grantor agrees that until the Secured Obligations (other than Unliquidated Obligations) have been paid in full (in cash) and satisfied and all Commitments and Facility LCs issued under the Credit Agreement have terminated, expired, or been Cash Collateralized, no Grantor will assign or transfer to any Person (other than the Administrative Agent or the Borrower or another Grantor) any claim any such Grantor has or may have against any Obligor.

8.17.                     Severability.  Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.18.                     Counterparts.  This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy or electronic mail (PDF) shall be effective as delivery of a manually executed counterpart of this Security Agreement.

8.19.                     Release of Collateral.  Notwithstanding Article VI hereof or anything to the contrary set forth herein (but without impairment of any automatic release under Sections 7.10 and 10.11 of the Credit Agreement), if Collateral is permitted to be sold, transferred or assigned by a Grantor pursuant to or in connection with a transaction permitted hereunder or under the Credit Agreement (such as, but not limited to, a permitted asset sale or a permitted sale of a Subsidiary), then the Administrative Agent shall release such Collateral from its Lien thereon; provided, that the Borrower shall deliver a written certificate to the Administrative Agent (upon which the Administrative Agent shall be entitled to conclusively rely) certifying that such transaction is permitted under the Credit Agreement, and providing evidence that reasonably supports such certification, prior to any such release. The Administrative Agent, at the Grantors’ sole cost and expense, shall deliver such documents and make such filings reasonably requested of it to further evidence such release.

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ARTICLE IX

NOTICES

9.1.                            Sending Notices.  Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 11.2 of the Credit Agreement.  Any notice delivered to the Borrower shall be deemed to have been delivered to all of the Grantors.

9.2.                            Change in Address for Notices.  Each of the Grantors, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties in accordance with Section 9.1.

ARTICLE X

THE ADMINISTRATIVE AGENT

U.S. Bank National Association has been appointed Administrative Agent for the Holders of Secured Obligations hereunder pursuant to Article X of the Credit Agreement.  It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Holders of Secured Obligations to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article X.  Any successor Administrative Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, each of the Grantors and the Administrative Agent have executed this Security Agreement as of the date first above written.

JOURNAL MEDIA GROUP, INC., as a
Grantor

By:
Name:
Title:

Signature Page to

Pledge and Security Agreement

U.S. BANK NATIONAL

ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Signature Page to

Pledge and Security Agreement

EXHIBIT “A”
(See Sections 3.3 and 3.4 of Security Agreement)

Prior names, jurisdiction of formation, place of business (if Grantor has only one place of business), chief executive office (if Grantor has more than one place of business), mergers and mailing address:

EXHIBIT “B”
(See Sections 3.7 and 4.7 of Security Agreement)

A. Equipment covered by certificates of title:

Description

B. Aircraft/engines, ships, railcars and other vehicles governed by federal statute:

Description	Registration Number

C.  Patents, Copyrights, Trademarks protected under federal law*; Industrial Designs:

* For (i) Trademarks, show the Trademark itself, the registration date and the registration number; (ii) Trademark applications, show the Trademark applied for, the application filing date and the serial number of the application; (iii) Patents, show the Patent number, issue date and a brief description of the subject matter of the Patent; and (iv) Patent applications, show the serial number of the application, the application filing date and a brief description of the subject matter of the Patent applied for.  Any licensing agreements for Patents or Trademarks should be described on a separate schedule.

EXHIBIT “C”
(See Section 3.1 of Security Agreement)

OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED

Grantor	Filing Office
Journal Media Group, Inc.

EXHIBIT “D”

(See Definition of “Commercial Tort Claims”)

COMMERCIAL TORT CLAIMS

ANNEX I

to

SUBSIDIARY

SECURITY AGREEMENT

Reference is hereby made to the Pledge and Security Agreement (the “Agreement”), dated as of April 1, 2015 made by each of JOURNAL MEDIA GROUP, INC. (the “Borrower”) and certain other Persons party thereto (each an “Initial Grantor”, and together with any additional Persons, including the undersigned, which become parties thereto by executing a Supplement in substantially the form hereof and after giving effect to any Persons released from the Agreement as permitted by the Agreement, the “Grantors”), in favor of the Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement.  By its execution below, the undersigned, [NAME OF NEW GRANTOR], a [                                                    ] [corporation/limited liability company/other] agrees to become, and does hereby become, a Grantor under the Agreement and agrees to be bound by such Agreement as if originally a party thereto.  By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in the Agreement are true and correct in all respects as of the date hereof.  Except as modified pursuant to Schedule A hereto (to the extent such modifications are permitted under the Agreement), [NAME OF NEW GRANTOR] represents and warrants that the supplements to the Exhibits to the Agreement attached hereto are true and correct in all respects and such supplements set forth all information required to be scheduled under the Agreement. To the extent required under the Agreement, [NAME OF NEW GRANTOR] shall take all steps necessary to perfect, in favor of the Administrative Agent, a security interest in and lien against [NAME OF NEW GRANTOR]’s Collateral, including to the extent so required delivering all certificated Securities to the Administrative Agent, and taking all steps necessary to properly perfect the Administrative Agent’s interest in any uncertificated equity or membership interests.

IN WITNESS WHEREOF, [NAME OF NEW GRANTOR], a [                                    ] [corporation/limited liability company/other] has executed and delivered this Annex I counterpart to the Agreement as of this                        day of                         ,         .

[NAME OF NEW GRANTOR]

By:
Title:

EXHIBIT 2.1(b)(i)

FORM OF NOTICE OF BORROWING

Date

U.S. Bank National Association,
as Agent under the Credit
Agreement referred to below
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Fax (612) 303-2262

Attention: Agency Services Group

Gentlemen:

Pursuant to Section 2.1(b) of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of April 1, 2015, among JOURNAL MEDIA GROUP, INC., certain of its Subsidiaries as guarantors, the banks and other financial institutions from time to time parties thereto (the “Lenders”) and U.S. Bank National Association, as administrative agent for the Lenders, the Borrower hereby requests that the following Revolving Loans be made on [date](1) as follows (the “Proposed Borrowing”):

(1)	Total Amount of Loans	$

(2)	Amount of (1) to be allocated to Eurodollar Loans	$

(3)	Amount of (1) to be allocated to Prime Rate Loans	$

	Amount of (1) to be allocated to Swing Line	$

	Ending Balance - Swing Line	$

(4)	Interest Periods and amounts to be allocated thereto in respect of Eurodollar Loan tranches (amounts must total (2)):

	(ii) one month	$

	(iii) two months	$

	(iv) three months	$

	(v) six months (if available to all Lenders)	$

	(vi) twelve months (if available to all Lenders)	$

	(vii) [other Interest Period] (if available to all Lenders)	$

	Total Eurodollar Loans	$

(1)  To be delivered not later than 10:30 A.M. (Milwaukee, Wisconsin time) on the Business Day of the requested borrowing (in the case of Prime Rate Loans), and on the second Business Day prior to the date of the requested borrowing (in the case of Eurodollar Loans).

NOTE: LOAN BORROWINGS MUST BE: (1) IF A PRIME RATE LOAN, IN A MINIMUM AGGREGATE AMOUNT OF $250,000 AND INTEGRAL MULTIPLES OF $100,000 IN EXCESS THEREOF; AND (2) IF A EURODOLLAR LOAN, IN A MINIMUM AGGREGATE AMOUNT OF $2,500,000 AND INTEGRAL MULTIPLES OF $500,000 IN EXCESS THEREOF

Terms defined in the Credit Agreement shall have the same meanings when used herein.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(A)          except as modified pursuant to Section 6.16, the representations and warranties contained in the Credit Agreement (other than, subsequent to the Closing Date, the representations and warranties contained in Section 6.6 and the last sentence of Section 6.1 therein) made by the Borrower and the other Credit Parties therein or which are contained in any certificate furnished at any time under or in connection therewith (as such representations and warranties may be amended from time to time pursuant to the Credit Agreement and the other Credit Documents) are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, with the same effect as though such representations and warranties had been made on and as of the date of such Proposed Borrowing (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(B)          no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours,

JOURNAL MEDIA GROUP, INC.

By:
Title:

EXHIBIT 2.1(e)

FORM OF NOTE

REVOLVING NOTE

$	Milwaukee, Wisconsin

[DATE]

FOR VALUE RECEIVED, the undersigned, JOURNAL MEDIA GROUP, INC., a Wisconsin corporation (the “Borrower”), hereby unconditionally promises to pay, on the Revolving Termination Date (as defined in the Credit Agreement referred to below), to the order of                                (the “Lender”) at the office of U.S. Bank National Association, located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, in lawful money of the United States of America and in immediately available funds, the principal amount of (a)                                              DOLLARS ($                        ), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.1 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof until payment in full of the principal amount at the rates and on the dates set forth in the Credit Agreement.

The holder of this Note is authorized to endorse the date and amount of each Revolving Loan pursuant to Section 2.1 of the Credit Agreement and each payment of principal and interest with respect thereto and its character as a Eurodollar Loan or a Prime Rate Loan on Schedule I annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed; provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Note.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of April 1, 2015 among the Borrower, certain of its Subsidiaries as guarantors, the Lender, the other banks and financial institutions from time to time parties thereto and U.S. Bank National Association, as administrative agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), to which reference is hereby made for a statement of the terms and conditions on which Revolving Loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, other than as set forth in the Credit Agreement.

Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Wisconsin.

JOURNAL MEDIA GROUP, INC.

By:
Title:

Revolving Note

(Journal Media Group)

SCHEDULE I

EXHIBIT 3.2

FORM OF NOTICE OF EXTENSION/CONVERSION

[Date]

U.S. Bank National Association,
as Agent under the Credit
Agreement referred to below
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Fax (612) 303-2262

Attention: Agency Services Group

Gentlemen:

Pursuant to Section 3.2 of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of April 1, 2015 among JOURNAL MEDIA GROUP, INC. (the “Borrower”), certain of its Subsidiaries as guarantors, the banks and other financial institutions from time to time parties thereto (the “Lenders”) and U.S. Bank National Association, as administrative agent for the Lenders, the Borrower hereby requests conversion or extension of the following Loans be made on [date](2) as follows (the “Proposed Extension/Conversion”).

Applicable Loan

(1)	Total Amount of Loans to be extended	$

	(i) Amount of (1) constituting Eurodollar Loans	$

	(A) one month	$	maturity date

	(B) two months	$	maturity date

	(C) three months	$	maturity date

	(D) six months (if available to all Lenders)	$	maturity date

(2)  To be delivered to the Agent prior to 10:30 A.M. (Milwaukee, Wisconsin time) on the Business Day of (in the case of conversion of a Eurodollar Loan into a Prime Rate Loan) and on the second Business Day prior to (in the case of the extension of a Eurodollar Loan as, or conversion of a Prime Rate Loan into a Eurodollar Loan) the date of the proposed extension or conversion.

Eurodollar Loans may only be converted into Prime Rate Loans on the last day of the Interest Period applicable thereto.

	(E) twelve months (if available to all Lenders)	$	maturity date

	(F) [other Interest Period] (if available to all Lenders)	$	maturity date

	(ii) Amount of (1) constituting Prime Rate Loans	$

(2)	Total Amount of Loans to be converted	$

	(i) Amount of (2) constituting Eurodollar Loans to be converted into Prime Rate Loans	$

Interest Periods and amounts of Loans to be converted

	(A) one month	$

	(B) two months	$

	(C) three months	$

	(D) six months	$

	(E) twelve months	$

	(F) [other Interest Period]	$

	(ii) Amount of (2) constituting Prime Rate Loans to be converted into Eurodollar Loans	$

Interest Periods and amounts into which such Prime Rate Loans will be converted

	(A) one month	$	maturity date

	(B) two months	$	maturity date

	(C) three months	$	maturity date

	(D) six months (if available to all Lenders)	$	maturity date

	(E) twelve months (if available to all Lenders)	$	maturity date

	(F) [other Interest Period] (if available to all Lenders)	$	maturity date

NOTE: LOANS EXTENDED AS, OR CONVERTED INTO, EURODOLLAR LOANS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF $2,500,000 AND INTEGRAL MULTIPLES OF $500,000 IN EXCESS THEREOF.

Terms defined in the Credit Agreement shall have the same meanings when used herein

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Extension/Conversion:

(A)          except as modified pursuant to Section 6.16, the representations and warranties contained in the Credit Agreement (other than, subsequent to the Closing Date, the representations and warranties contained in Section 6.6 and the last sentence of Section 6.1 therein) made by the Borrower and the other Credit Parties therein or which are contained in any other certificate furnished at any time under or in connection therewith (as such representations and warranties may be amended from time to time pursuant to the Credit Agreement and the other Credit Documents) are and will be true and correct in all material respects, both before and after giving effect to the Proposed Extension/Conversion and to the application of the proceeds thereof, with the same effect as though such representations and warranties had been made on and as of the date of such Proposed Extension/Conversion (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(B)          no Default or Event of Default has occurred and is continuing, or would result from such Proposed Extension/Conversion or from the application of the proceeds thereof.

Very truly yours,

JOURNAL MEDIA GROUP, INC.

By:
Title:

EXHIBIT 5.1(b)

LIST OF CLOSING DOCUMENTS

[Attached].

JOURNAL MEDIA GROUP, INC.

CREDIT AGREEMENT

April 1, 2015

LIST OF CLOSING DOCUMENTS

A.                                    LOAN DOCUMENTS

1.                                      Credit Agreement (the “Credit Agreement”).

EXHIBITS

Exhibit 1.1	Security Agreement
Exhibit 2.1(b)(i)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Note
Exhibit 3.2	Form of Notice of Extension/Conversion
Exhibit 5.1(b)	List of Closing Documents
Exhibit 5.1(c)	Form of Certificate of Financial Condition
Exhibit 5.1(f)	Form of Certificate of Secretary of the Borrower
Exhibit 5.1(i)	Form of Closing Certificate
Exhibit 5.1(p)	Form of Authorization Letter
Exhibit 7.10	Form of Joinder Agreement
Exhibit 11.6(c)	Form of Commitment Transfer Supplement

SCHEDULES

Schedule 2.1(a)	Commitments
Schedule 2.1(d)	Applicable Percentages
Schedule 6.10	Environmental Matters
Schedule 6.12	Subsidiaries
Schedule 8.1	Permitted Indebtedness
Schedule 8.2	Permitted Liens
Schedule 8.7	Transactions with Affiliates
Schedule 11.2	Schedule of Lenders

2.                                      Notes (for those Lenders that have requested such Notes).

3.                                      Security Agreement.

EXHIBITS

Exhibit A                                                                Legal Name, Jurisdiction and Principal Place of Business

Exhibit B                                                                Patents, Copyrights and Trademarks Protected under Federal Law; Equipment Subject to Certificates of Title; Other Collateral subject to Federal statute

Exhibit C                                                                UCC Financing Statement Filing Locations

Exhibit D                                                                Commercial Tort Claims

4.                                      Certificates of Insurance listing the Administrative Agent as (x) lender loss payee or assignee, as applicable, for the property, casualty and business interruption insurance policies of the Credit Parties, and (y) additional insured with respect to the liability insurance of the Credit Parties.

B.                                    UCC AND OTHER COLLATERAL-RELATED DELIVERIES

5.                                      UCC, tax lien and name variation search reports naming each Credit Party, Journal Communications, Inc., each Subsidiary thereof, The E.W. Scripps Company, Inc., and each subsidiary thereof, as debtors from the appropriate offices in the relevant jurisdictions.

6.                                      UCC-1 financing statements naming the Credit Parties as debtors and the Administrative Agent as secured party.

7.                                      UCC-3 financing statements terminating filings made under Journal Communications, Inc.’s credit agreement agented by U.S. Bank National Association.

8.                                      UCC-3 financing statements terminating filings made under the credit agreement agented by SunTrust Bank.

9.                                      IP termination documents terminating filings made under Journal Communications, Inc.’s credit agreement agented by U.S. Bank National Association.

10.                               IP termination documents terminating filings made under the credit agreement agented by SunTrust Bank.

C.                                    CORPORATE DOCUMENTS

11.                               Certificate of a Director, Secretary, Assistant Secretary or other duly appointed and authorized officer of each Credit Party, substantially in the form of Exhibit 5.1(f) to the Credit Agreement, certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Credit Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its incorporation or organization, since the date of the certification thereof by the Secretary of State, (ii) the By-Laws or other applicable organizational or constitutional document, as attached thereto, of such Credit Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Credit Party authorizing the execution, delivery and performance of each Credit

Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Credit Party authorized to sign the Credit Documents to which it is a party, and (in the case of the Borrower) authorized to request borrowings under the Credit Agreement.

12.                               Good Standing Certificate for each Credit Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization.

D.                                    OPINIONS

13.                               Opinion letter of Foley & Lardner, LLP, special counsel to the Credit Parties, addressed to the Administrative Agent and the Holders of Secured Obligations.

E.                                     CLOSING CERTIFICATES AND MISCELLANEOUS

14.                               Certificate signed by a Responsible Officer of the Borrower, in the form of Exhibit 5.1(i) to the Credit Agreement, certifying as of the Closing Date that (i) no Default or Event of Default exists, (ii) all representations and warranties of each Credit Party set forth in the Credit Documents are true and correct and (iii) since December 31, 2014, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

15.                               Certificate of Financial Condition, in the form of Exhibit 5.1(c) to the Credit Agreement.

16.                               Notice of Borrowing, in the form of Exhibit 2.1(b)(i) to the Credit Agreement.

17.                               Notice of Authorization Letter, in the form of Exhibit 5.1(p) to the Credit Agreement.

18.                               Copy of the fully executed and complete Master Transaction Agreement certified as true, accurate and correct by a Responsible Officer of the Borrower.

19.                               Payoff letter in respect of Journal Communications, Inc. credit agreement under which U.S. Bank National Association acts as Administrative Agent.

20.                               Lien release letter in respect of the credit agreement under which SunTrust Bank acts as Administrative Agent.

21.                               Mortgage Releases in respect of the credit agreement under which SunTrust Bank acts as Administrative Agent.

22.                               DACA Termination Notices in respect of the credit agreement under which SunTrust Bank acts as Administrative Agent.

23.                               Termination of Uncertificated Securities Control Agreements in respect of the credit agreement under which SunTrust Bank acts as Administrative Agent.

24.                               Authority to Debit Account.

F.                                      POST-CLOSING

25.                               Post-filing UCC searches.

26.                               Within thirty (30) days after the date of the Credit Agreement (or such later date as may be approved by the Agent in its reasonable discretion), IP security agreements, with schedules attached thereto, and IP assignment agreements.

27.                               Within thirty (30) days after the date of the Credit Agreement (or such later date as may be approved by the Agent in its reasonable discretion), insurance endorsements with respect to (x) all “All Risk” physical damage insurance policies on all of the Credit Parties’ tangible personal property and assets and business interruption insurance policies naming the Agent as lender loss payee, and (y) all general liability and umbrella liability policies naming the Agent an additional insured pursuant to standard mortgagee provisions.

EXHIBIT 5.1(c)

FORM OF CERTIFICATE OF FINANCIAL CONDITION

April [    ], 2015

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.              I am the [INSERT NAME OF OFFICER] of JOURNAL MEDIA GROUP, INC., a Wisconsin corporation (the “Borrower”).

2.              Reference is made to that certain Credit Agreement, dated as of April 1, 2015 (as amended, supplemented, or modified from time to time in accordance with the terms thereof, the “Credit Agreement”), among the Borrower, certain of its Subsidiaries as guarantors, the banks and other financial institutions from time to time parties thereto (the “Lenders”) and U.S. Bank National Association, as agent for the Lenders (in such capacity, the “Agent”).  Capitalized definitional terms used but not defined herein have the meanings given such terms in the Credit Agreement.

3.              I have reviewed the terms of the Credit Agreement together with each of the material documents related to the financings contemplated thereby, and I am familiar with the affairs and records of the Borrower and its Subsidiaries as they relate to the matters dealt with in this Certificate.  In connection with the conclusions set forth in the paragraph below, I have made such investigation and inquiry as I have deemed necessary and prudent and specifically relied on historical information and other data supplied by the personnel of the Borrower and its Subsidiaries who are directly responsible for the various operations involved.

Based upon my review described in paragraph 3 above, I certify to the Lenders and the Agent that as of the date hereof, and after giving effect to the transactions evidenced by the Master Transaction Agreement and the incurrence of all Indebtedness and Guarantee Obligations being incurred in connection therewith, the Borrower, individually, is, and the Borrower and its Subsidiaries, collectively, are, Solvent.

I understand that the Lenders are relying on the truth and accuracy of the foregoing in connection with their entering into the Credit Agreement and making Loans thereunder.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned has duly executed this Solvency Certificate as of the date first written above.

Name:
Title:

EXHIBIT 5.1(f)

FORM OF CERTIFICATE OF [INSERT NAME OF OFFICER] OF THE BORROWER

April [  ], 2015

Pursuant to Section 5.1(f) of the Credit Agreement (the “Credit Agreement”), dated as of April 1, 2015, among JOURNAL MEDIA GROUP, INC. (the “Borrower”), certain of its Subsidiaries as guarantors, the banks and other financial institutions from time to time parties thereto (the “Lenders”) and U.S. Bank National Association, as administrative agent for the Lenders (in such capacity, the “Agent”), the undersigned [INSERT NAME OF OFFICER] of Borrower hereby certifies to the Lenders and the Agent as follows.

1                                         Attached hereto as Annex I is a true and complete copy of resolutions duly adopted by the Board of Directors of Borrower and such resolutions have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate resolutions of Borrower now in force relating to or affecting the matters referred to therein.

2.                                      Attached hereto as Annex II is a true and complete copy of the Bylaws of Borrower as in effect on the date hereof.

3.                                      Attached hereto as Annex III is a true and complete copy of the Articles of Incorporation of Borrower and all amendments thereto as in effect on the date hereof.

4.                                      The following persons are now duly elected and qualified officers of Borrower, holding the offices indicated next to their names below, and such officers have held such offices with Borrower at all relevant times to and including the date hereof, and the signatures appearing opposite their names below are their true and genuine signatures, and such officers are duly authorized to execute and deliver, on behalf of Borrower, the Credit Agreement, the Notes and the other Credit Documents (all as defined in the Credit Agreement) and to act as authorized officers on behalf of Borrower under the Credit Agreement:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned has hereunto set his/her name and affixed the corporate seal of Borrower.

By:
Title:

I,                                       ,                                                of Borrower, hereby certify that                             , whose genuine signature appears above, is, and has been at all relevant times to and including the date hereof, the duly elected, qualified and acting [INSERT NAME OF OFFICER] of Borrower.

By:

Title:

EXHIBIT 5.1(i)

FORM OF CLOSING CERTIFICATE

Reference is made to that certain Credit Agreement, dated as of April 1, 2015 (the “Credit Agreement”), by and among JOURNAL MEDIA GROUP, INC. (the “Borrower”), certain of its Subsidiaries as guarantors, the banks and other financial institutions from time to time parties thereto (the “Lenders”) and U.S. Bank National Association, as administrative agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned, being the duly elected, qualified and acting                                              of the Borrower HEREBY CERTIFIES to the Agent as follows:

1.                                      Each of the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Credit Documents are true and correct on and as of the date hereof;

2                                         Immediately prior to, and after giving effect to, the making of the initial Loans by the Lenders to the Borrower, no Default or Event of Default will exist; and

3.                                      Since December 31, 2014, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the          of April, 2015.

JOURNAL MEDIA GROUP, INC.

By
Name:
Title:

EXHIBIT 5.1(p)

FORM OF AUTHORIZATION LETTER

[Company Letterhead]

NOTICE OF AUTHORIZED BORROWERS

U S. Bank National Association,
as Agent under the Credit
Agreement referred to below
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Fax (612) 303-2262

Attention: Agency Services Group

Please be advised that the following people are authorized to request advances, principal reductions or fixed rate contracts (e.g. Eurodollar Loans) under the credit facility referenced in the Credit Agreement, dated as of April 1, 2015, among JOURNAL MEDIA GROUP, INC., certain of its Subsidiaries as guarantors, the banks and other financial institutions from time to time parties thereto as Lenders, and U.S. Bank National Association, as administrative agent for the Lenders:

	Name	Title
1.
2.
3.
4.
5.

DATED:	JOURNAL MEDIA GROUP, INC.

By:

Title:

EXHIBIT 7.10

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of                         , is by and between                                       , a                                        (the “Subsidiary”), and U.S. Bank National Association, in its capacity as administrative agent under that certain Credit Agreement (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”), dated as of April 1, 2015, by and among Journal Media Group, Inc., a Wisconsin corporation (the “Borrower”), other Credit Parties party thereto, the Lenders party thereto and U.S. Bank National Association, as administrative agent (the “Agent”). All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Subsidiary meets the Threshold Requirement, and, consequently, the Borrower and the other Credit Parties are required by Section 7.10 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Agent, for the benefit of the Lenders:

1.                                      The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement, a “Guarantor” for all purposes of the Credit Agreement and the other Credit Documents and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Credit Documents.  The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Documents, including without limitation (i) all of the representations and warranties of the Credit Parties set forth in Section 6 of the Credit Agreement, (ii) all of the affirmative and negative covenants set forth in Sections 7 and 8 of the Credit Agreement, and (iii) all of the undertakings and waivers set forth in Section 4 of the Credit Agreement.  Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary hereby (i) jointly and severally, together with the other Guarantors, guarantees to each Lender and the Agent, as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof and (ii) agrees that if any of the Credit Party Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Subsidiary will, jointly and severally, together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal and (iii) agrees to execute such amendments to the Credit Agreement and the other Credit Documents, as the Agent shall reasonably determine are necessary to effect the intent and purposes of this Agreement.

2.                                      This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

The remainder of this page intentionally is blank.

IN WITNESS WHEREOF, the Subsidiary has caused this Agreement to be duly executed by its authorized officers, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written

[SUBSIDIARY]

By:

Title:

Acknowledged and accepted:

U.S. Bank National Association, as Administrative Agent

By:

Title:

EXHIBIT 11.6(c)

FORM OF COMMITMENT TRANSFER SUPPLEMENT

Reference is made to the Credit Agreement, dated as of April 1, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among JOURNAL MEDIA GROUP, INC. (the “Borrower”), certain of its Subsidiaries as guarantors, the banks and financial institutions from time to time parties thereto and U.S. Bank National Association, as administrative agent for the Lenders (in such capacity, the “Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                                      (the “Transferor Lender”) and                                      (the “Purchasing Lender”) agree as follows.

1                                         The Transferor Lender hereby irrevocably sells and assigns to the Purchasing Lender without recourse to the Transferor Lender, and the Purchasing Lender hereby irrevocably purchases and assumes from the Transferor Lender without recourse to the Transferor Lender, as  of the Transfer Effective Date (as defined below), a       % interest (the “Assigned Interest”) in and to the Transferor Lender’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on such Schedule 1.

2                                         The Transferor Lender (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that the Transferor Lender has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Agent exchange the attached Note for a new Note payable to the Purchasing Lender and (ii) if the Transferor Lender has retained any interest in the Assigned Facility, requests that the Agent exchange the attached Note for a new Note payable to the Transferor Lender, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date).

3                                         The Purchasing Lender (a) represents and warrants that it is legally authorized to enter into this Commitment Transfer Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (c) agrees that it will, independently and without reliance upon the Transferor Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 3.9 of the Credit Agreement.

4.                                      The effective date of this Commitment Transfer Supplement shall be                            (the “Transfer Effective Date”).  Following the execution of this Commitment Transfer Supplement, it will be delivered to the Agent for acceptance by it and recording by the Agent pursuant to the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Agent, be earlier than five Business Days after the date of such acceptance and recording by the Agent).

5.                                      Upon such acceptance and recording, from and after the Transfer Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Fees and other amounts) to the Purchasing Lender whether such amounts have accrued prior to the Transfer Effective Date or accrue subsequent to the Transfer Effective Date. The Transferor Lender and the Purchasing Lender shall make all appropriate adjustments in payments by the Agent for periods prior to the Transfer Effective Date or, with respect to the making of this assignment, directly between themselves.

6.                                      From and after the Transfer Effective Date, (a) the Purchasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Transferor Lender shall, to the extent provided in this Commitment Transfer Supplement, relinquish its rights and be released from its obligations under the Credit Agreement.

7.                                      This Commitment Transfer supplement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1

TO COMMITMENT TRANSFER SUPPLEMENT

RELATING TO THE CREDIT AGREEMENT,

DATED AS OF APRIL 1, 2015,

AMONG

JOURNAL MEDIA GROUP, INC.

THE LENDERS NAMED THEREIN

AND

U.S. BANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT FOR THE
LENDERS (IN SUCH CAPACITY, THE “AGENT”)

Name of Transferor Lender:

Name of Purchasing Lender:

Transfer Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Assigned(3)
	$	.	%

[NAME OF PURCHASING LENDER]	[NAME OF TRANSFEROR LENDER]

By:	By:
Name:	Name:
Title:	Title:
Accepted:	Consented to:

[NAME OF PURCHASING LENDER]	[NAME OF TRANSFEROR LENDER]

By:	By:
Name:	Name:
Title:	Title:
Accepted:	Consented to:

(3)  Calculate the Commitment that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.